                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-47350


[THE CHASE MANHATTAN CORPORATION LOGO]                          [JP MORGAN LOGO]
  TO THE STOCKHOLDERS OF THE CHASE MANHATTAN CORPORATION AND J.P. MORGAN & CO.
                                  INCORPORATED

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated have approved an agreement to merge our two companies. The proposed merger will create one of the largest and most globally diversified financial services companies in the world and will provide us with a unique opportunity to leverage our premier brands and comprehensive capabilities across an unparalleled client franchise. We believe that the combined company, which will be named J.P. Morgan Chase & Co., will be a formidable competitor in financial services, positioned for superior growth and profitability in the rapidly changing financial services industry.


     IN THE PROPOSED MERGER, J.P. MORGAN WILL MERGE INTO CHASE, AND J.P. MORGAN COMMON STOCKHOLDERS WILL RECEIVE 3.7 SHARES OF CHASE COMMON STOCK FOR EACH SHARE OF J.P. MORGAN COMMON STOCK THEY OWN. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Based on the closing price of Chase's common stock on the New York Stock Exchange (trading symbol "CMB") on September 12, 2000, the last day before public announcement of the merger, the 3.7 exchange ratio represented approximately $207 in value for each share of J.P. Morgan common stock. Based on Chase's closing price on November 21, 2000 of $38.75, the 3.7 exchange ratio represented approximately $143 in value for each share of J.P. Morgan common stock. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF CHASE AND J.P. MORGAN COMMON STOCK.


     We expect the merger will be a tax-free transaction for Chase's stockholders and, in general, for J.P. Morgan's stockholders, except for the receipt by J.P. Morgan stockholders of cash instead of fractional shares of common stock of the combined company. Upon completion of the merger, we estimate that J.P. Morgan's former stockholders will own approximately 34% of the common stock of J.P. Morgan Chase & Co.

     We will each hold a special meeting at which we will ask our common stockholders to approve the merger. Information about these meetings and the merger is contained in this joint proxy statement-prospectus. IN PARTICULAR, SEE "RISK FACTORS" BEGINNING ON PAGE 19. We urge you to read this document carefully and in its entirety.

     WHETHER OR NOT YOU PLAN TO ATTEND YOUR SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

     Each of our boards of directors unanimously recommends that its stockholders vote FOR the merger. We strongly support this combination of our companies and join our boards in their recommendations.

       /s/ WILLIAM B. HARRISON, Jr.                        /s/ DOUGLAS A. WARNER III
         William B. Harrison, Jr.                            Douglas A. Warner III
   Chairman and Chief Executive Officer               Chairman and Chief Executive Officer
     The Chase Manhattan Corporation                     J.P. Morgan & Co. Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Chase or J.P. Morgan, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


     This joint proxy statement-prospectus is dated November 21, 2000, and is first being mailed to stockholders of Chase and J.P. Morgan on or about November 22, 2000.

                             ADDITIONAL INFORMATION

     This joint proxy statement-prospectus incorporates important business and financial information about Chase and J.P. Morgan from other documents that are not included in or delivered with this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:


-  if you are a Chase stockholder:                  -  if you are a J.P. Morgan
   ChaseMellon Shareholder Services, L.L.C.         stockholder:
   By Mail: 44 Wall Street, 7th Floor                  Morrow & Co. Inc.
             New York, New York 10005                  By Mail: 445 Park Avenue
   By E-mail: cmbjpm@chasemellon.com                             New York, New York 10022
   By Telephone:                                       By E-mail:
      Within U.S.: 1-888-244-9762                   information@morrowco.com
      Outside U.S.:                                    By Telephone:
        From most non-U.S. locations:                     Within U.S.: 1-800-607-0088
           1-866-293-6616 (toll-free)                     Outside U.S.: 44-207-222-4645
        From all other non-U.S. locations:
           1-201-373-5665


     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY DECEMBER 15, 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.


     See "Where You Can Find More Information" beginning on page 101.

                            VOTING ELECTRONICALLY OR
                                  BY TELEPHONE

     Chase stockholders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose at http://www.eproxy.com/cmbsp/ and following the instructions; or

     - by telephone by calling the toll-free number 1-800-840-1208 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

     J.P. Morgan stockholders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose at http://www.eproxyvote.com/jpm and following the instructions; or

     - by telephone by calling the toll-free number 1-877-779-8683 in the United States or Canada on a touch-tone phone and following the recorded instructions. J.P. Morgan stockholders calling from another country may call 1-201-536-8073.

                                          [THE CHASE MANHATTAN CORPORATION LOGO]
THE CHASE MANHATTAN CORPORATION
270 PARK AVENUE
NEW YORK, NEW YORK 10017

                NOTICE OF SPECIAL MEETING OF CHASE STOCKHOLDERS


- DATE: DECEMBER 22, 2000


- TIME: 11:00 A.M., NEW YORK TIME

- PLACE: AUDITORIUM
         THE CHASE MANHATTAN BANK
         ONE CHASE MANHATTAN PLAZA
         NEW YORK, NEW YORK 10081

To Chase Stockholders:

     We are pleased to notify you of and invite you to a special meeting of stockholders.

     At the meeting you will be asked to vote on the following matter:

     - Proposal to adopt a merger agreement between The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated pursuant to which J.P. Morgan will merge into Chase as described in the attached joint proxy statement-prospectus.

     Common stockholders of record at the close of business on November 15, 2000 may vote at the meeting.

     Under Delaware law, holders of Chase's fixed/adjustable noncumulative preferred stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures under Delaware law will be entitled to receive a cash payment for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the attached joint proxy statement-prospectus under the caption "The Merger -- Appraisal Rights." In addition, the text of the applicable provisions of Delaware law is attached as Annex F to the attached joint proxy statement-prospectus.

     Your vote is important. Please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

                                          By Order of the Board of Directors

                                          Anthony J. Horan
                                          Secretary


November 21, 2000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS    [JP MORGAN LOGO]


DATE:   DECEMBER 22, 2000

TIME:   9:00 A.M., NEW YORK TIME
PLACE:  ROOM 101-AMPHITHEATER
        23 WALL STREET
        NEW YORK, NEW YORK 10260

To J.P. Morgan Stockholders:

     We are pleased to notify you of and invite you to a special meeting of stockholders. The purpose of the special meeting is:

     - To consider and vote upon a proposal to adopt a merger agreement between The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated pursuant to which J.P. Morgan will merge into Chase as described in the attached joint proxy statement-prospectus.

     Common stockholders of record at the close of business on November 15, 2000 may vote at the meeting.

     Under Delaware law, holders of shares of J.P. Morgan's Series B, C, D, E and F preferred stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures under Delaware law will be entitled to receive a cash payment for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the attached joint proxy statement-prospectus under the caption "The Merger -- Appraisal Rights." In addition, the text of the applicable provisions of Delaware law is attached as Annex F to the attached joint proxy statement-prospectus.

     Your vote is important. Please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

                                          Rachel F. Robbins
                                          Secretary


November 21, 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE
  SPECIAL MEETINGS..........................................    1

SUMMARY.....................................................    3
  J.P. Morgan Common Stockholders to Receive 3.7 Shares of
     J.P. Morgan Chase & Co. Common Stock for each J.P.
     Morgan Common Share; Chase Stockholders to Keep Their
     Shares.................................................    3
  Exchange Ratio is Fixed and Will Not be Adjusted in
     Response to Changes in Our Stock Prices................    3
  Merger Generally Tax-Free to Stockholders.................    4
  Continuation of Current Dividend Policy...................    5
  Our Boards of Directors Recommend that Chase and J.P.
     Morgan Stockholders Approve the Merger.................    5
  Financial Advisors Say Merger is Fair to Common
     Stockholders...........................................    5
  Appraisal Rights For Some Preferred Stockholders But Not
     For Common Stockholders................................    6
  Financial Interests of Our Directors and Executive
     Officers in the Merger.................................    6
  Chase and J.P. Morgan to Hold Special Meetings............    6
  Record Date; Majority Stockholder Votes Required..........    7
  Merger Accounting Treatment to be Pooling of Interests....    7
  Directors and Management Following the Merger.............    7
  Regulatory Approvals We Must Obtain for the Merger........    7
  Expected Timing of Merger.................................    8
  Conditions to Completion of the Merger....................    8
  Termination of the Merger Agreement; Fees Payable.........    8
  Chase and J.P. Morgan Granted Stock Options to Each
     Other..................................................    9
  Information About Chase and J.P. Morgan...................    9
  Selected Historical and Pro Forma Financial Data..........   11
  Comparative Per Share Data................................   18

RISK FACTORS................................................   19

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............   21

THE SPECIAL MEETINGS........................................   22
  Joint Proxy Statement-Prospectus..........................   22
  Date, Time and Place of the Special Meetings..............   22
  Purpose of the Special Meetings...........................   22
  Record Date for the Special Meetings......................   22
  Votes Required............................................   22
  Proxies...................................................   23
  Voting Electronically or by Telephone.....................   24
  Solicitation of Proxies...................................   24

THE MERGER..................................................   26
  Effect of Merger; What You Will Receive in the Merger.....   26
  Background of the Merger..................................   26
  Reasons of Both Boards of Directors for the Merger........   28
  Recommendation of, and Factors Considered by, Chase's
     Board of Directors.....................................   31
  Recommendation of, and Factors Considered by, J.P.
     Morgan's Board of Directors............................   33
  Opinions of Financial Advisors............................   36
  Interests of Directors and Executive Officers in the
     Merger.................................................   51

                                                              PAGE
                                                              ----
  Board of Directors and Management After the Merger........   53
  Material United States Federal Income Tax Consequences of
     the Merger.............................................   54
  Accounting Treatment of the Merger........................   56
  Regulatory Approvals......................................   56
  Exchange of J.P. Morgan Stock Certificates................   58
  Treatment of Stock Options and Other Equity-Based
     Awards.................................................   59
  Restrictions on Sales of Shares by Affiliates of Chase and
     J.P. Morgan............................................   59
  Stock Exchange Listings...................................   60
  Appraisal Rights..........................................   60
  Delisting and Deregistration of J.P. Morgan Stock after
     the Merger.............................................   62
  Effect of Merger on J.P. Morgan Dividend Reinvestment
     Plan...................................................   62
  The Merger Agreement......................................   62
  Stock Option Agreements...................................   70

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.................   74

DESCRIPTION OF CHASE CAPITAL STOCK..........................   87
  Common Stock..............................................   87
  Existing Chase Preferred Stock............................   87
  Preferred Stock to be Issued in the Merger................   90
  Depositary Shares.........................................   92
  Anti-Takeover Considerations..............................   94

COMPARISON OF STOCKHOLDER RIGHTS............................   95
  Capitalization............................................   95
  Voting Rights.............................................   95
  Number and Election of Directors..........................   95
  Vacancies on the Board of Directors and Removal of
     Directors..............................................   96
  Amendments to the Certificate of Incorporation............   96
  Amendments to By-laws.....................................   96
  Action by Written Consent.................................   96
  Ability to Call Special Meetings..........................   97
  Notice of Stockholder Action..............................   97
  Limitation of Personal Liability of Directors and
     Officers...............................................   98
  Indemnification of Directors and Officers.................   98
  State Anti-Takeover Statutes..............................   99

LEGAL MATTERS...............................................  100

EXPERTS.....................................................  100

STOCKHOLDER PROPOSALS.......................................  100

WHERE YOU CAN FIND MORE INFORMATION.........................  101

ANNEX A  --   Agreement and Plan of Merger
ANNEX B  --   J.P. Morgan Stock Option Agreement
ANNEX C  --   Chase Stock Option Agreement
ANNEX D  --   Opinion of Chase Securities Inc.
ANNEX E  --   Opinion of J.P. Morgan Securities Inc.
ANNEX F  --   Section 262 of the Delaware General Corporation Law

     QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed postage-paid envelope, or, if available, by submitting your proxy or voting instruction by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER OR BANK, WILL MY BROKER OR BANK VOTE MY SHARES FOR ME?

A: Your broker or bank will vote your shares held by it in "street name" only if you provide instructions to it on how to vote. You should follow the directions your broker or bank provides. Shares that are not voted because you do not properly instruct your broker or bank will have the effect of votes against the merger.

Q:  WHAT IF I DON'T VOTE?

A: - If you fail to respond, it will have the same effect as a vote against the merger.

     - If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

     - If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

     - By submitting a written statement that you would like to revoke your proxy to the Secretary of Chase or J.P. Morgan, as appropriate, before your special meeting.

     - By submitting a new proxy before your special meeting.

     - If you are a holder of record, you can attend the special meeting and vote in person.

    If you submit your proxy or voting instruction electronically through the Internet or by telephone, you can change your vote by submitting a proxy or voting instruction at a later date, in which case your later-submitted proxy or voting instruction will be recorded and your earlier proxy or voting instruction revoked. If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are a J.P. Morgan stockholder, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for J.P. Morgan Chase & Co. shares. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY. If you are a Chase stockholder, you will keep your existing shares, which will remain outstanding and unchanged as shares of Chase -- which will be renamed J.P. Morgan Chase & Co. following the merger.

Q:  WHY AM I RECEIVING THIS JOINT PROXY STATEMENT-PROSPECTUS?

A: We are delivering this document to you because it is serving as both a joint proxy statement of Chase and J.P. Morgan and a prospectus of Chase. It is a joint proxy statement because it is being used by our boards of directors to solicit the proxies of our common stockholders. It is a prospectus because Chase is offering shares of its common stock and preferred stock in exchange for shares of J.P. Morgan common stock and preferred stock if the merger is completed.

   This document is also being sent to holders of preferred stock of Chase and J.P. Morgan to provide them with notice of the special meetings as required by Delaware law. None of those preferred stockholders is entitled to vote at the special meetings; however, certain of those holders have appraisal rights under Delaware law, as described under "The Merger -- Appraisal Rights."

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card or voting instruction card, you should contact:


-  if you are a Chase stockholder:                  -  if you are a J.P. Morgan
   ChaseMellon Shareholder Services, L.L.C.         stockholder:
   By Mail: 44 Wall Street, 7th Floor                  Morrow & Co. Inc.
             New York, New York 10005                  By Mail: 445 Park Avenue
   By E-mail: cmbjpm@chasemellon.com                             New York, New York 10022
   By Telephone:                                       By E-mail:
      Within U.S.: 1-888-244-9762                   information@morrowco.com
      Outside U.S.:                                    By Telephone:
        From most non-U.S. locations:                     Within U.S.: 1-800-607-0088
           1-866-293-6616 (toll-free)                     Outside U.S.: 44-207-222-4645
        From all other non-U.S. locations:
           1-201-373-5665

                                    SUMMARY

     This summary highlights selected information in this joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Chase and J.P. Morgan into this joint proxy statement-prospectus. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 101 of this joint proxy statement-prospectus.

J.P. MORGAN COMMON STOCKHOLDERS TO RECEIVE 3.7 SHARES OF J.P. MORGAN CHASE & CO. COMMON STOCK FOR EACH J.P. MORGAN COMMON SHARE; CHASE STOCKHOLDERS TO KEEP THEIR SHARES

     J.P. Morgan common stockholders will receive 3.7 shares of common stock of Chase -- which will be renamed J.P. Morgan Chase & Co. at the time of the merger -- for each share of J.P. Morgan common stock they own.

     Chase stockholders will keep their shares, which will remain outstanding and unchanged as shares of J.P. Morgan Chase & Co. following the merger.

     J.P. Morgan preferred stockholders will receive, for each share of J.P. Morgan preferred stock they own, one share of a corresponding series of substantially identical J.P. Morgan Chase & Co. preferred stock.

EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED IN RESPONSE TO CHANGES IN OUR STOCK PRICES

     Because the exchange ratio is fixed in the merger agreement and neither Chase nor J.P. Morgan has the right to terminate the merger agreement based on changes in either party's stock price, THE MARKET VALUE OF THE J.P. MORGAN CHASE & CO. COMMON STOCK THAT J.P. MORGAN STOCKHOLDERS RECEIVE IN THE MERGER MAY VARY SIGNIFICANTLY.


     The table below shows the closing prices of Chase and J.P. Morgan common stock, which trade on the New York Stock Exchange under the symbols "CMB" and "JPM," respectively, and the pro forma equivalent per share value of J.P. Morgan common stock at the close of the regular trading session on September 11, 2000, the day prior to the date on which stories regarding a possible merger between Chase and J.P. Morgan were widely reported by the press; September 12, 2000, the last trading day before our public announcement of the merger; and November 21, 2000, the most recent trading day for which that information was available.



                                                                                          J.P. MORGAN
                                                             CHASE        J.P. MORGAN      PRO FORMA
DATE                                                     CLOSING PRICE   CLOSING PRICE   EQUIVALENT(A)
----                                                     -------------   -------------   -------------
September 11, 2000.....................................     $57.50          $169.00         $212.75
September 12, 2000.....................................      56.06           177.75          207.42
November 21, 2000......................................      38.75           141.44          143.38


---------------

(a) The pro forma equivalent per share value of J.P. Morgan common stock is calculated by multiplying the Chase closing price by the exchange ratio of 3.7.

     The following table sets forth, for the periods indicated, the high and low sale prices per share of Chase common stock and J.P. Morgan common stock as reported on the New York Stock Exchange Composite Tape.


                                                          CHASE             J.P. MORGAN
                                                     COMMON STOCK(a)        COMMON STOCK
                                                     ----------------    ------------------
CALENDAR QUARTER                                      HIGH      LOW       HIGH        LOW
----------------                                     ------    ------    -------    -------
1998
  First Quarter....................................  $46.38    $32.85    $138.81    $ 98.81
  Second Quarter...................................   51.00     42.79     148.69     116.94
  Third Quarter....................................   51.71     26.71     133.56      84.63
  Fourth Quarter...................................   48.38     23.71     115.88      74.50
1999
  First Quarter....................................   59.67     45.37     126.44      99.25
  Second Quarter...................................   60.75     46.75     146.75     123.94
  Third Quarter....................................   59.00     48.38     146.00     112.81
  Fourth Quarter...................................   59.50     43.88     142.00     106.50
2000
  First Quarter....................................   67.17     45.50     138.00     104.88
  Second Quarter...................................   62.00     44.13     143.38     110.13
  Third Quarter....................................   58.38     44.56     187.63     110.00
  Fourth Quarter (through November 21).............   48.13     32.38     171.63     118.00


---------------
(a) Share-related data for Chase for all prior periods have been restated to reflect the common stock splits mentioned in note (e) under "-- Selected Historical Financial Data of Chase" in this Summary.

     Both of our boards concluded that a fixed exchange ratio for the merger, without any termination rights based on changes in the stock prices of either party, was appropriate because it reflected the strategic purpose of the merger:
  to create one of the world's preeminent, fully integrated financial services companies by combining two companies with complementary clients, geographies and products in a transaction that would create long-term value for the stockholders of both companies. In the respective judgments of our boards, a combination of the two companies based on an agreed-upon exchange ratio captured fairly the relative contribution of each company to the combined organization based on fundamental valuation assessments and would avoid fluctuations caused by near-term market volatility. Our boards also noted that this type of transaction structure was customary for mergers of this type in the financial services industry and in other businesses. Our boards were aware that the stock prices of both companies, as well as the stocks of other financial services companies, were likely to fluctuate between the announcement and the closing of the merger, but did not view this as a significant factor in the context of the long-term strategic goals of the transaction. These considerations are discussed in greater detail under the captions "The Merger -- Recommendation of, and Factors Considered by, Chase's Board of Directors" and "The Merger -- Recommendation of, and Factors Considered by, J.P. Morgan's Board of Directors."

     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS.

MERGER GENERALLY TAX-FREE TO STOCKHOLDERS (SEE PAGE 54)

     We expect that the exchange of shares by J.P. Morgan stockholders will be tax-free to them for U.S. federal income tax purposes. However, J.P. Morgan common stockholders will have to pay tax on any cash they receive instead of fractional J.P. Morgan Chase & Co. shares. We expect that the merger will be tax-free to Chase stockholders for U.S. federal income tax purposes. We have received an opinion from each of Simpson Thacher & Bartlett and Davis Polk & Wardwell that the merger will be generally tax-free to our stockholders, as further described under "Material United States Federal Income Tax Consequences of the Merger."

     You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement-prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

CONTINUATION OF CURRENT DIVIDEND POLICY

     The merger agreement permits each of us to continue to pay regular quarterly cash dividends to our stockholders. We have agreed in the merger agreement to coordinate dividend declarations and the related record dates and payment dates so that our stockholders do not receive two dividends, or fail to receive one dividend, for any single calendar quarter.

     We also expect to continue to pay quarterly dividends on the common stock of J.P. Morgan Chase & Co. after completion of the merger in an amount equal to Chase's current dividend of $0.32 per quarter. The payment of dividends by J.P. Morgan Chase & Co. in the future, however, will depend on business conditions, our financial condition and earnings and other factors.


OUR BOARDS OF DIRECTORS RECOMMEND THAT CHASE AND J.P. MORGAN STOCKHOLDERS APPROVE THE MERGER (SEE PAGES 31 AND 33)


     CHASE STOCKHOLDERS. The Chase board of directors has determined that the merger agreement and related agreements are fair to and in the best interests of Chase and its stockholders and unanimously recommends that the Chase stockholders vote FOR the adoption of the merger agreement.

     J.P. MORGAN STOCKHOLDERS. The J.P. Morgan board of directors has determined that the merger agreement and related agreements are fair to and in the best interests of J.P. Morgan's stockholders and unanimously recommends that the J.P. Morgan stockholders vote FOR the adoption of the merger agreement.

     FACTORS CONSIDERED BY OUR BOARDS. In determining whether to approve the merger, our boards of directors each consulted with our respective senior managements and legal and financial advisors and considered the strategic, financial and other considerations referred to under "The
Merger -- Recommendation of, and Factors Considered by, Chase's Board of Directors" and "The Merger -- Recommendation of, and Factors Considered by, J.P. Morgan's Board of Directors."

FINANCIAL ADVISORS SAY MERGER IS FAIR TO COMMON STOCKHOLDERS (SEE PAGE 36)

     OPINION OF CHASE'S FINANCIAL ADVISOR. Chase's financial advisor, Chase Securities Inc., has provided opinions to the Chase board dated as of September 12, 2000 and as of the date of this joint proxy statement-prospectus that, as of those dates, and subject to and based on the qualifications and assumptions set forth in its opinions, the exchange ratio in the merger was fair, from a financial point of view, to Chase's common stockholders. The full text of Chase Securities' opinion dated the date of this joint proxy statement-prospectus is attached as Annex D to this joint proxy statement-prospectus. Chase urges its stockholders to read that opinion in its entirety.

     Chase has agreed to allocate a fee of $40 million to Chase Securities in consideration for its services as financial advisor.

     OPINION OF J.P. MORGAN'S FINANCIAL ADVISOR. J.P. Morgan's financial advisor, J.P. Morgan Securities Inc., has provided opinions to the J.P. Morgan board of directors dated as of September 12, 2000 and as of the date of this joint proxy statement-prospectus that, as of those dates, and subject to and based on the considerations referred to in its opinions, the exchange ratio in the merger was fair, from a financial point of view, to J.P. Morgan's common stockholders. The full text of J.P. Morgan Securities' opinion dated the date of this joint proxy statement-prospectus is attached as Annex E to this joint proxy statement-prospectus. J.P. Morgan urges its stockholders to read that opinion in its entirety.

     J.P. Morgan has agreed to allocate a fee of $40 million to J.P. Morgan Securities in consideration for its services as financial advisor.

     FINANCIAL ADVISORS ARE OUR AFFILIATES AND MAY HAVE CONFLICTS OF
INTEREST. Each of Chase and J.P. Morgan decided to engage its subsidiary investment bank as its financial advisor. As a result of their affiliations with us, Chase Securities and J.P. Morgan Securities may have had potential conflicts of interest in performing their duties as financial advisors. Our boards of directors considered these potential conflicts of interests, as well as their responsibilities under applicable law, when making their decisions to engage Chase Securities and J.P. Morgan Securities. Both boards concluded that it was appropriate and in the best interests of stockholders to approve the engagements of Chase Securities and J.P. Morgan Securities based on both investment banks' global standing, extensive experience in transactions of this type and familiarity with the businesses in which Chase and J.P. Morgan operate. Both boards also considered the disadvantages of retaining unaffiliated investment banks as financial advisors, including the risks of disclosing confidential internal information to their direct competitors as a result of that engagement. Both boards noted that in a number of previous business combinations involving major financial institutions, one or both of the merging parties had relied on its affiliated investment bank as its financial advisor. See "Risk Factors" and "The Merger -- Opinions of Financial Advisors -- Decision by Each Board to Engage Affiliated Financial Advisor."

APPRAISAL RIGHTS FOR SOME PREFERRED STOCKHOLDERS BUT NOT FOR COMMON STOCKHOLDERS (SEE PAGE 60)

     Under Delaware law, the common stockholders of Chase and J.P. Morgan are not entitled to appraisal rights in connection with the merger. Holders of J.P. Morgan's Series B, C, D, E and F preferred stock and of Chase's fixed/adjustable noncumulative preferred stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures required by Delaware law will be entitled to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. Holders of other series of preferred stock of Chase and J.P. Morgan are not entitled to appraisal rights in connection with the merger.

FINANCIAL INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGES 51 AND 52)


     Some of the directors and executive officers of Chase and J.P. Morgan have interests in the merger that are different from, or are in addition to, the interests of stockholders of Chase and J.P. Morgan. These interests may include the appointment to senior management positions at J.P. Morgan Chase & Co., rights under stock-based benefit programs and awards (including programs and awards of J.P. Morgan under which an aggregate of 607,999 options held by current executive officers of J.P. Morgan will become exercisable and 845,907 other stock-based awards held by current executive officers of J.P. Morgan will be required to be distributed), rights under severance (in the case of Chase officers) or retirement arrangements and/or rights to continued indemnification and insurance coverage by J.P. Morgan Chase & Co. for acts or omissions occurring prior to the merger. The boards of directors of Chase and J.P. Morgan were aware of these interests when deciding to approve the merger.


CHASE AND J.P. MORGAN TO HOLD SPECIAL MEETINGS (SEE PAGE 22)


     CHASE SPECIAL MEETING. The Chase special meeting will be held at the Auditorium of The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on December 22, 2000, starting at 11:00 a.m., New York time. At the Chase special meeting, Chase's common stockholders will be asked to adopt the merger agreement.

     J.P. MORGAN SPECIAL MEETING. The J.P. Morgan special meeting will be held at the Amphitheater -- Room 101, J.P. Morgan & Co. Incorporated, 23 Wall Street, New York, New York on December 22, 2000, starting at 9:00 a.m., New York time. At the J.P. Morgan special meeting, J.P. Morgan's common stockholders will be asked to adopt the merger agreement.


RECORD DATE; MAJORITY STOCKHOLDER VOTES REQUIRED (SEE PAGE 22)

     CHASE SPECIAL MEETING. You may vote at the Chase special meeting if you owned shares of Chase common stock at the close of business on November 15, 2000. On that date there were 1,310,573,015 shares of Chase common stock outstanding, less than 1% of which were owned and entitled to be voted by Chase directors and executive officers and their affiliates.

     You can cast one vote for each share of Chase common stock you own. The affirmative vote of a majority of the outstanding shares of Chase common stock is required for adoption of the merger agreement by the Chase stockholders.

     J.P. MORGAN SPECIAL MEETING. You may vote at the J.P. Morgan special meeting if you owned shares of J.P. Morgan common stock at the close of business on November 15, 2000. On that date there were 160,455,114 shares of J.P. Morgan common stock outstanding, less than 1% of which were owned and entitled to be voted by J.P. Morgan directors and executive officers and their affiliates.

     You can cast one vote for each share of J.P. Morgan common stock you own. The affirmative vote of a majority of the outstanding shares of J.P. Morgan common stock is required for adoption of the merger agreement by the J.P. Morgan stockholders.

MERGER ACCOUNTING TREATMENT TO BE POOLING OF INTERESTS (SEE PAGE 56)

     We expect the merger to qualify as a "pooling of interests" for financial accounting purposes. This means that we will treat our two companies as if they had always been combined as one company for financial accounting purposes. As a condition to our obligation to complete the merger, both parties must receive letters from PricewaterhouseCoopers LLP, independent accountants of Chase and J.P. Morgan, confirming that the merger will qualify for pooling of interests treatment.

DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER (SEE PAGE 53)

     Following the merger, the board of directors of J.P. Morgan Chase & Co. will consist of fifteen directors. The board will include William B. Harrison, Jr., currently the Chairman and Chief Executive Officer of Chase, and eight other directors designated by Chase. It will also include Douglas A. Warner III, currently the Chairman and Chief Executive Officer of J.P. Morgan, and five other directors designated by J.P. Morgan. Other than Messrs. Harrison and Warner, none of the directors designated by Chase or J.P. Morgan will be an employee of J.P. Morgan Chase & Co. at the effective time of the Merger.

     Mr. Warner will be the Chairman of J.P. Morgan Chase & Co. and Mr. Harrison will be the President and Chief Executive Officer of J.P. Morgan Chase & Co. In addition, Messrs. Harrison and Warner will be co-Chairmen of the management Executive Committee of J.P. Morgan Chase & Co., its senior policy-making committee. The other members of the Executive Committee will be: Geoffrey T. Boisi, David A. Coulter, Ramon de Oliveira, Walter A. Gubert, Thomas B. Ketchum, Donald H. Layton, James B. Lee, Jr., Marc J. Shapiro and Jeffrey C. Walker. Each of these persons is currently a senior executive of Chase or J.P. Morgan.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (SEE PAGE 56)

     To complete the merger, we must obtain approvals from the Federal Reserve Board and from New York state banking authorities. In addition, we must make filings with or obtain approvals or clearances from various other federal, state and foreign regulatory authorities, including antitrust authorities in the United States and other countries in which Chase and J.P. Morgan conduct business. As of the date of this joint proxy statement-prospectus, we have filed all material applications and notices required in connection with the merger, and the Federal Trade Commission and Department of Justice have granted early termination of the waiting period under the Hart-Scott-Rodino Act. For more information regarding these required regulatory approvals, see "The Merger -- Regulatory Approvals."

EXPECTED TIMING OF MERGER

     We expect to complete the merger by the first quarter of 2001 but are preparing to close by year-end 2000 if we have received the stockholder and regulatory approvals required to do so.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 62)

     We may not complete the merger unless the following conditions are satisfied or, where permitted, waived:

     - the merger agreement must be adopted by the common stockholders of both Chase and J.P. Morgan;

     - the J.P. Morgan Chase & Co. common stock to be issued in the merger, and the J.P. Morgan Chase & Co. preferred stock to be issued in the merger in exchange for shares of J.P. Morgan Series A and Series H preferred stock, must be approved for listing on the New York Stock Exchange;

     - we must obtain all material regulatory approvals of the merger from domestic and foreign governmental entities, and none of those approvals may contain a condition or restriction that would have a material adverse effect on J.P. Morgan Chase & Co.;

     - no legal prohibition to completion of the merger may be in effect;

     - we must each receive letters from PricewaterhouseCoopers LLP that the merger qualifies for pooling of interests accounting treatment;

     - our respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on J.P. Morgan Chase & Co. following the merger;

     - we must each be in compliance in all material respects with our respective covenants in the merger agreement; and

     - we must each receive an opinion of tax counsel that the merger will qualify as a tax-free reorganization.

TERMINATION OF THE MERGER AGREEMENT; FEES PAYABLE (SEE PAGE 66)

     We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement if:

     - a governmental entity that must grant a material regulatory approval denies approval of the merger and that denial is final and nonappealable; or a governmental entity permanently restrains or prohibits the merger and that action is final and nonappealable; however, this termination right is not available to a party whose failure to comply with the merger agreement resulted in those actions;

     - the merger is not completed on or before June 30, 2001; however, this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date; or

     - the other party's board of directors adversely changes its recommendation that its stockholders vote in favor of the merger, or the other party breaches its obligation to hold its stockholders' meeting to vote on adoption of the merger agreement.

     The merger agreement provides that in several circumstances described more fully beginning on page 66 involving a "change in board recommendation" or a third party acquisition proposal, either of us may be required to pay termination fees to the other of up to $1.25 billion. The termination fees and the stock option agreements described below could discourage other companies from seeking to acquire or merge with either Chase or J.P. Morgan.

CHASE AND J.P. MORGAN GRANTED STOCK OPTIONS TO EACH OTHER (SEE PAGE 70)

     Each of us has issued to the other an option to purchase up to 19.9% of our respective outstanding shares of common stock. The exercise price of the option issued by J.P. Morgan is $208.13 per J.P. Morgan share, and the exercise price of the option issued by Chase is $56.25 per Chase share.

     Each option becomes exercisable only if one of the following events occurs:

     - prior to termination of the merger agreement, without the consent of the option holder, the option issuer enters into an agreement with any person other than the option holder relating to an acquisition proposal as described in the stock option agreement;

     - prior to termination of the merger agreement, any person other than the option holder acquires beneficial ownership of, or a right to acquire beneficial ownership of, voting securities representing 20% or more of the voting power of the option issuer or any of its significant subsidiaries; or

     - the full termination fee under the merger agreement, as described above, becomes payable by the option issuer.

     Under the circumstances described in the stock option agreements, the option holder may require the option issuer to repurchase the option and any shares purchased under the option for a price specified in the stock option agreement.

     The option holder's profit under the applicable stock option agreement, together with any termination fees paid under the merger agreement, is capped at $1.25 billion.

INFORMATION ABOUT CHASE AND J.P. MORGAN

THE CHASE MANHATTAN CORPORATION
  270 Park Avenue
  New York, New York 10017
  (212) 270-6000

     Chase is a financial holding company incorporated under Delaware law in 1968.

     Chase conducts its domestic and international financial services businesses through various bank and nonbank subsidiaries, including:

     - The Chase Manhattan Bank, a New York banking corporation headquartered in New York City;

     - Chase Manhattan Bank USA, National Association, a national bank headquartered in Wilmington, Delaware; and

     - Chase Securities Inc., which is engaged in securities underwriting and dealing activities.

     Chase's activities are internally organized, for management reporting purposes, into the following major business franchises:

     - Investment Bank, which combines the strength of a leading commercial bank and a leading investment bank to meet the needs of corporations, institutional investors, financial institutions, governments, entrepreneurs and private clients around the world;

     - Chase Capital Partners, one of the world's largest and most diversified private equity investment firms, with approximately $10.5 billion in direct and fund investments at September 30, 2000;

     - Global Services, which is a recognized leader in information and transaction processing services, moving trillions of dollars daily in securities and cash for its wholesale customers;

     - Wealth Management, which includes Chase's asset management businesses, comprised of the global asset management business recently acquired through Chase's acquisition of Robert Fleming Holdings Limited; the Chase Vista mutual funds, with approximately $50 billion under management; Chase's institutional money management and cash management businesses; and the Global Private Bank, which provides wealth management solutions to a global client base of high net worth individuals and families; and

     - National Consumer Services, which serves over 30 million customers nationwide offering a wide variety of financial products and services through a diverse array of distribution channels.

J.P. MORGAN & CO. INCORPORATED
  60 Wall Street
  New York, New York 10260
  (212) 483-2323

     J.P. Morgan is a leading global financial services firm that meets critical financial needs for business enterprises, governments and individuals worldwide. J.P. Morgan advises on corporate strategy and structure, raises capital, develops, structures and makes markets in financial instruments and manages investment assets. J.P. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities for its own account. J.P. Morgan was incorporated under Delaware law in 1968.

     J.P. Morgan operates in the following primary business segments:

     - Investment Banking, which includes corporate and institutional client relationship management conducted by a global network of client bankers;

     - Equities, which comprises underwriting, market-making, research, equity derivatives and American Depositary Receipts (ADR) services;

     - Interest Rate and Currency Markets, which comprises market-making, risk management, sales and research across developed countries globally, as well as in Eastern Europe, Africa and emerging Asia;

     - Credit Markets, which includes underwriting, market-making and research related to investment grade, high-yield and emerging market debt securities;

     - Asset Management Services, which delivers investment management expertise and advice across all asset classes and global markets to private and public sector institutional investors;

     - Equity Investments, which invests J.P. Morgan's and third-party capital in private equity investments worldwide, seeking capital appreciation; and

     - Proprietary Positioning, through which J.P. Morgan actively manages market risk positions for its own account across a broad range of markets and products.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following financial information is to aid you in your analysis of the financial aspects of the merger. The following tables present (1) selected historical financial data of Chase, (2) selected historical financial data of J.P. Morgan and (3) selected unaudited pro forma combined financial data reflecting the merger. The historical financial data show the financial results actually achieved by Chase and J.P. Morgan for the periods indicated. The pro forma combined financial data show financial results as if both companies had been combined for the periods shown.

SELECTED HISTORICAL FINANCIAL DATA OF CHASE
(IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)

     The selected historical financial data of Chase have been derived from the historical consolidated financial statements and related notes of Chase, which are incorporated by reference in this joint proxy statement-prospectus. On March 31, 1996, The Chase Manhattan Corporation (heritage Chase) merged into Chemical Banking Corporation, which changed its name to The Chase Manhattan Corporation. The merger was accounted for as a pooling of interests and accordingly the amounts below include the consolidated results of heritage Chase. Interim unaudited data for the nine months ended September 30, 2000 and 1999 reflect, in the opinion of Chase's management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 2000 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole.

                                            AS OF OR FOR THE
                                              NINE MONTHS
                                          ENDED SEPTEMBER 30,
                                         ----------------------
                                           2000          1999
                                         --------      --------
CONDENSED STATEMENT
  OF INCOME:
Net Interest Income(a).................  $  5,869      $  6,519
Provision for Loan Losses..............       979         1,167
Noninterest Revenue(b).................    10,872         9,432
Noninterest Expense(c).................    10,632         8,994
                                         --------      --------
Income Before Income Tax Expense and
  Effect of Accounting Change..........     5,130         5,790
Income Tax Expense.....................     1,795         2,037
                                         --------      --------
Income Before Effect of Accounting
  Change...............................     3,335         3,753
Net Effect of Change in Accounting
  Principle(d).........................        --            --
                                         --------      --------
Net Income.............................  $  3,335      $  3,753
                                         ========      ========
PER COMMON SHARE:(e)
Income Before Effect of Accounting
  Change(d):
  Basic................................  $   2.66      $   2.96
  Diluted..............................  $   2.57      $   2.86
Net Income:
  Basic................................  $   2.66      $   2.96
  Diluted..............................  $   2.57      $   2.86
Cash Dividends.........................  $   0.96      $   0.81
Book Value At Period End...............  $  21.84      $  17.34

COMMON SHARES OUTSTANDING:
Weighted-Average Basic Common Shares...   1,235.4       1,248.9
Weighted-Average Diluted Common
  Shares...............................   1,279.1       1,291.4
Common Shares at Period End............   1,310.0       1,234.8


                                                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------
                                           1999          1998          1997          1996          1995
                                         --------      --------      --------      --------      --------
CONDENSED STATEMENT
  OF INCOME:
Net Interest Income(a).................  $  8,744      $  8,566      $  8,253      $  8,331      $  8,123
Provision for Loan Losses..............     1,621         1,343           804           897           758
Noninterest Revenue(b).................    13,473        10,090         8,555         7,544         6,837
Noninterest Expense(c).................    12,221        11,383        10,094        11,167         9,390
                                         --------      --------      --------      --------      --------
Income Before Income Tax Expense and
  Effect of Accounting Change..........     8,375         5,930         5,910         3,811         4,812
Income Tax Expense.....................     2,929         2,148         2,202         1,350         1,842
                                         --------      --------      --------      --------      --------
Income Before Effect of Accounting
  Change...............................     5,446         3,782         3,708         2,461         2,970
Net Effect of Change in Accounting
  Principle(d).........................        --            --            --            --          (11)
                                         --------      --------      --------      --------      --------
Net Income.............................  $  5,446      $  3,782      $  3,708      $  2,461      $  2,959
                                         ========      ========      ========      ========      ========
PER COMMON SHARE:(e)
Income Before Effect of Accounting
  Change(d):
  Basic................................  $   4.32      $   2.90      $   2.77      $   1.71      $   2.12
  Diluted..............................  $   4.18      $   2.83      $   2.68      $   1.65      $   2.02
Net Income:
  Basic................................  $   4.32      $   2.90      $   2.77      $   1.71      $   2.11
  Diluted..............................  $   4.18      $   2.83      $   2.68      $   1.65      $   2.01
Cash Dividends.........................  $   1.09      $   0.96      $   0.83      $   0.75      $   0.65
Book Value At Period End...............  $  18.29      $  17.93      $  15.84      $  14.19      $  13.94
COMMON SHARES OUTSTANDING:
Weighted-Average Basic Common Shares...   1,243.2       1,269.2       1,273.8       1,310.4       1,294.8
Weighted-Average Diluted Common
  Shares...............................   1,285.5       1,303.9       1,317.6       1,360.2       1,360.5
Common Shares at Period End............   1,240.8       1,272.0       1,262.9       1,292.4       1,305.0

                                            AS OF OR FOR THE
                                              NINE MONTHS
                                          ENDED SEPTEMBER 30,
                                         ----------------------
                                           2000          1999
                                         --------      --------
SELECTED BALANCE SHEET ITEMS AT PERIOD
  END:
Loans..................................  $191,258      $173,458
Total Assets...........................   425,816       371,044
Deposits...............................   229,601       219,623
Long-Term Debt and Other Capital
  Securities(f)........................    26,946        19,182
Total Stockholders' Equity.............    29,440        22,341
PERFORMANCE RATIOS:
RETURN ON AVERAGE:
Total Assets...........................      1.11%(g)      1.38%(g)
Common Stockholders' Equity............      18.4%(g)      22.5%(g)
Total Stockholders' Equity.............      18.0%(g)      21.8%(g)
Common Dividend Payout Ratio(h)........        37%           28%
Overhead Ratio -- Reported(i)..........        64%           56%
Overhead Ratio -- Adjusted(j)..........        62%           56%
ASSET QUALITY RATIOS:
Net Charge-offs to Average Loans.......      0.72%(g)      0.90%(g)
Managed Net Charge-offs to Average
  Managed Loans(k).....................      1.14%(g)      1.34%(g)
CAPITAL RATIOS:
Tier 1 Risk-Based Capital(l)...........       7.9%          8.2%
Total Risk-Based Capital(l)............      11.6%         11.8%
Tier 1 Leverage(l).....................       6.3%          6.7%
Common Stockholders' Equity to As-
  sets.................................       6.7%          5.8%
EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIRE-
  MENTS:
Excluding Interest on Deposits.........      1.99          2.52
Including Interest on Deposits.........      1.44          1.66


                                                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------
                                           1999          1998          1997          1996          1995
                                         --------      --------      --------      --------      --------
SELECTED BALANCE SHEET ITEMS AT PERIOD
  END:
Loans..................................  $176,159      $172,754      $168,454      $155,092      $150,207
Total Assets...........................   406,105       365,875       365,521       336,099       303,989
Deposits...............................   241,745       212,437       193,688       180,921       171,534
Long-Term Debt and Other Capital
  Securities(f)........................    20,140        18,375        15,127        13,314        12,825
Total Stockholders' Equity.............    23,617        23,838        21,742        20,994        20,836
PERFORMANCE RATIOS:
RETURN ON AVERAGE:
Total Assets...........................      1.47%         1.01%         1.04%          .77%          .97%
Common Stockholders' Equity............      24.5%         17.3%         18.7%         12.5%         16.2%
Total Stockholders' Equity.............      23.7%         16.7%         17.6%         11.9%         15.1%
Common Dividend Payout Ratio(h)........        26%           33%           30%           44%           29%
Overhead Ratio -- Reported(i)..........        55%           61%           60%           70%           63%
Overhead Ratio -- Adjusted(j)..........        55%           59%           58%           59%           63%
ASSET QUALITY RATIOS:
Net Charge-offs to Average Loans.......      1.00%         0.84%         0.50%         0.67%         0.57%
Managed Net Charge-offs to Average
  Managed Loans(k).....................      1.42%         1.37%         1.02%         0.96%         0.67%
CAPITAL RATIOS:
Tier 1 Risk-Based Capital(l)...........       8.4%          8.3%          7.9%          8.2%          8.2%
Total Risk-Based Capital(l)............      12.1%         12.0%         11.6%         11.8%         12.3%
Tier 1 Leverage(l).....................       6.6%          6.4%          6.0%          6.8%          6.7%
Common Stockholders' Equity to As-
  sets.................................       5.6%          6.2%          5.5%          5.5%          6.0%
EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIRE-
  MENTS:
Excluding Interest on Deposits.........      2.61          1.82          1.77          1.60          1.82
Including Interest on Deposits.........      1.70          1.42          1.41          1.30          1.38

---------------
(a) Net interest income includes interest income from prior years' tax refunds of $62 million in 1999, $191 million in 1998 and $54 million in 1996.

(b) Noninterest revenue in the first nine months of 2000 included a $176 million loss resulting from the economic hedge of the purchase price of Robert Fleming Holdings Limited prior to its acquisition and an $81 million gain from the sale of a business in Panama. Noninterest revenue in the first nine months and full year 1999 included $166 million in gains from sales of nonstrategic assets. Noninterest revenue in 1997 included a $58 million gain on the sale of Chase's remaining interest in the CIT Group Holdings, Inc. ("CIT") and a $44 million gain on the sale of a partially owned foreign investment. Noninterest revenue in 1996 included a $60 million loss on the sale of a building in Japan. Included in 1995 were gains of $110 million on the sales of nonstrategic assets and a $28 million loss on the sale of half of Chase's 40% interest in CIT.

(c) Full year and first nine months 1999 included a $100 million special contribution to The Chase Manhattan Foundation. Noninterest expense in 1998 and 1997 included costs incurred for the accelerated vesting of stock-based incentive awards of $37 million and $135 million, respectively. Noninterest expense in 1996 included $40 million of costs for combining Chase's foreign retirement plans. Additionally, restructuring costs of $129 million, $48 million, $529 million, $192 million, $1,814 million and $15 million were included in the first nine months of 2000 and the full years 1999, 1998, 1997, 1996 and 1995, respectively.

(d) In 1995, Chase adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," related to the accounting for other postretirement benefits relating to foreign plans and, as a result, recorded a $17 million charge ($11 million after-tax).

(e) Share-related data for all prior periods have been restated to reflect (i) a 3-for-2 common stock split that became effective in the second quarter of 2000 and (ii) a 2-for-1 common stock split that became effective in the second quarter of 1998.

(f)  Includes mandatorily redeemable preferred securities of subsidiaries.

(g) Annualized.

(h) Total cash dividends declared on common stock as a percentage of net income applicable to common stock.

(i) Noninterest expense as a percentage of the total of net interest income and noninterest revenue.

(j) Noninterest expense as a percentage of the total of net interest income and noninterest revenue adjusted for the revenue and expense items described in notes (a), (b) and (c) above.

(k) Managed loans include credit card receivables on the balance sheet plus securitized credit card receivables.

(l) During 1997, Chase adopted the Federal Reserve Board's guidelines for calculating market risk-adjusted capital. Prior periods have not been restated.

SELECTED HISTORICAL FINANCIAL DATA OF J.P. MORGAN
(IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)

     The selected historical financial data of J.P. Morgan have been derived from the historical consolidated financial statements and related notes of J.P. Morgan, which are incorporated by reference in this joint proxy statement-prospectus. Interim unaudited data for the nine months ended September 30, 2000 and 1999 reflect, in the opinion of J.P. Morgan's management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 2000 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole.

                                   AS OF OR FOR THE
                                     NINE MONTHS
                                 ENDED SEPTEMBER 30,              AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------      -------------------------------------------------------
                                   2000        1999          1999        1998        1997        1996       1995
                                 --------    --------      --------    --------    --------    --------   --------
CONDENSED STATEMENT OF
  INCOME:
Net Interest Income..........    $  1,182    $  1,203      $  1,541    $  1,281    $  1,872    $  1,702   $  2,003
Provision (Reversal of
Provision) for Loan Losses...         (11)      (150)          (175)        110          --          --         --
Noninterest Revenue(a).......       6,444       5,314         7,140       5,784       5,348       5,153      3,901
Noninterest Expense(b).......       5,124       4,325         5,742       5,538       5,066       4,523      3,998
                                 --------    --------      --------    --------    --------    --------   --------
Income Before Income Tax
  Expense....................       2,513       2,342         3,114       1,417       2,154       2,332      1,906
Income Tax Expense...........         829         796         1,059         454         689         758        610
                                 --------    --------      --------    --------    --------    --------   --------
Net Income...................    $  1,684    $  1,546      $  2,055    $    963    $  1,465    $  1,574   $  1,296
                                 ========    ========      ========    ========    ========    ========   ========
PER COMMON SHARE:
NET INCOME:
  Basic......................    $   9.64    $   8.33      $  11.16    $   5.08    $   7.71    $   8.11   $   6.70
  Diluted....................    $   9.05    $   7.76      $  10.39    $   4.71    $   7.17    $   7.63   $   6.42
Cash Dividends...............    $   3.00    $   2.97      $   3.97    $   3.84    $   3.59    $   3.31   $   3.06
Book Value at Period End.....    $  62.31    $  58.42      $  57.83    $  55.01    $  55.99    $  54.43   $  50.71

COMMON SHARES OUTSTANDING:
Weighted-Average Basic Common
  Shares.....................       171.7       182.4         181.0       182.4       185.2       189.9      190.4
Weighted-Average Diluted
  Common Shares..............       182.9       195.9         194.4       197.2       199.3       202.0      198.7
Common Shares at Period
  End........................       159.8       174.9         164.8       175.0       176.3       184.9      187.1

SELECTED BALANCE SHEET ITEMS
  AT PERIOD END:
Loans........................    $ 26,987    $ 25,415      $ 26,849    $ 25,495    $ 31,578    $ 28,120   $ 23,453
Total Assets.................     281,681     254,819       260,898     261,067     262,159     222,026    184,879
Deposits.....................      40,184      48,823        45,319      55,028      58,879      52,724     46,438
Long-term Debt and Other
  Capital Securities(c)......      22,627      26,552        25,400      28,757      24,139      13,853      9,327
Total Stockholders' Equity...      11,962      12,008        11,439      11,261      11,404      11,432     10,451

                                   AS OF OR FOR THE
                                     NINE MONTHS
                                 ENDED SEPTEMBER 30,              AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------      -------------------------------------------------------
                                   2000        1999          1999        1998        1997        1996       1995
                                 --------    --------      --------    --------    --------    --------   --------
PERFORMANCE RATIOS:
RETURN ON AVERAGE:
  Total Assets...............         .84%(d)      .78%(d)      .79%        .34%        .58%        .73%       .73%
  Common Stockholders'
    Equity...................        20.4%(d)     18.6%(d)     18.4%        8.6%       13.4%       14.9%      13.6%
  Total Stockholders'
    Equity...................        19.5%(d)     17.8%(d)     17.6%        8.4%       12.9%       14.3%      13.2%
Common Dividend Payout
  Ratio(e)...................          33%         38%           38%         82%         50%         43%        48%
Overhead Ratio --
  Reported(f)................          67%         65%           65%         80%         70%         66%        68%
Overhead Ratio --
  Adjusted(g)................          67%         65%           65%         77%         70%         67%        68%

ASSET QUALITY RATIO:
Net Charge-offs to Average
  Loans......................        0.06%(d)     0.10%(d)     0.05%       0.44%          0%       0.05%         0%

CAPITAL RATIOS:
Tier 1 Risk-Based
  Capital(h).................         8.6%        9.1%          8.8%        8.0%        8.0%        8.8%       8.8%
Total Risk-Based
  Capital(h).................        12.0%       13.2%         12.9%       11.7%       11.9%       12.2%      13.0%
Tier 1 Leverage(h)...........         4.5%        4.8%          4.7%        3.9%        4.4%        5.9%       6.1%
Common Stockholders' Equity
  to Assets..................         4.0%        4.4%          4.1%        4.0%        4.1%        4.8%       5.4%

---------------

(a) Noninterest revenue in 1998 included a $131 million gain on the sale of J.P. Morgan's global trust and agency services business and a $56 million gain on the sale of an investment management business in Australia. Noninterest revenue for 1996 included a $77 million gain on the partial sale of a minority interest.

(b) Noninterest expense in 1999 included the reversal of $25 million for revised real estate cost estimates related to the 1998 restructuring charges. Noninterest expense in 1998 includes charges in the first and fourth quarters totaling $358 million related to the restructuring of business activities and other cost reduction programs.

(c) Includes mandatorily redeemable preferred securities of subsidiaries.

(d) Annualized.

(e) Total cash dividends declared per common share as a percentage of diluted net income per common share.

(f) Noninterest expense as a percentage of the total of net interest income after loan loss provision and noninterest revenue.

(g) Noninterest expense as a percentage of the total of net interest income after loan loss provision and noninterest revenue adjusted for the revenue and expense items described in notes (a) and (b) above.

(h) During 1997, J.P. Morgan adopted the Federal Reserve Board's guidelines for calculating market risk-adjusted capital. Prior periods have not been restated.

PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF CHASE AND J.P. MORGAN (IN MILLIONS, EXCEPT RATIO DATA)

     The following table presents certain unaudited pro forma condensed combined financial data for Chase and J.P. Morgan giving effect to the merger, which is expected to be accounted for as a pooling of interests, as if the merger had occurred as of the beginning of the earliest period presented, and after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements. The information presented below should be read together with the historical consolidated financial statements of Chase and J.P. Morgan, including the related notes, which are incorporated by reference in this joint proxy statement-prospectus, and together with the consolidated historical financial data for Chase and J.P. Morgan and the other pro forma financial information, including the related notes, appearing elsewhere in this joint proxy-statement prospectus. See "Where You Can Find More Information" and "Unaudited Pro Forma Combined Financial Data." The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

                                               AS OF OR FOR THE
                                               NINE MONTHS ENDED            AS OF OR FOR THE YEAR ENDED
                                                 SEPTEMBER 30,                      DECEMBER 31,
                                            -----------------------       --------------------------------
                                              2000           1999           1999        1998        1997
                                            --------       --------       --------    --------    --------
CONDENSED STATEMENT OF INCOME:
Net Interest Income(a)....................  $  7,051       $  7,722       $ 10,285    $  9,847    $ 10,125
Provision for Loan Losses.................       968          1,017          1,446       1,453         804
Noninterest Revenue(b)....................    17,340         14,770         20,645      15,906      13,903
Noninterest Expense(c)....................    15,780         13,343         17,995      16,953      15,160
                                            --------       --------       --------    --------    --------
Income Before Income Tax Expense..........     7,643          8,132         11,489       7,347       8,064
Income Tax Expense........................     2,624          2,833          3,988       2,602       2,891
                                            --------       --------       --------    --------    --------
Net Income................................  $  5,019       $  5,299       $  7,501    $  4,745    $  5,173
                                            --------       --------       --------    --------    --------
SELECTED BALANCE SHEET ITEMS AT PERIOD
  END:
Loans.....................................  $218,245       $198,873       $203,008    $198,249    $200,032
Total Assets..............................   707,497        625,863        667,003     626,942     627,680
Deposits..................................   269,785        268,446        287,064     267,465     252,567
Long-Term Debt and Other Capital
  Securities(h)...........................    49,573         45,734         45,540      47,132      39,266
Total Stockholders' Equity................    39,602         34,349         35,056      35,099      33,146
PERFORMANCE RATIOS:
Return on Average:
  Total Assets............................      1.00%(d)       1.13%(d)       1.19%       0.72%       0.85%
  Common Stockholders' Equity.............      19.0%(d)       21.2%(d)       22.5%       14.3%       16.8%
  Total Stockholders' Equity..............      18.4%(d)       20.4%(d)       21.7%       13.9%       16.0%
Common Dividend Payout Ratio(e)...........        35%            30%            28%         42%         35%
Overhead Ratio -- Reported(f).............        65%            59%            58%         66%         63%
Overhead Ratio -- Adjusted(g).............        64%            59%            58%         63%         62%
ASSET QUALITY RATIOS:
Net Charge-offs to Average Loans..........      0.64%(d)       0.79%(d)       0.87%       0.78%       0.42%
Managed Net Charge-offs to Average Managed
  Loans(i)................................      1.01%(d)       1.19%(d)       1.26%       1.24%       0.87%

                                               AS OF OR FOR THE
                                               NINE MONTHS ENDED            AS OF OR FOR THE YEAR ENDED
                                                 SEPTEMBER 30,                      DECEMBER 31,
                                            -----------------------       --------------------------------
                                              2000           1999           1999        1998        1997
                                            --------       --------       --------    --------    --------
CAPITAL RATIOS:
Tier 1 Risk-Based Capital.................       7.7%           8.5%           8.5%        8.2%        7.9%
Total Risk-Based Capital..................      11.3%          12.2%          12.3%       11.9%       11.7%
Tier 1 Leverage...........................       5.3%           5.9%           5.9%        5.3%        5.3%
Common Stockholders' Equity to Assets.....       5.4%           5.2%           5.0%        5.3%        4.9%

---------------
(a) Net interest income includes items described in note (a) under "-- Selected Historical Financial Data of Chase" in this Summary.

(b) Noninterest revenue includes items described in note (b) under "-- Selected Historical Financial Data of Chase" in this Summary and note (a) under "-- Selected Historical Financial Data of J.P. Morgan" in this Summary.

(c) Noninterest expense includes items described in note (c) under "-- Selected Historical Financial Data of Chase" in this Summary and note (b) under "-- Selected Historical Financial Data of J.P. Morgan" in this Summary.

(d) Annualized.

(e) Total cash dividends declared on common stock as a percentage of net income applicable to common stock.

(f) Noninterest expense as a percentage of the total of net interest income and noninterest revenue.

(g) Noninterest expense as a percentage of the total of net interest income and noninterest revenue adjusted for revenue and expense items described in notes (a), (b) and (c) under "-- Selected Historical Financial Data of Chase" in this Summary and notes (a) and (b) under "-- Selected Historical Financial Data of J.P. Morgan" in this Summary.

(h) Includes mandatorily redeemable preferred securities of subsidiaries.

(i) Managed loans include credit card receivables on the balance sheet plus securitized credit card receivables.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     We present below for Chase and J.P. Morgan historical, pro forma and pro forma equivalent per share financial data for the nine months ended September 30, 2000 and 1999 and for each of the three years ending December 31, 1999. You should read the information below together with the financial statements and related notes of Chase and J.P. Morgan that are incorporated by reference in this joint proxy statement-prospectus and with the unaudited pro forma combined financial data included under "Unaudited Pro Forma Combined Financial Data."

                                             AS OF OR FOR THE NINE
                                                  MONTHS ENDED              AS OF OR FOR THE
                                                 SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                             ----------------------    --------------------------
                                               2000         1999        1999      1998      1997
                                             ---------    ---------    ------    ------    ------
CHASE COMMON STOCK:(a)
INCOME PER COMMON SHARE:
  BASIC:
     Historical............................   $ 2.66       $ 2.96      $ 4.32    $ 2.90    $ 2.77
     Pro Forma Combined....................   $ 2.64       $ 2.71      $ 3.87    $ 2.37    $ 2.53
  DILUTED:
     Historical............................   $ 2.57       $ 2.86      $ 4.18    $ 2.83    $ 2.68
     Pro Forma Combined....................   $ 2.53       $ 2.59      $ 3.69    $ 2.27    $ 2.41
CASH DIVIDENDS PER COMMON SHARE:
  Historical...............................   $  .96       $  .81      $ 1.09    $  .96    $  .83
  Pro Forma Combined(b)....................   $  .96       $  .81      $ 1.09    $  .96    $  .83
BOOK VALUE PER SHARE AT PERIOD END:
  Historical...............................   $21.84       $17.34      $18.29    $17.93    $15.84
  Pro Forma Combined.......................   $20.03                   $18.07

J.P. MORGAN COMMON STOCK:
INCOME PER COMMON SHARE:
  BASIC:
     Historical............................   $ 9.64       $ 8.33      $11.16    $ 5.08    $ 7.71
     Pro Forma Equivalent(c)...............   $ 9.77       $10.03      $14.32    $ 8.77    $ 9.36
  DILUTED:
     Historical............................   $ 9.05       $ 7.76      $10.39    $ 4.71    $ 7.17
     Pro Forma Equivalent(c)...............   $ 9.36       $ 9.58      $13.65    $ 8.40    $ 8.92
CASH DIVIDENDS PER COMMON SHARE:
  Historical...............................   $ 3.00       $ 2.97      $ 3.97    $ 3.84    $ 3.59
  Pro Forma Equivalent(c)..................   $ 3.55       $ 3.00      $ 4.03    $ 3.55    $ 3.07
BOOK VALUE PER SHARE AT PERIOD END:
  Historical...............................   $62.31       $58.42      $57.83    $55.01    $55.99
  Pro Forma Equivalent(c)..................   $74.11                   $66.86

---------------
(a) Share-related data for Chase for all prior periods have been restated to reflect the common stock splits mentioned in note (e) under "-- Selected Historical Financial Data of Chase" in this Summary.

(b) The Chase pro forma combined dividends per share represent historical dividends per share.

(c) The J.P. Morgan pro forma equivalent per share amounts are calculated by multiplying the Chase pro forma combined per share amounts by the exchange ratio of 3.7.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, including the matters addressed under the caption "Information Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

BECAUSE THE MARKET PRICE OF CHASE COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE COMMON STOCK THAT J.P. MORGAN STOCKHOLDERS WILL RECEIVE IN THE MERGER.

     Upon completion of the merger, each share of J.P. Morgan common stock will be converted into 3.7 shares of common stock of Chase, which will then be named J.P. Morgan Chase & Co. This exchange ratio will not be adjusted for changes in the market price of either Chase common stock or J.P. Morgan common stock. Any change in the price of Chase common stock prior to the merger will affect the value that J.P. Morgan common stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations, many of which factors are beyond our control. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our stockholders solely because of changes in the market price of either of our common stocks.


     The prices of Chase common stock and J.P. Morgan common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this joint proxy statement-prospectus and on the date of the special meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Chase common stock during the period from September 12, 2000, the last day before public announcement of the merger, through November 21, 2000, the exchange ratio represented a value ranging from a high of $207.43 to a low of $139.90 for each share of J.P. Morgan common stock. Because we anticipate that the date that the merger is completed will be later than the date of the special meetings, at the time of your special meeting, you will not know the market value of the J.P. Morgan Chase & Co. common stock that you will hold upon completion of the merger.


WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

     The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and cost savings from combining the businesses of Chase and J.P. Morgan. Our managements originally estimated that approximately $1.5 billion of pre-tax cost savings and approximately $400 million of incremental revenues, net of incremental expenses, would be realized from the merger. Based on merger integration efforts to date, our managements currently believe that those initial estimates are conservative but have not arrived at or announced any revised estimates. However, to realize the anticipated benefits from the merger, we must successfully combine the businesses of Chase and J.P. Morgan in a manner that permits those growth opportunities and costs savings to be realized. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

     Chase and J.P. Morgan have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger.

DIRECTORS AND MANAGEMENT OF CHASE AND J.P. MORGAN AND OF OUR FINANCIAL ADVISORS MAY HAVE POTENTIAL CONFLICTS OF INTEREST.

     A number of directors of Chase and J.P. Morgan who have recommended that you vote in favor of adoption of the merger agreement may have interests in the merger that differ from yours. In addition, some members of management of Chase and J.P. Morgan may also have interests that differ from yours. Following completion of the merger, Douglas A. Warner III will be Chairman and William B. Harrison, Jr. will be President and Chief Executive Officer of J.P. Morgan Chase & Co. Messrs. Harrison and Warner and some members of management of Chase and J.P. Morgan are subject to agreements and arrangements that may be affected by the merger in accordance with their terms as described under "The
Merger -- Interests of Directors and Executive Officers in the Merger." Non-employee directors of Chase and J.P. Morgan who do not continue to serve with J.P. Morgan Chase & Co. may be entitled to accelerated deferred compensation and retirement benefits as described under "The Merger -- Interests of Directors and Executive Officers in the Merger." J.P. Morgan directors will be entitled to the continuation of indemnification and insurance arrangements under the merger agreement. You should be aware of these interests when you consider your board's recommendation that you vote in favor the merger.

     In addition, some members of management of Chase Securities and J.P. Morgan Securities are also members of management of Chase and J.P. Morgan and also may have interests in the merger that differ from yours, as described above. You should be aware of those interests in considering the opinions of Chase Securities and J.P. Morgan Securities.

THE MARKET PRICE OF THE J.P. MORGAN CHASE & CO. SHARES MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE SHARES OF CHASE OR J.P. MORGAN.

     Upon completion of the merger, holders of J.P. Morgan common stock will become holders of J.P. Morgan Chase & Co. common stock, as the surviving corporation in the merger and as the successor to the combined businesses of Chase and J.P. Morgan. Likewise, holders of Chase common stock will also be common stockholders of J.P. Morgan Chase & Co. following completion of the merger. Chase's businesses differ from those of J.P. Morgan, and accordingly the results of operations of the combined company may be affected by factors different from those currently affecting the results of operations of Chase or J.P. Morgan. For a discussion of the businesses of Chase and J.P. Morgan and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement-prospectus and referred to under "Where You Can Find More Information."

J.P. MORGAN CHASE & CO. MAY BE SUBJECT TO ADVERSE REGULATORY CONDITIONS.

     Before the merger may be completed, various approvals must be obtained from, or notifications submitted to, the Federal Reserve Board, various bank regulatory, antitrust and other authorities in the United States and abroad. While some of these governmental approvals have been obtained as of the date of this joint proxy statement-prospectus, the governmental entities from whom remaining approvals are required, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of J.P. Morgan Chase & Co., any of which might have a material adverse effect on J.P. Morgan Chase & Co. following the merger.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This joint proxy statement-prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement-prospectus or they may be made a part of this joint proxy statement-prospectus by appearing in other documents filed with the Securities and Exchange Commission by Chase and J.P. Morgan and incorporated by reference in this joint proxy statement-prospectus. These statements may include statements regarding the period following completion of the merger.

     Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "goal" and words and terms of similar substance used in connection with any discussion of future operating or financial performance of Chase, J.P. Morgan or J.P. Morgan Chase & Co. or the merger identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption "Risk Factors" above, the following risks related to the businesses of Chase and J.P. Morgan, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk of adverse impacts from an economic downturn; increased competition; unfavorable political or other developments in foreign markets; governmental or regulatory policies; market volatility in securities markets, interest or foreign exchange rates or indices; other factors impacting our operational plans; or legislative or regulatory developments.

     We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus in the case of forward-looking statements contained in this joint proxy statement-prospectus, or the dates of the documents incorporated by reference in this joint proxy statement-prospectus in the case of forward-looking statements made in those incorporated documents.

     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Chase and J.P. Morgan have filed with the Securities and Exchange Commission as described under "Where You Can Find More Information."

     WE EXPRESSLY QUALIFY IN THEIR ENTIRETY ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO EITHER OF US OR ANY PERSON ACTING ON OUR BEHALF BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

                              THE SPECIAL MEETINGS

JOINT PROXY STATEMENT-PROSPECTUS

     This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by each of our boards of directors in connection with our respective special meetings of stockholders.


     This joint proxy statement-prospectus is first being furnished to our stockholders on or about November 22, 2000.


DATE, TIME AND PLACE OF THE SPECIAL MEETINGS

     The special meetings are scheduled to be held as follows:


    For Chase stockholders:          For J.P. Morgan stockholders:
       December 22, 2000                   December 22, 2000
   11:00 a.m., New York time            9:00 a.m., New York time
           Auditorium                   Room 101 - Amphitheater
    The Chase Manhattan Bank         J.P. Morgan & Co. Incorporated
   One Chase Manhattan Plaza                 23 Wall Street
       New York, New York                  New York, New York


PURPOSE OF THE SPECIAL MEETINGS

     CHASE. At the Chase special meeting, Chase's stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

     J.P. MORGAN. At the J.P. Morgan special meeting, J.P. Morgan's stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

RECORD DATE FOR THE SPECIAL MEETINGS

     The boards of directors of each of Chase and J.P. Morgan have fixed the close of business on November 15, 2000 as the record date for determination of stockholders entitled to notice of and to vote at our respective special meetings of stockholders. On the record date, there were 1,310,573,015 shares of Chase common stock outstanding, held by approximately 85,975 holders of record, and 160,455,114 shares of J.P. Morgan common stock outstanding, held by approximately 24,287 holders of record.

VOTES REQUIRED

     CHASE. A majority of the outstanding shares of Chase common stock must be represented, either in person or by proxy, to constitute a quorum at the Chase special meeting. The affirmative vote of holders of a majority of the shares of Chase common stock outstanding on the record date is required to adopt the merger agreement. At the Chase special meeting, each share of Chase common stock is entitled to one vote on all matters properly submitted to the Chase stockholders.

     As of the record date, Chase directors and executive officers and their affiliates owned and were entitled to vote approximately 1,856,235 shares of Chase common stock, representing less than 1% of the outstanding shares of Chase common stock. These directors and executive officers have indicated that they intend to vote their shares for adoption of the merger agreement.

     For information regarding stock ownership of certain beneficial owners of Chase common stock, see Chase's proxy statement for its 2000 annual meeting of stockholders, which is incorporated by reference in this joint proxy statement-prospectus.

     J.P. MORGAN. A majority of the outstanding shares of J.P. Morgan common stock must be represented, either in person or by proxy, to constitute a quorum at the J.P. Morgan special meeting. The affirmative vote of the holders of a majority of the outstanding shares of J.P. Morgan common stock outstanding on the record date is required to adopt the merger agreement. At the J.P. Morgan special meeting, each share of J.P. Morgan common stock is entitled to one vote on all matters properly submitted to the J.P. Morgan stockholders.

     As of the record date, J.P. Morgan directors and executive officers and their affiliates owned and were entitled to vote approximately 145,200 shares of J.P. Morgan common stock, representing less than 1% of the outstanding shares of J.P. Morgan common stock. These directors and executive officers have indicated that they intend to vote their shares for adoption of the merger agreement.

     For information regarding stock ownership of certain beneficial owners of J.P. Morgan common stock, see J.P. Morgan's proxy statement for its 2000 annual meeting of stockholders, which is incorporated by reference in this joint proxy statement-prospectus.

     ADJOURNMENT OR POSTPONEMENT. The Chase special meeting or the J.P. Morgan special meeting may be adjourned or postponed, including by their respective chairmen, in order to permit further solicitation of proxies.

PROXIES

     All shares of Chase common stock and J.P. Morgan common stock represented by properly executed proxies or voting instructions (including those given through electronic voting through the Internet or by telephone) received before or at the applicable special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the merger agreement. If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Chase common stock or J.P. Morgan common stock represented by the proxy will be considered present at the applicable special meeting for purposes of determining a quorum, but will be considered a vote against the merger. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

     If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will be considered a vote against the merger. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares through a Chase or J.P. Morgan 401(k) plan, your shares in the Chase plan, but not the J.P. Morgan plan, may be voted even if you do not instruct the trustee how to vote, as explained in your voting instruction card.

     Because approval of the merger requires the affirmative vote of a majority of the outstanding shares of Chase or J.P. Morgan common stock, as the case may be, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the merger.

     Neither Chase nor J.P. Morgan expects that any matter other than the proposal to adopt the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card or voting instruction card.

     The persons named as proxies may vote for one or more adjournments of the Chase or J.P. Morgan special meeting, as the case may be, to permit further solicitations in favor of the proposals to be submitted at those meetings. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.

     You may revoke your proxy at any time before it is voted by:

     - filing a written notice of revocation with the Secretary of Chase, 270 Park Avenue, New York, NY 10017, if you are a Chase stockholder;

     - filing a written notice of revocation with the Secretary of J.P. Morgan, 60 Wall Street, New York, NY 10260, if you are a J.P. Morgan stockholder;

     - granting a subsequently dated proxy; or

     - appearing in person and voting at your special meeting if you are a holder of record.

     Attendance at a special meeting will not in and of itself constitute revocation of a proxy. If a special meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

VOTING ELECTRONICALLY OR BY TELEPHONE

     Because Delaware, the state in which both Chase and J.P. Morgan are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company's stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

     Chase stockholders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose at http://www.eproxy.com/cmbsp/ and following the instructions; or

     - by telephone by calling the toll-free number 1-800-840-1208 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

     J.P. Morgan stockholders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose at http://www.eproxyvote.com/jpm and following the instructions; or

     - by telephone by calling the toll-free number 1-877-779-8683 in the United States or Canada on a touch-tone phone and following the recorded instructions. J.P. Morgan stockholders calling from another country may call 1-201-536-8073.

SOLICITATION OF PROXIES

     Chase and J.P. Morgan will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. To assist in the solicitation of proxies, Chase has retained ChaseMellon Shareholder Services, L.L.C. and MacKenzie Partners,

Inc. for a combined fee of $50,000 plus reimbursement of expenses. J.P. Morgan has retained Morrow & Co. Inc., for a fee of $20,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Chase, J.P. Morgan and their respective proxy solicitors will also request banks, brokers and other intermediaries holding shares of Chase or J.P. Morgan common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Chase and J.P. Morgan. No additional compensation will be paid to our directors, officers or employees for solicitation.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. OUR EXCHANGE AGENT WILL MAIL A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES TO J.P. MORGAN STOCKHOLDERS AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER. CHASE STOCKHOLDERS SHOULD RETAIN THEIR STOCK CERTIFICATES AND WILL NOT NEED TO SURRENDER THEM FOR EXCHANGE.

                                   THE MERGER

     This section of the joint proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement and the stock option agreements. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 101.

EFFECT OF MERGER; WHAT YOU WILL RECEIVE IN THE MERGER

     Upon completion of the merger, J.P. Morgan will merge with and into Chase, with Chase as the surviving corporation, and Chase will change its name on the date of the merger to J.P. Morgan Chase & Co.

     In the merger, each outstanding share of J.P. Morgan common stock will be converted into 3.7 shares of common stock of J.P. Morgan Chase & Co. No fractional shares will be issued and cash will be paid instead of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the merger.

     Each outstanding share of preferred stock of J.P. Morgan will be converted in the merger into one share of a corresponding new series of J.P. Morgan Chase & Co. preferred stock having substantially the same terms as the J.P. Morgan preferred stock.

BACKGROUND OF THE MERGER

     Over the past decade, both Chase and J.P. Morgan have pursued strategies to develop and broaden their wholesale financial services and investment banking platforms. Both have focused on developing the necessary product leadership, global reach and scale required to be a leading competitor in the global financial services industry, particularly in the higher-growth areas of global capital markets, strategic advice, asset management and private banking. Chase's strategy has involved both internal growth and strategic acquisitions, including the acquisitions of Hambrecht & Quist Group in 1999 and of Robert Fleming Holdings Limited and The Beacon Group earlier this year. J.P. Morgan's strategy for developing its investment banking business has focused principally on internal growth and expansion. Through this strategy, J.P. Morgan has been able to build an investment banking business that ranked among the top ten in the 1999 league table rankings for U.S. and global strategic advisory engagements as well as U.S. corporate debt and common stock underwritings. In the wealth management area, J.P. Morgan's strategy has involved both internal growth and acquisitions and investments, including J.P. Morgan's 1997 acquisition of a 45% interest in the mutual fund company American Century Companies, Inc., with approximately $118 billion in assets under management as of June 30, 2000.

     During this period the senior managements of Chase and J.P. Morgan regularly reviewed with their respective boards their companies' strategic objectives and the possible means of achieving those objectives, including business combinations with other financial services companies. Both managements also updated their boards regularly on the changing structure and dynamics of the financial services industry and the increasing need for scale, global reach, an expanded client base and a full product array in the investment banking and wholesale financial services businesses.

     Representatives of Chase and J.P. Morgan held discussions regarding the possible benefits of a business combination or other strategic transaction at various times in the past. Among the representatives of Chase involved in these discussions were Mr. Harrison, its Chairman and Chief Executive Officer, Walter Shipley, Mr. Harrison's predecessor as Chase's Chairman and Chief Executive Officer, and Geoffrey T. Boisi, who was previously an advisor to Chase and is now a Vice Chairman of Chase. Among the representatives of J.P. Morgan was Mr. Warner, its Chairman and Chief Executive Officer. None of these discussions progressed beyond a preliminary stage, and none had occurred for nearly two years prior to the discussions that led to the proposed merger.

     In mid-August of this year, Chase contacted Mr. Warner and indicated Chase's interest in discussing again the possibility of a business combination between Chase and J.P. Morgan. Following that conversation, the parties held further telephone conversations that ultimately led to a meeting between Mr. Harrison and Mr. Warner on August 23. After this meeting, Mr. Harrison and Mr. Warner agreed that a small group of senior representatives from each of Chase and J.P. Morgan should meet to review the business fit between the two organizations and the benefits that might arise out of a combination. Based on this further review, Messrs. Harrison and Warner concluded that the changes and developments in their respective companies over the past several years, including Chase's substantially expanded investment banking and asset management operations, had created a new opportunity for a strategic merger between the two companies. Over the ensuing days Mr. Harrison and Mr. Warner, together with a gradually expanding group of senior executives from each company, continued to meet to explore the complementary strengths of the two companies and the possible benefits of a merger, along with the structure and terms of a potential combination. During this period each of Mr. Harrison and Mr. Warner contacted members of their respective boards to brief them individually on the status of the ongoing discussions.

     In addition, during this period representatives of Chase and J.P. Morgan, together with their legal and financial advisors, discussed the specific terms of a merger between the two companies. These discussions covered management and the name of the combined company, the terms of a draft merger agreement and various other matters relating to the proposed merger, including the structure of the transaction, the exchange ratio, tax and accounting issues and required regulatory approvals. In addition, each side continued its due diligence review of the business and operations of the other.

     On September 8, 2000, the boards of directors of Chase and J.P. Morgan each held a special meeting at which their respective managements provided updates on the merger discussions to date and the strategic implications and possible benefits and risks of a business combination between the two companies. Chase's and J.P. Morgan's managements and their respective advisors also reviewed with their boards the results of their due diligence reviews of the other company to that point and discussed various other matters with their boards relating to the structure and terms of the proposed merger. At the Chase board meeting, Chase's legal advisors discussed with the board its fiduciary duties under Delaware law in connection with the proposed merger. At the conclusion of these meetings, the board of each company authorized its management team to continue negotiating the terms of a definitive merger for possible presentation to the boards for consideration the following week.

     From September 8 through September 12, 2000, both parties and their financial and legal advisors continued negotiating the terms of a definitive merger agreement and continued their due diligence reviews.

     Late in the afternoon of September 12 the board of directors of each of Chase and J.P. Morgan held a special meeting to consider the proposed transaction. At these meetings, each board considered the strategic reasons for the proposed transaction, the principal terms of the proposed transaction and the results of its due diligence review of the other. In addition, J.P. Morgan's legal advisors discussed with the J.P. Morgan board its fiduciary duties under Delaware law and each company's legal advisors described to each board the terms of the proposed merger agreement and stock option agreements and responded to questions from directors. At the Chase board meeting Chase's financial advisor, Chase Securities, presented a summary of its financial analyses relating to the proposed merger and delivered its opinion that the proposed exchange ratio in the merger was fair to the Chase common stockholders from a financial point of view. At the J.P. Morgan board meeting J.P. Morgan's financial advisor, J.P. Morgan Securities, presented a summary of its financial analyses relating to the proposed merger and delivered its opinion that the proposed exchange ratio in the merger was fair to the J.P. Morgan common stockholders from a financial point of view. Following deliberations, each board of directors unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements and resolved to recommend that its stockholders vote to adopt the merger agreement.

     Following these board meetings, Mr. Harrison and Mr. Warner executed the merger agreement and related stock option agreements on behalf of Chase and J.P. Morgan. Early the following morning, Chase and J.P. Morgan issued a joint press release announcing the proposed merger.

REASONS OF BOTH BOARDS OF DIRECTORS FOR THE MERGER

     In reaching their respective decisions to approve the merger, the boards of directors of each of Chase and J.P. Morgan considered, among other factors, various strategic benefits expected to be derived from the merger. We have summarized below the key strategic benefits identified by both of our boards of directors during their individual evaluations of the proposed merger. Because both of our boards considered and reached the same conclusions on the common benefits of the merger described below, we have presented this information in a single section that reflects the views of each of our boards.

     Each of our boards believes that the combination of Chase and J.P. Morgan would create one of the world's preeminent, fully integrated financial services companies with an unparalleled client base, leading global capabilities, product leadership in growth markets and a diversified earnings stream. The combined firm would be well-positioned not only to generate substantial shareholder value, but also to meet the challenges posed by ongoing consolidation and change in the financial services industry, including the need to retain and attract the best employees.

     In recent years Chase has made significant strides toward achieving these goals both through internal growth and through acquisitions such as those of Hambrecht & Quist, Flemings and The Beacon Group. J.P. Morgan has transformed itself from a wholesale commercial bank into a leading global investment bank and wealth management firm principally through internal growth and expansion. Our boards believe that the proposed combination of Chase and J.P. Morgan should generate substantially more value for stockholders than either firm could generate on its own or in connection with any other reasonably possible transaction.

     STRATEGIC CONSIDERATIONS. Our boards believe that the merger would provide a number of significant strategic opportunities and benefits, including the following:

     - Complementary Strengths in Clients, Geographies and Products.

        - Our respective client bases and product offerings are highly complementary and present significant opportunities for cross-marketing the combined company's broader product array. The addition of Chase's non-investment grade clients, middle-market clients, and clients engaged in so-called "new economy" businesses, consisting of media, telecommunications, information technology, life sciences and Internet-based products and services, to J.P. Morgan's existing client base should create a broad and diverse set of clients that would generate the opportunity for substantial growth in revenues, especially in light of the increased breadth of the combined firm's product offerings.

        - The combined company would be a globally balanced wholesale financial services firm. On a pro forma basis, approximately 52% of its 1999 revenues (excluding revenues from Chase's National Consumer Services group) were derived from North America, 30% from Europe, 12% from the Asia/Pacific region and 6% from Latin America.

        - Our merger would create a firm with leading positions in fixed income underwriting and trading, syndicated lending, risk management products, private equity, institutional asset management and private banking. Combining the positions that Chase and J.P. Morgan have each achieved in mergers and acquisitions advice and in equity underwriting and trading should also enable the combined firm to serve the full range of our clients' needs more effectively.

        On a pro forma basis using published "league table" rankings for 1999, as published by Thomson Financial Securities Data, the combined company would have the following product rankings:

PRODUCT                                                 RANK
-------                                                 ----
Global syndicated loans.............................     1
Global investment grade debt offerings..............     3
Global high yield debt offerings....................     3
M&A advisory:
  Europe (completed transactions)...................     3
  Global (completed transactions)...................     5
Common stock offerings
  U.S. offerings....................................     6
  Global offerings..................................     8

         In addition, the combined firm would have leading positions in overall risk management, complex risk management strategies, credit derivatives, interest rate derivatives and foreign exchange.

         Finally, the combined company would have, on a pro forma basis, a total of $720 billion of assets under management at December 31, 1999 (including the combined company's interest in American Century Companies, Inc.), ranking it as the second largest active asset manager in the United States behind Fidelity Investments (based on rankings for 1999 published in Investment Dealer's Digest). These assets would also be well diversified:

         - by category, with 52% in equities, 25% in fixed income and 23% in cash and other asset classes,

         - by geographic region, with 65% in the United States and 35% outside the United States, and

         - by client type, with 60% held for institutional investors and 40% held for private clients.

     - Greater Diversification of Business Lines. The combined company would be broadly diversified across a number of wholesale and retail financial services businesses. This diversification would be expected to provide a more stable revenue stream through changing economic cycles and volatile securities markets. On a pro forma basis, approximately 48% of the combined company's revenues for the first six months of 2000 came from global banking, while 27% came from U.S. consumer services, 11% came from asset management and other wealth services (including the combined company's interest in American Century Companies, Inc.), 9% came from global services and 5% came from private equity investments.

     - Enhanced Scale and Global Reach. During the past several years the financial services industry has undergone significant consolidation. As a result, our principal competitors in many of our most important business lines have become global in size and in range of product offerings. In addition, many of the clients for our wholesale financial services have also consolidated and grown substantially larger and frequently prefer to deal with financial institutions that can provide a full range of products on a global basis. We believe that to compete effectively in this environment a financial institution must have a strong capital base and be able to offer a full array of products on a global basis.

       The combined firm would be truly global. At September 8, 2000, J.P. Morgan Chase & Co. would have ranked among the top five global financial institutions on the basis of market capitalization and as one of the three largest financial institutions in the United States based on pro forma 1999 revenues and net income, book value at June 30, 2000 and market capitalization at September 5, 2000. As of December 31, 1999, the combined company would have had approximately $660 billion in assets and more than $36 billion in stockholders' equity. Scale of this magnitude would provide the resources necessary for J.P. Morgan Chase & Co. to capitalize on opportunities as they emerge, to respond effectively to rapid change in the financial services industry and to the needs of clients and to offer a much broader range of products to its clients than either Chase or J.P. Morgan could on its own.


     - Synergies and Cost Savings. While potential cost savings are not the principal reason for the merger, the transaction would nevertheless be expected to produce significant cost savings and incremental net revenue from combining the two companies. Our managements originally estimated these synergies at approximately $1.9 billion (pre-tax), consisting of approximately $1.5 billion of pre-tax cost savings and incremental revenues, net of incremental expenses, of approximately $400 million. Our managements also estimated that these synergies would be achieved by the end of the second year following the merger, with one-third estimated to be achieved in the first year. Chase and J.P. Morgan have established merger integration teams that are developing detailed integration and restructuring plans. The plans are expected to provide greater detail on cost savings, including the number of likely job eliminations. In addition, the plans will detail anticipated severance costs, the costs of disposing of certain premises and equipment and other merger-related expenses, including technology and systems-integration costs. Based on these merger integration efforts, our managements currently believe our initial estimates of cost savings were conservative but have not arrived at or announced revised estimates. As the merger integration process progresses further, announcements may be made from time to time regarding decisions and developments in the merger integration process. We also expect that the merger will result in pre-tax costs of approximately $2.8 billion, a portion of which will be taken as a charge to earnings upon closing of the merger.


     - Enhanced Employee Opportunities. We believe that achieving leadership positions in key product areas -- something made possible by the merger -- would significantly enhance our ability to attract and retain the best employees, which in turn would increase the financial benefits of the merger. We also believe that the close cultural fit between the two companies should facilitate the integration of our respective employees into a single organization.

     CONSIDERATION OF FIXED EXCHANGE RATIO STRUCTURE. Both of our boards considered whether a fixed exchange ratio was the appropriate transaction structure to achieve the strategic benefits referred to above and concluded that it was. As discussed in more detail below under "-- Recommendation of, and Factors Considered by, Chase's Board of Directors" and

"-- Recommendation of, and Factors Considered by, J.P. Morgan's Board of Directors," our boards concluded that a fixed exchange ratio structure would more properly reflect the long-term valuation assessments being made by the boards than would a structure under which short-term market volatility could impact the parties' contractual obligations. Our boards also noted that a fixed exchange ratio was customary for transactions of this type.

RECOMMENDATION OF, AND FACTORS CONSIDERED BY, CHASE'S BOARD OF DIRECTORS

     At a meeting of the Chase board of directors on September 12, 2000, after due consideration, the Chase board unanimously:

     - determined that the merger agreement, the stock option agreements and the merger are fair to and in the best interests of Chase and Chase's stockholders;

     - approved the merger agreement and the stock option agreements; and

     - determined to recommend that the stockholders of Chase adopt the merger agreement.

     ACCORDINGLY, THE CHASE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHASE STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In reaching its decision to approve the merger agreement and related agreements and to recommend that the Chase stockholders adopt the merger agreement, the Chase board consulted with its senior management, with Chase's financial advisor, Chase Securities, and with its legal advisors, including its General Counsel and its outside counsel, Simpson Thacher & Bartlett. The board also considered the following material factors:

     - all the reasons described above under "-- Reasons of Both Boards of Directors for the Merger", including:

        - the complementary strengths in clients, geographies and products of Chase and J.P. Morgan;

        - the benefits expected to result from the business and geographic diversification of the combined company compared to Chase on a stand-alone basis;

        - the cost savings and incremental revenues expected to be realized as a result of the merger; and

        - enhanced employee opportunities;

     - historical information concerning Chase's and J.P. Morgan's respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed the board's determination as to the relative values of Chase, J.P. Morgan and the combined company; in particular, the Chase board noted a number of aspects of J.P. Morgan's business and operations that made it an attractive strategic fit for Chase:

        - J.P. Morgan had made great progress in its ongoing strategic shift to focus on investment banking and other wholesale financial businesses, with its 1999 lending revenues representing only approximately 9% of J.P. Morgan's total 1999 revenues;

        - J.P. Morgan has a strong international presence with non-U.S. revenues accounting for 53% of total 1999 revenues;

        - J.P. Morgan has strong growth rates in business segments that are important to Chase's long term business strategies, with compound annual growth rates in revenues since 1996 from equities, private equity, investment banking and asset management of 59%, 43%, 23% and 14%, respectively; and

        - J.P. Morgan has a broad and balanced global product portfolio, with revenues over the prior twelve months from equities, investment banking, asset management services and interest rate and currency markets accounting for 18%, 17%, 16% and 17%, respectively, of total revenues;

     - current developments and trends in the financial services industry, including trends toward consolidation and globalization;

     - presentations by members of Chase's senior management as to the results of their due diligence review of J.P. Morgan's business and operations;

     - presentations by Chase's senior management regarding Chase's criteria for a successful merger -- strategic fit, reasonable execution risk, and financial benefits to Chase's stockholders -- and management's assessment that the proposed merger would meet each of these criteria;

     - the alternatives reasonably available to Chase if it did not pursue the merger with J.P. Morgan, including the possibility of pursuing an acquisition of or merger with another financial services company, and the conclusion that no other reasonably available alternative or prospective merger partner would yield greater benefits for Chase and its stockholders than the merger with J.P. Morgan;

     - the financial analyses and presentations of Chase's financial advisor and its opinion that the exchange ratio was fair, from a financial point of view, to Chase's common stockholders (see "-- Opinions of Financial Advisors -- Opinion of Chase's Financial Advisor" below); in this connection the Chase board noted, based on the presentations by Chase Securities, that:

        - the implied value of the merger exchange ratio was consistent with the terms of the two most recent acquisitions of large investment banks, based on the ratios of implied price to book value and to last twelve months net income and also the implied price as a premium over the prior month's average stock price; and

        - the implied value of the merger exchange ratio was consistent with the range of implied equity values for J.P. Morgan calculated by Chase Securities in its different analyses prepared for the Chase board;

     - the terms and conditions of the merger agreement and the stock option agreements, including the fact that the exchange ratio is fixed and therefore not subject to adjustment, nor is the merger agreement subject to termination, regardless of any change in the trading prices of either company's stock between signing of the merger agreement and closing; in connection with this review:

        - the Chase board considered a fixed exchange ratio appropriate to reflect the strategic purpose of the merger and consistent with market practice for mergers of this type and noted that a fixed exchange ratio would more fairly capture the respective ownership interests of the Chase and J.P. Morgan stockholders based on fundamental valuation assessments and avoid fluctuations caused by near-term market volatility;

        - the Chase board also considered the relative contributions of Chase and J.P. Morgan to the combined entity and determined that the 34% equity ownership of J.P. Morgan's former common stockholders in the combined company would be appropriate in light of J.P. Morgan's contribution to the combined company's pro forma revenues (28%), net income (28%), book value (32%) and assets (39%), in each case before giving effect to any merger-related synergies or cost savings;

     - the corporate governance provisions established for the transaction, including the board composition and designation of key senior management, which the Chase board considered to be of significant importance in ensuring an effective and timely integration of the two companies' operations;

     - the provisions of the merger agreement and stock option agreement designed to restrict the ability of the parties to entertain third party acquisition proposals, and the provisions of the merger agreement providing for the payment of termination fees in certain events; the Chase board concluded that those provisions were appropriate means to increase the likelihood that the transaction would be completed;

     - the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals;

     - Chase management's experience in successfully implementing its previous strategic merger transactions;

     - the expected treatment of the merger as a pooling of interests for financial accounting purposes and as a tax-free reorganization for U.S. federal income tax purposes, which the board concluded would be beneficial for Chase's stockholders;

     - the interests of certain Chase officers and directors in the merger (see "-- Interests of Directors and Executive Officers in the
       Merger -- Chase"); and

     - the anticipated impact of the merger on Chase's stockholders and customers.

     Chase's board of directors also considered the potential adverse consequences of the merger, including the following:

     - the challenges of combining the operations of two major international businesses;

     - the risk that anticipated growth synergies and cost savings will not be achieved;

     - the near-term dilution to Chase's stockholders expected to result from the merger; and

     - the risk of diverting management's attention from other strategic priorities to implement merger integration efforts.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Chase board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. The Chase board relied on the experience and expertise of Chase Securities, its financial advisor, for quantitative analyses of the financial terms of the merger. See "-- Opinions of Financial Advisors -- Opinion of Chase's Financial Advisor." In addition, except as noted above, the Chase board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Chase board's ultimate determination, but rather the Chase board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Chase's management and legal and financial advisors. In considering the factors described above, individual members of Chase's board may have given different weight to different factors.

     The Chase board considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

RECOMMENDATION OF, AND FACTORS CONSIDERED BY, J.P. MORGAN'S BOARD OF DIRECTORS

     At a meeting of J.P. Morgan's board of directors held on September 12, 2000, after due consideration, the J.P. Morgan board unanimously:

     - determined that the merger agreement, the stock option agreements and the merger are fair to and in the best interests of J.P. Morgan and its stockholders;

     - approved the merger agreement and the stock option agreements; and

     - determined to recommend that the stockholders of J.P. Morgan approve the merger agreement.

     ACCORDINGLY, THE J.P. MORGAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE J.P. MORGAN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In approving the transaction and making these recommendations, the J.P. Morgan board consulted with J.P. Morgan's management as well as its financial advisor and outside legal counsel, and considered the following material factors:

     - all the reasons described above under "-- Reasons of Both Boards of Directors for the Merger;"

     - the possibility, as alternatives to the merger, of not pursuing any transaction or of pursuing an acquisition of, or a business combination or joint venture with, an entity other than Chase, and the J.P. Morgan board's conclusion that a transaction with Chase is more feasible, and is expected to yield greater benefits, than the likely alternatives;

     - the value of the exchange ratio provided for in the merger agreement relative to the current market prices and historical trading prices of J.P. Morgan and Chase and the board's determination that the implied value represented a substantial premium for J.P. Morgan's common stockholders;

     - that as more fully described below under "-- Rationale for Fixed Exchange Ratio", it was more advantageous for J.P. Morgan's stockholders for the exchange ratio to be fixed rather than being subject to adjustment;

     - the ownership interest of J.P. Morgan stockholders in the combined company relative to J.P. Morgan's contribution to pro forma combined earnings and the board's conclusion that, by most measures, the ownership interest of J.P. Morgan's common stockholders would be proportionately larger than their implied contribution to the combined entity;

     - comparisons of historical financial measures for Chase and J.P. Morgan, including earnings, assets, book value and return on equity, which comparisons generally informed the board's determination as to the relative values of Chase, J.P. Morgan and the combined company;

     - current industry, economic and market conditions, developments and trends and the board's analysis of their potential impacts on J.P. Morgan, Chase and the combined entity;

     - the intended treatment of the merger as a pooling of interests for financial accounting purposes, which the board viewed as being important to the results of operations of the combined entity on a going forward basis under generally accepted accounting principles and to the resulting stock price of J.P. Morgan;

     - the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes, and the board's conclusion that this treatment would be beneficial to a large number of its stockholders;

     - the terms and conditions of the merger agreement, including the conditions to closing and the fact that the merger agreement is not subject to termination in the event of any change in the trading prices of either company's stock between signing of the merger agreement and closing and the board's ultimate determination that these terms and conditions were appropriate given the nature of the transaction;

     - the restrictions on either party's ability to entertain third party acquisition proposals and the payment of termination fees in specified circumstances and the board's determination of the appropriateness of these provisions, including with respect to their impact on the likelihood that the transaction would ultimately be consummated;

     - the grant by each party to the other of an option to acquire stock exercisable under specified circumstances pursuant to the stock option agreements, as discussed under

       "-- Stock Option Agreements" below, and the board's determination of the appropriateness of these provisions, including with respect to their impact on the likelihood that the transaction would ultimately be consummated;

     - the analyses and presentations of J.P. Morgan Securities, and J.P. Morgan Securities' opinion to the effect that, as of September 12, 2000, and based upon and subject to the various considerations set forth in its opinion, the exchange ratio in the merger was fair from a financial point of view to the J.P. Morgan common stockholders, and the board's determination that the retention of an affiliated financial advisor was in the best interests of J.P. Morgan's stockholders as described below under "-- Opinions of Financial Advisors -- Decision by Each Board to Engage Affiliated Financial Advisor";

     - the role that J.P. Morgan's current management would play in the management of the combined company and the composition of the combined company's board of directors and management Executive Committee, and the board's belief that this role would lead to increased shareholder value over the long-term;

     - the expected opportunities for, and the major role expected to be played by, J.P. Morgan employees in the combined firm and the board's belief that this role would lead to increased shareholder value over the long term; and

     - the interests that certain executive officers and directors of J.P. Morgan may have with respect to the merger in addition to their interests as stockholders of J.P. Morgan generally, as discussed under "-- Interests of Directors and Executive Officers in the Merger -- J.P. Morgan" below.

     J.P. Morgan's board of directors also considered the potential adverse consequences of the merger, including the following:

     - the challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected synergies and other benefits and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time, as discussed under "Risk Factors" above; and

     - that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, as discussed under "Risk Factors" and "-- Regulatory Approvals."

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the J.P. Morgan board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. The J.P. Morgan board relied on the experience and expertise of J.P. Morgan Securities, its financial advisor, for quantitative analysis of the financial terms of the merger. See
"-- Opinions of Financial Advisors -- Opinion of J.P. Morgan's Financial Advisor." In addition, except as noted above, the J.P. Morgan board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the J.P. Morgan board's ultimate determination, but rather the J.P. Morgan board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, J.P. Morgan's management and legal and financial advisors. In considering the factors described above, individual members of J.P. Morgan's board may have given different weight to different factors.

     The J.P. Morgan board considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

     At a meeting on October 11, 2000, the J.P. Morgan board of directors reviewed the proposed merger with the assistance of J.P. Morgan Securities. In this connection J.P. Morgan Securities reviewed, among other things, the relative performance of each of Chase's and J.P. Morgan's common stock after the announcement of the transaction, including with respect to various stock indices. While the board acknowledged these factors and was informed by J.P. Morgan Securities that it was possible that Chase's common stock price could decline further, the board did not question the underlying rationale for the merger or the desirability of the merger in light of trading fluctuations in the Chase common stock price. As of the date of this joint proxy statement-prospectus, the recommendation of the J.P. Morgan board regarding the transaction and the merger agreement remains in effect.


RATIONALE FOR FIXED EXCHANGE RATIO. In agreeing to a fixed exchange ratio for the merger, the J.P. Morgan board considered the possibility of a collar or other adjustable exchange ratio. The board concluded, however, that a fixed exchange ratio was preferable under all the circumstances, despite the fact that the price of Chase's common stock could decrease on a short term basis after announcement of the transaction. The material reasons for this decision are described below.

     The board was advised that fixed exchange ratios, with no collars, have become customary in large, all-stock bank merger transactions. Such exchange ratios fix the percentage ownership of the parties in the combined firm at the time the merger agreement is approved by the boards and symmetrically allocate the risks associated with movements in the price of the issuer's stock. In this respect they reflect the intention to share risks and rewards that generally underlie all-stock merger transactions such as the proposed merger.

     Moreover, given its view of the combined firm's prospects, the J.P. Morgan board concluded that it was better to achieve a higher initial exchange ratio, and a larger percentage ownership of the combined firm, than to secure protection against near-term price movements in Chase's common stock through a collar or other adjustable exchange ratio. While a fixed exchange ratio exposes the recipient stockholders to a decline in nominal value if the price of the issuer's stock falls in the period between announcement and closing, it also allows the recipient stockholders to benefit from the potential strength of the combination over time. The ultimate value of the combined firm will be determined not by movements in the issuer's stock price between announcement and closing, but by the performance of the combined firm over time. The J.P. Morgan board concluded that concerns about near-term market fluctuations generally should not outweigh judgments about longer-term value.

     Finally, the J.P. Morgan board was interested in insulating the transaction, to the extent practical, from any uncertainty that might be generated by near-term market developments. In the board's judgment, near-term movements in market prices, or in the price of Chase's common stock, are often unrelated to the fundamental financial and strategic factors supporting the transaction or to the longer-term value of the combination. Yet such movements in the context of a collar or other adjustable exchange ratio can create uncertainty with respect to the consummation of a transaction if the issuer is forced to issue more shares to compensate for near-term changes in nominal value. In fact, the existence of a collar or adjustable exchange ratio can aggravate an initial decline in an issuer's stock price because it could require the issuer to issue additional shares to the recipient stockholders. The avoidance of the uncertainty that can be created by a collar or adjustable exchange ratio was another important factor in the J.P. Morgan board's decision to agree to a fixed exchange ratio.

OPINIONS OF FINANCIAL ADVISORS

     DECISION BY EACH BOARD TO ENGAGE AFFILIATED FINANCIAL ADVISOR. Chase and J.P. Morgan each considered obtaining a fairness opinion from an independent financial advisor with respect to the exchange ratio in the merger. Under the laws of Delaware, which is the state in which both companies are incorporated, the board of directors of a company is not required to obtain a fairness opinion or an outside valuation report prior to approving a business combination as long as the directors have adequate information upon which a proper exercise of business judgment can be made. Delaware law also permits directors to rely upon information, opinions, reports and other statements presented by any of the company's officers or employees. The boards of both Chase and J.P. Morgan concluded that their respective investment banking subsidiaries were experienced and knowledgeable in financial advisory engagements of this size and complexity and that reliance upon their reports and opinions was appropriate. In this connection, Chase and J.P. Morgan each noted that its investment banking subsidiary ranked among the top ten in the world for global completed M&A advisory transactions during the first half of 2000. In addition, Chase also considered Chase Securities' experience and familiarity with Chase in light of the fact that Chase had relied on Chase Securities as its financial advisor in three other major transactions over the prior twelve months -- the acquisitions of Hambrecht & Quist Group ($1.35 billion) and Robert Fleming Holdings Limited ($6.9 billion) and the sale of Chase's Hong Kong consumer business ($1.32 billion). Likewise, J.P. Morgan had over many years developed a close working relationship in formulating strategic policy with J.P. Morgan Securities. As a result, the J.P. Morgan board valued the familiarity with the strategic issues facing the board that J.P. Morgan Securities had developed as part of that relationship.

     The Chase and J.P. Morgan boards also noted that obtaining a fairness opinion from an unaffiliated financial advisor would have involved disclosing proprietary information about their businesses and strategies to significant competitors of each company. In addition, in the current environment of active consolidation in the investment banking industry, it would also have created the risk of providing sensitive information to competitors which might have an interest in proposing their own business combination with Chase or J.P. Morgan. In this connection, each board also noted that in a number of previous business combinations involving major financial institutions, one or both of the merging parties had relied on its affiliated investment bank as its financial advisor.

     In light of the foregoing considerations, the Chase and J.P. Morgan boards each concluded that obtaining a fairness opinion from their respective investment bank subsidiaries was appropriate and in the best interests of their respective stockholders.

     OPINION OF CHASE'S FINANCIAL ADVISOR. Chase retained Chase Securities to act as its financial advisor in connection with the proposed merger. In connection with its engagement, Chase instructed Chase Securities to evaluate the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Chase common stock. At the September 12, 2000 meeting of the Chase board of directors, Chase Securities delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of September 12, 2000 and based upon the various qualifications and assumptions set forth in the opinion, the exchange ratio of 3.7 shares of Chase common stock for each share of J.P. Morgan common stock was fair, from a financial point of view, to the holders of Chase common stock.

     Chase Securities has confirmed its September 12, 2000 opinion by delivering its written opinion to the Chase board, dated as of the date of this joint proxy statement-prospectus, to the same effect. In connection with its written opinion dated as of the date of this joint proxy statement-prospectus, Chase Securities confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.

     The full text of Chase Securities' opinion dated as of the date of this joint proxy statement-prospectus is attached as Annex D to this joint proxy statement-prospectus. We urge you to read this opinion in its entirety for the assumptions made, procedures followed, matters considered and limits of the review by Chase Securities in arriving at its opinions. This summary of the Chase Securities opinions is qualified in its entirety by reference to the full text of Chase Securities' opinions. Chase Securities has consented to the inclusion of its opinion dated as of the date of this joint proxy statement-prospectus and the references to it in this joint proxy statement-prospectus. In giving this consent, Chase Securities does not admit that it comes within the category of persons whose consent is required under
Section 7 of the Securities Act
or the SEC's rules under that Act, nor does it admit that it is an expert with respect to any part of the registration statement of which this joint proxy statement-prospectus is a part, as the term "expert" is used in the Securities Act and the Securities and Exchange Commission's rules under the Act.

     Chase Securities' opinions are directed only to the fairness, from a financial point of view, of the exchange ratio to the Chase common stockholders as of the respective dates of those opinions, and do not constitute recommendations to the Chase board in connection with the merger, do not address the merits of the underlying decision by Chase to engage in the merger or the price or range of prices at which shares of Chase common stock or J.P. Morgan common stock may trade subsequent to the announcement or completion of the merger, and do not constitute recommendations to any stockholder of Chase as to how that stockholder should vote at the Chase special meeting. No limitations were imposed by Chase upon Chase Securities with respect to the investigation made or procedures followed by it in rendering its opinions. The exchange ratio was determined by arm's length negotiations between Chase and J.P. Morgan.

     In connection with rendering its opinions, Chase Securities, among other things:

     - reviewed the merger agreement;

     - in the case of its opinion dated as of the date of this joint proxy statement-prospectus, reviewed this joint proxy statement-prospectus;

     - reviewed publicly available business and financial information relating to Chase and J.P. Morgan and their industries;

     - reviewed certain internal financial and operating data provided to Chase Securities by the managements of Chase and J.P. Morgan relating to their respective businesses, including projections as to the amount and timing of the cost savings and the related expenses and synergies expected to result from the merger;

     - discussed with members of the senior managements of Chase and J.P. Morgan the operations, historical financial statements and future prospects, before and after giving effect to the merger, of their respective companies and those officers' views of the business, operations and strategic benefits and other implications of the merger, including the cost savings and synergies expected to result from the merger and other matters Chase Securities considered appropriate;

     - compared the financial and operating performance of Chase and J.P. Morgan with publicly available information relating to companies comparable to Chase and J.P. Morgan and reviewed the relevant historical stock prices and trading volumes of Chase common stock, J.P. Morgan common stock and publicly traded securities of companies comparable to Chase and J.P. Morgan; and

     - reviewed the financial terms of recent transactions comparable to the merger that Chase Securities considered relevant.

     In addition, Chase Securities conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate.

     In rendering its opinions, Chase Securities assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to, reviewed by or discussed with Chase Securities for purposes of its opinions. Chase Securities relied upon the assurances of management of Chase and J.P. Morgan that they were not aware of any facts that would make that information inaccurate or misleading. Chase Securities did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Chase or J.P. Morgan, nor did it conduct a physical inspection of the properties and facilities of Chase or J.P. Morgan. Chase Securities assumed that the projection information regarding the expected cost savings and synergies resulting from the merger that was provided to or discussed with it was reasonably determined based on the best currently available estimates and judgments of the managements of Chase and J.P. Morgan as to the cost savings and synergies expected to result from the merger. Chase Securities further assumed that, in all material respects, those projections as to expected cost savings and synergies will be realized in the amounts and at the times indicated. Chase Securities expressed no view as to those projections of expected cost savings and synergies or the assumptions upon which they were based.

     For purposes of rendering its opinions, Chase Securities assumed, in all respects material to its analyses, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the completion of the merger will be satisfied without being waived. Chase Securities also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Chase or J.P. Morgan is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Chase of the merger. Chase Securities also assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Chase Securities based its opinions on market, economic and other conditions as they existed on the respective dates of its opinions.

     The following sections summarize the material analyses performed by Chase Securities and reviewed with the Chase board at its meeting on September 12, 2000 in connection with Chase Securities' presentation and its opinion to the Chase board on that date. We have presented some of the summaries in tabular format. In order to understand the financial analyses used by Chase Securities more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Chase Securities' financial analyses.

     The following table summarizes the implied per share equity value for J.P. Morgan derived from the analyses indicated, all of which are described in greater detail below. Additional analyses performed by Chase Securities that were not intended to arrive at an implied equity value range are also described below but are not included in the table.


                                                              IMPLIED EQUITY
VALUATION METHODOLOGY                                          VALUE RANGE
---------------------                                         --------------
Comparable companies analysis...............................     $155-205
Comparable transactions analysis............................      170-240
Discounted cash flow analysis
  without estimated synergies...............................      160-215
  with estimated synergies..................................      215-270
Sum of the parts analysis...................................      185-225
Value of merger consideration based upon Chase stock closing prices on:
  September 8, 2000 ($57.81)................................     $    214
  September 12, 2000 ($56.06)...............................          207
  November 21, 2000 ($38.75)................................          143


     Transaction Overview. Chase Securities presented an overview of the proposed transaction, including the key financial terms of the transaction and an implied valuation of J.P. Morgan based on a fixed exchange ratio of 3.7 shares of Chase common stock and a total of 186 million diluted shares of J.P. Morgan common stock, based on the treasury stock method. Chase Securities noted that, based on the foregoing, and using the September 8, 2000 closing price per share of Chase common stock of $57.81, Chase's implied per share offer price was $214 per J.P. Morgan share and the aggregate implied diluted equity value of the J.P. Morgan common stock was $39.9 billion. (Based on Chase's closing stock price on November 21, 2000, Chase's implied offer price was $143 per J.P. Morgan share at that date.) Chase Securities also calculated that, based on the foregoing and on Chase's diluted shares, J.P. Morgan stockholders would own on a pro forma basis approximately 34% of the combined company.


     Chase Securities calculated that the implied diluted equity value of the J.P. Morgan common stock of $39.9 billion represented a 3.6x multiple to J.P. Morgan's common stockholders' equity as of June 30, 2000, an 18.8x multiple to J.P. Morgan's net income over the last twelve months, a 19.3x multiple to J.P. Morgan's estimated net income for 2000, based on publicly available Institutional Brokers Estimates System, or IBES, estimates and an 18.2x multiple to J.P. Morgan's estimated net income for 2001, based on publicly available IBES estimates. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts.

     Chase Securities further noted that Chase's implied per share offer price represented a 30% premium over J.P. Morgan's closing price on September 8, 2000 and a 27% premium over J.P. Morgan's 52-week high trading price.

     Contribution Analysis. Chase Securities compared the J.P. Morgan pro forma equity ownership of 34%, as described in "-- Transaction Overview" above, to the expected relative contributions of Chase and J.P. Morgan to the pro forma combined company. Chase Securities calculated that Chase and J.P. Morgan would contribute to the combined entity as follows (before giving effect to any merger-related synergies or cost savings):

                                                          CHASE    J.P. MORGAN
                                                          -----    -----------
1999 Net Revenue Contribution...........................   72%         28%
1999 Net Income Contribution............................   72%         28%
1999 Book Value Contribution............................   68%         32%
1999 Asset Contribution.................................   61%         39%

     Comparable Companies Analysis. Chase Securities compared certain financial and operating information and ratios for J.P. Morgan, using publicly available information, including publicly available IBES estimates of earnings per share, with corresponding publicly available financial and operating information and ratios for the following companies in lines of business that Chase Securities believed to be generally comparable to J.P. Morgan:

     - Morgan Stanley Dean Witter & Co.

     - Goldman Sachs Group, Inc.

     - Merrill Lynch & Co., Inc.

     - Lehman Brothers Holdings Inc.

     - The Bear Stearns Companies Inc.

     - Donaldson, Lufkin & Jenrette, Inc. ("DLJ")

     For each of the companies analyzed, other than DLJ, Chase Securities calculated the closing share price on September 8, 2000 as a multiple of earnings per share for the last twelve months and for fiscal years 2000 and 2001, based on publicly available IBES estimates of earnings per share. For DLJ, Chase Securities used DLJ's closing share price on August 1, 2000 due to the pendency of its announced transaction with Credit Suisse Group. Chase Securities also calculated the ratio of market capitalization at September 8, 2000 to book value as of the preceding quarter-end for each of the companies analyzed.

     These analyses showed the following:

                                            LOW     HIGH     MEAN     MEDIAN
                                           -----    -----    -----    ------
Price as multiple of:
  Last twelve months' earnings...........   9.2x    23.2x    16.0x    14.8x
  Estimated 2000 earnings................  10.8x    20.7x    15.5x    14.4x
  Estimated 2001 earnings................  10.4x    19.5x    14.6x    13.3x
Market capitalization to book value......  1.69x    7.36x    3.68x    3.22x


     Based on these and related analyses, Chase Securities calculated an implied per share equity value for J.P. Morgan ranging from $155 to $205, as compared to Chase's implied per share offer price of $214. (Based on Chase's closing stock price on November 21, 2000, Chase's implied offer price was $143 per J.P. Morgan share at that date, which represented a decline of approximately 22% since the date of announcement of the merger. In comparison, a market capitalization-weighted index of the companies used in the comparable companies analysis (excluding DLJ) declined by 26.9% during the period from September 13, 2000 through November 17, 2000.) Chase Securities noted that the implied equity values derived from the analyses of comparable companies reflected public market trading multiples and did not include any acquisition premiums.


     None of the selected companies reviewed was identical to J.P. Morgan or Chase and, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to J.P. Morgan and Chase.

     Comparable Transactions Analysis. Chase Securities analyzed the purchase price and transaction value multiples based upon an analysis of publicly available information relating to four selected large-capitalization transactions in the financial services industry announced since September 1997 in which the purchase price, calculated using stock prices as of the announcement date and including retention pools on an after-tax basis, ranged from $9.4 billion to $13.0 billion. Chase Securities calculated the purchase price as a multiple of book value and as a multiple of net income over the last twelve months, as well as the premium paid over the one month prior average of the target company's stock price. The results of this comparison were as follows:

                                                                                            PREMIUM OVER
                                                                             PURCHASE        ONE MONTH
                                                               PURCHASE     PRICE/LAST     PRIOR AVERAGE
                             ANNOUNCEMENT   PURCHASE PRICE    PRICE/BOOK   TWELVE MONTHS    TARGET STOCK
TRANSACTION                      DATE       ($ IN BILLIONS)     VALUE       NET INCOME         PRICE
-----------                  ------------   ---------------   ----------   -------------   --------------
Credit Suisse/DLJ..........     08/00           $  13.0          3.3x          18.0x             56%
UBS/PaineWebber............     06/00           $  11.7          3.9x          20.5x             52%
Deutsche Bank/
Bankers Trust..............     11/98           $   9.0          2.1x          21.6x             36%
Travelers Group/
Salomon Inc. ..............     09/97           $   9.4          2.0x          12.2x             28%
                                                                 ----          -----             --
     Mean..................                                      2.8x          18.1x             43%

Chase/J.P. Morgan..........     09/00           $  39.9          3.6x          18.8x             43%


     Based on these comparisons, Chase Securities calculated an implied per share equity value for J.P. Morgan ranging from $170 to $240, as compared to Chase's implied per share offer price of $214. (Based on Chase's closing stock price on November 21, 2000, Chase's implied offer price was $143 per J.P. Morgan share at that date.)

     None of the selected transactions reviewed were identical to the merger and, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions selected compared to the merger.


     Discounted Cash Flow Analysis. Chase Securities performed a discounted cash flow analysis for J.P. Morgan. Chase Securities calculated a range of per share equity values for J.P. Morgan assuming discount rates ranging from 10.5% to 15%, terminal multiples of cash net income in the year 2003 ranging from 13.0x to 17.0x and perpetuity growth rates for cash net income in the year 2003 ranging from 2.0% to 6.0%. Chase Securities performed the discounted cash flow analysis assuming, in one case, no synergies or cost savings from the merger, and in the other case, pre-tax synergies and cost savings from the merger of $1.9 billion phased in over a period of time. The analysis indicated per share equity values for J.P. Morgan ranging from $160 to $215 in the no-synergies case and from $215 to $270 in the synergies case, as compared to Chase's implied per share offer price of $214. (Based on Chase's closing stock price on November 21, 2000, Chase's implied offer price was $143 per J.P. Morgan share at that date.)



     Sum of the Parts Analysis. Chase Securities calculated a range of implied per share equity values for J.P. Morgan based on the equity value of J.P. Morgan's various business segments. The value of the Banking and Asset Management segments was calculated based upon various measures of financial performance for each business segment over the last twelve months. The Banking segment was divided into Investment Banking & Trading, Private Equity and Credit/ Lending while the Asset Management segment was divided into Institutional, High Net Worth and Mutual Funds. The value of the Private Equity component of the Banking segment was calculated based on the fair market value of the Private Equity portfolio as reported in J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1999. Based on this analysis, Chase Securities calculated an implied per share equity value for J.P. Morgan ranging from $185 to $225, as compared to Chase's implied per share offer price of $214. (Based on Chase's closing stock price on November 21, 2000, Chase's implied offer price was $143 per J.P. Morgan share at that date.)



     Accretion/Dilution Analysis. Chase Securities analyzed the expected pro forma impact of the merger on earnings per share for Chase for 2001 and 2002. The analysis was based, in one case, assuming no synergies or cost savings from the merger, and in the other case, assuming cumulative pre-tax synergies and cost savings from the merger of $1.9 billion. In both cases, the analysis was based on the diluted shares outstanding, plus an assumed issuance of an additional 7.4 million shares of Chase common stock to take account of anticipated additional issuances of J.P. Morgan shares prior to the completion of the merger, and the proposed exchange ratio of 3.7. The pro forma results were calculated based on publicly available IBES estimates and information provided by Chase and J.P. Morgan regarding expected cost savings and synergies from the merger. In the "no synergies" case, the analysis indicated that the merger would have a dilutive effect of approximately (10)% in 2001 and 2002. In the "synergies" case, the analysis indicated that the merger would have a dilutive effect of approximately (5)% in 2001 and a slightly accretive effect of 1.1% in 2002.


     Historical Exchange Ratio Analysis. Chase Securities reviewed the historical trading price of J.P. Morgan common stock relative to Chase common stock based on closing prices during the period from September 8, 1997 to September 8, 2000. This analysis indicated an average market exchange ratio of 2.45x for the one-year period ending on September 8, 2000, and 2.59x for the three-year period ending on September 8, 2000. For the one-year period ending September 8, 2000, the market exchange ratio ranged from 1.93x to 2.99x, with a median of 2.48x. The market exchange ratio as of the close of trading on September 8, 2000 was 2.84x.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the opinion of Chase Securities, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering Chase Securities' opinions. Chase Securities did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support Chase Securities' opinions. In arriving at its opinions, Chase Securities considered the results of all such analyses and did not assign specific weights to particular analyses. The analyses performed by Chase Securities, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. Those analyses were prepared solely as part of Chase Securities' analysis of the fairness, from a financial point of view, to Chase's stockholders of the exchange ratio in the merger. The foregoing summary is qualified in its entirety by reference to the full text of Chase Securities' opinion attached as Exhibit D to this joint proxy statement-prospectus.

     Chase Securities, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase Securities is a wholly-owned subsidiary of Chase. Chase Securities and other affiliates of Chase, in the ordinary course of business, have, from time to time, provided and in the future may continue to provide, for customary compensation, commercial and investment banking services to Chase and its affiliates, including serving as underwriter or agent with respect to numerous securities offerings by Chase and acting as financial advisor with respect to certain acquisitions and divestitures. In the ordinary course of business, Chase Securities or its affiliates may trade in the debt and equity securities of Chase and J.P. Morgan for their own accounts and for the accounts of their customers, and accordingly, may at any time hold a long or short position in those securities.

     The terms of the engagement of Chase Securities by Chase are set forth in a letter agreement, dated as of September 8, 2000, between Chase Securities and Chase. Pursuant to the terms of the letter agreement, Chase has agreed to allocate to Chase Securities a fee of $40 million. In addition, Chase has agreed to reimburse Chase Securities for its reasonable out-of-pocket expenses and to indemnify Chase Securities against certain liabilities relating to or arising out of its engagement.

     OPINION OF J.P. MORGAN'S FINANCIAL ADVISOR. J.P. Morgan retained J.P. Morgan Securities Inc. to act as its financial advisor in connection with the proposed merger. On September 12, 2000, the board of directors of J.P. Morgan held a meeting to evaluate the proposed merger. At this meeting, J.P. Morgan Securities rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger of 3.7 shares of Chase common stock for each share of J.P. Morgan common stock was fair, from a financial point of view, to the J.P. Morgan common stockholders. J.P. Morgan Securities subsequently confirmed its oral opinion by delivering to the board of directors of J.P. Morgan a written opinion dated September 12, 2000. In connection with the preparation of this joint proxy statement-prospectus, J.P. Morgan Securities delivered an updated written opinion to the board of directors of J.P. Morgan dated the date of this joint proxy statement-prospectus. In connection with this updated opinion, J.P. Morgan Securities confirmed the appropriateness of the analyses, assumptions (subject to appropriate updating), and factors considered in connection with its earlier opinion. J.P. Morgan's board of directors did not limit the investigations made or the procedures followed by J.P. Morgan Securities in giving either its original or its updated opinion.

     The full text of the updated J.P. Morgan Securities opinion which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by J.P. Morgan Securities is attached as Annex E to this document and is incorporated in this document by reference. J.P. Morgan stockholders should read J.P. Morgan Securities' updated opinion carefully and in its entirety. J.P. Morgan Securities has consented to the inclusion of its updated opinion and the references to it in this joint proxy statement-prospectus. In giving this consent, J.P. Morgan Securities does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the SEC's rules under that Act, nor does it admit that it is an expert with respect to any part of the registration statement of which this joint proxy statement-prospectus is a part, as the term "expert" is used in the Securities Act and the SEC's rules under the Act.

     J.P. Morgan Securities' opinions are directed to the board of directors of J.P. Morgan and address only the fairness, from a financial point of view, of the exchange ratio to the common stockholders of J.P. Morgan. The opinions do not address any other aspect of the merger or any related transaction, nor do they constitute a recommendation to any stockholder as to how to vote at the J.P. Morgan special meeting. The summary of the fairness opinions set forth in this document is qualified in its entirety by reference to the full text of the opinions.

     In arriving at its opinions, J.P. Morgan Securities reviewed:

     - the merger agreement;

     - this joint proxy statement-prospectus, in the case of its updated opinion;

     - various publicly available information concerning the businesses of J.P. Morgan and Chase and of several other companies engaged in businesses comparable to those of J.P. Morgan and Chase, and the reported market prices for other companies' securities deemed comparable;

     - the publicly available terms of various transactions involving companies comparable to J.P. Morgan and Chase and the consideration received for those companies;

     - current and historical market prices of J.P. Morgan's and Chase's common stock;

     - the audited financial statements of J.P. Morgan for the fiscal year ended December 31, 1999 and the audited financial statements of Chase for the fiscal year ended December 31, 1999;

     - the unaudited financial statements of J.P. Morgan and Chase for the period ended June 30, 2000 and, in the case of its updated opinion, September 30, 2000;

     - various agreements with respect to outstanding indebtedness or obligations of J.P. Morgan or Chase;

     - various internal financial analyses prepared by J.P. Morgan and Chase and their respective managements; and

     - the terms of other business combinations that J.P. Morgan Securities deemed relevant.

     J.P. Morgan Securities also held discussions with several members of the managements of J.P. Morgan and Chase on numerous aspects of the merger, the past and current business operations of J.P. Morgan and Chase, the financial condition and future prospects and operations of J.P. Morgan and Chase, the effects of the merger on the financial condition and future prospects of J.P. Morgan and Chase, and other matters that J.P. Morgan Securities believed necessary or appropriate to its inquiry. In addition, J.P. Morgan Securities reviewed other financial studies and analyses and considered such other information that it deemed appropriate for the purposes of its opinions.

     J.P. Morgan Securities relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by J.P. Morgan and Chase or otherwise reviewed by J.P. Morgan Securities. J.P. Morgan Securities is not responsible or liable for that information or its accuracy. J.P. Morgan Securities did not conduct any valuations or appraisal of any assets or liabilities, and valuations or appraisals were not provided to J.P. Morgan Securities. In relying on financial analyses provided to it, J.P. Morgan Securities assumed that those analyses had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of J.P. Morgan and Chase to which those analyses relate. J.P. Morgan Securities also assumed that the merger will be effected as a tax-free exchange and that the merger will be consummated as described in the merger agreement. J.P. Morgan Securities relied as to all legal matters relevant to rendering its opinions upon the advice of counsel.

     As is customary in the rendering of fairness opinions, J.P. Morgan Securities based its opinions on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan Securities as of, the date of each opinion. Subsequent developments may affect the opinions, and J.P. Morgan Securities does not have any obligation to update, revise, or reaffirm its opinions. J.P. Morgan Securities expressed no opinion as to the price at which J.P. Morgan's or Chase's stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan Securities employed generally accepted valuation methods in reaching its opinions. The following is a summary of the material financial analyses that J.P. Morgan Securities utilized in providing its September 12, 2000 opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan Securities more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan Securities' financial analyses.

     The following table summarizes the implied per share equity value for J.P. Morgan derived from the analyses indicated, all of which are described in greater detail below.


                                                              IMPLIED EQUITY
VALUATION METHODOLOGY                                          VALUE RANGE
---------------------                                         --------------
Comparable companies analysis...............................  $177 - $222
Comparable transactions analysis
  all transactions..........................................  $177 - $224
  most recent transactions..................................  $200 - $219
Discounted cash flow analysis
  without estimated synergies...............................  $171 - $181 with synergies............................................  $206 - $218
Contribution analysis.......................................  $203 - $213
Value of merger consideration based upon closing price of
  Chase common stock on
     September 8, 2000 ($57.81).............................  $214
     September 12, 2000 ($56.06)............................  $207
     September 13, 2000 ($50.69)............................  $188
     November 21, 2000 ($38.75).............................  $143


     Offer Valuation. J.P. Morgan Securities reviewed the terms of the proposed merger, including the historical relationship between the stock prices of J.P. Morgan and Chase and the aggregate transaction value. J.P. Morgan Securities also reviewed the value of the consideration offered based upon the $57.81 closing price of Chase's common stock on September 8, 2000, the next to last trading day prior to the September 12, 2000 meeting of J.P. Morgan's board of directors. This analysis indicated that the implied value of Chase's proposal was approximately $213.91 per share of J.P. Morgan common stock. J.P. Morgan Securities calculated that, based on this proposal, J.P. Morgan's common stockholders would receive a premium of 30.5% to the $164.00 closing price of J.P. Morgan's common stock on September 8, 2000 and a premium of 48.4% to the $144.13 closing price of J.P. Morgan's common stock ten days prior to announcement.

     J.P. Morgan Securities calculated that the proposed transaction exchange ratio represented a 19.2x multiple to last twelve months GAAP EPS, an 18.0x multiple to forward GAAP EPS, and a 3.30x multiple to tangible book value, based upon the $57.81 closing price of Chase's common stock on September 8, 2000.

     Pro Forma Merger Analysis. J.P. Morgan Securities analyzed pro forma earnings per share forecasts for 2000 and 2001 and median long-term growth rates based upon estimates provided by IBES. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts. Assuming transaction synergies phased in 100% by 2002, the analysis showed that the merger would be accretive to GAAP earnings per share and cash earnings per share of the combined company in 2002.

     Contribution Analysis. J.P. Morgan Securities reviewed and analyzed the relative contributions to be made by J.P. Morgan and Chase to the combined entity, based upon assets, equity, earnings and market capitalization. These contributions were compared to the approximately 34.8% continuing ownership stake that J.P. Morgan's common stockholders would have in the combined company following the merger. Principally, J.P. Morgan Securities analyzed the market value and net earnings contributed by J.P. Morgan and Chase to the combined entity. This analysis indicated that as of September 8, 2000, J.P. Morgan contributed 28.2% of the pro forma combined market capitalization based on its closing price of $164.00 that day. Based on IBES 2001 estimates for J.P. Morgan and Chase as of September 8, 2000, J.P. Morgan contributed earnings equal to 27.2% of the combined entity's 2001 earnings, before synergies.

     Public Trading Multiples. Using publicly available information, J.P. Morgan Securities compared selected financial data of J.P. Morgan with similar data for selected publicly traded companies (the "broker/dealer peers") engaged in businesses which J.P. Morgan Securities judged to be reasonably comparable to those of J.P. Morgan. These companies were:

                                  Bear Stearns
                                  Goldman Sachs
                                  Lehman Brothers
                                  Merrill Lynch
                                  Morgan Stanley Dean Witter

     These companies were selected because of their operating, organizational and overall business similarities with J.P. Morgan. The median, high and low valuation levels for the broker/dealer peer group was determined. Based upon a review of that information and closing stock prices on September 8, 2000, J.P. Morgan Securities determined that J.P. Morgan generally traded in line to slightly below the median level of its peer group.

                                                              BROKER/DEALER PEERS
                                                            ------------------------
                                                    JPM     MEDIAN    HIGH      LOW
                                                   -----    ------    -----    -----
Price to:
  2000E EPS......................................   14.3x    15.5x     19.7x    11.3x
  2001E EPS......................................   13.7     14.9      17.6     10.1
  Book value.....................................   2.36     3.20      6.74     2.43
  Tangible book value............................   2.53     3.98      7.32     2.43

     J.P. Morgan Securities also calculated a range of imputed values for a share of J.P. Morgan common stock based on the ratios for the broker/dealer peers. This analysis resulted in a range of imputed values for J.P. Morgan common stock of between $177 and $222.

     J.P. Morgan Securities also reviewed and compared certain public market data related to Chase to the publicly available corresponding data for four groups of selected companies which J.P. Morgan Securities deemed to be relevant:

                             COMMERCIAL
BROKER/DEALERS                BANKING          GLOBAL SERVICES        CREDIT CARDS
--------------           ------------------    ----------------    -------------------
Morgan Stanley            Citigroup            Bank of New York    MBNA
Goldman Sachs             Bank of America      Mellon Financial    Providian Financial
Merrill Lynch             Wells Fargo          State Street        Capital One
J.P. Morgan               Bank One
Lehman Brothers           First Union
DLJ
Bear Stearns

     Based on its review of that information, J.P. Morgan Securities determined the following:

                           PRICE TO    PRICE TO     PRICE TO      IBES LONG-      DIVIDEND
                           2000 EPS    2001 EPS    BOOK VALUE     TERM GROWTH      YIELD
                           --------    --------    ----------    -------------    --------
Chase....................   14.5x       13.0x        2.75x           12.0%          2.21%
Broker/Dealers...........   17.6x       17.4x        2.89x           12.8%          0.76%
Commercial Banking.......   17.2x       12.9x        2.30x           12.0%          2.27%
Global Services..........   27.9x       24.9x        6.74x           13.0%          1.19%
Credit Cards.............   24.5x       20.4x        7.77x           25.0%          0.17%

     J.P. Morgan Securities noted that this analysis supported the conclusion that Chase common stock was fairly valued when compared to the relevant peer group.

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan Securities examined the following transactions involving financial institutions:

ACQUIROR                                              TARGET
--------                                              ------
Credit Suisse Group..................  DLJ
UBS AG...............................  Paine Webber Group Inc.
Chase................................  Robert Fleming
Chase................................  Hambrecht & Quist
Deutsche Bank........................  Bankers Trust
First Security.......................  Van Kasper
BankBoston...........................  BancAmerica Robertson Stephens
Societe Generale.....................  Cowen & Co.
U.S. Bancorp.........................  Piper Jaffray
Travelers Group......................  Salomon Brothers
Fleet Financial......................  Quick & Reilly Group
ING Group............................  Furman Selz LLC
First Union..........................  Wheat First Butcher Singer Inc.
CIBC.................................  Oppenheimer Holdings
NationsBank..........................  Montgomery Securities
BankAmerica..........................  Robertson, Stephens
Bankers Trust........................  Alex. Brown
Dean Witter..........................  Morgan Stanley

     While J.P. Morgan Securities calculated ratios from each of the preceding transactions, J.P. Morgan Securities determined that Credit Suisse Group's proposed acquisition of DLJ (CSFB/DLJ) and UBS AG's proposed acquisition of Paine Webber Group Inc. (UBS/PWJ), provided the most accurate representation of a comparable transaction. J.P. Morgan Securities analyzed the premium to the market price ten days prior to announcement, estimates of the next twelve months' projected earnings per share and tangible book value per share. Based upon a review of that information, J.P. Morgan Securities determined the following:

                                                     MOST COMPARABLE TRANSACTIONS
                                                    ------------------------------
                                                    CMB/JPM    CSFB/DLJ    UBS/PWJ
                                                    -------    --------    -------
10-day premium to market..........................   48.4%       59.8%      54.6%
Next twelve months EPS............................   18.0x       18.2x      16.2x
Tangible book value...............................   3.30x       2.92x      4.10x

     J.P. Morgan Securities also calculated a range of imputed values for a share of J.P. Morgan's common stock based on the ratios for the broader list of comparable transactions. This analysis resulted in a range of imputed values for J.P. Morgan's common stock of between $177 and $224.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, J.P. Morgan Securities estimated the net present value of the future streams of after-tax cash flows that J.P. Morgan could produce on a stand-alone basis from 2000 through 2005 and distribute to J.P. Morgan's stockholders. In this analysis, J.P. Morgan Securities used earnings estimates from IBES for 2000 and 2001 and assumed that J.P. Morgan's earnings were grown thereafter at an annual rate ranging from 8.5% to 11.5%. For each growth rate, J.P. Morgan Securities calculated the sum of: (i) the estimated 2000-2005 distributable income streams per share, projected such that J.P. Morgan's tangible equity ratio would be maintained at 4.0%, and discounted to present values at an assumed discount rate of 10.5%, and (ii) the terminal values per share of J.P. Morgan's common stock based on assumed multiples of J.P. Morgan's projected 2006 earnings ranging from 12.0x to 15.0x. This discounted cash flow analysis indicated a reference range of $155 to $207 per share of J.P. Morgan's common stock. J.P. Morgan Securities noted that a narrowed valuation reference range of $171 to $181 per share of J.P. Morgan common stock was more appropriate based on the assumed ranges of earnings growth rates and terminal values used in these analyses.

     J.P. Morgan Securities also used a discounted cash flow analysis to estimate the net present value of transaction synergies assumed to result from the merger. These synergies were assumed to produce cash flows resulting from:
(i) cost savings and revenue enhancements, which were assumed to be fully phased in by 2002, grown at 3% annually and (ii) a restructuring charge based on fully phased-in cost savings. The transaction synergy cash flows were discounted to present values at an assumed discount rate of 10.5%, and terminal values were based on assumed multiples of projected 2006 transaction synergies ranging from 12.0x to 15.0x. This discounted cash flow analysis indicated a valuation reference range for the transaction synergies (assuming 50% of the value of these synergies accrued to J.P. Morgan's stockholders) of $35 to $41 per share of J.P. Morgan's common stock.

     In addition, J.P. Morgan Securities tested the sensitivity of the values for J.P. Morgan on a stand-alone basis and for transaction synergies by varying certain assumptions. The reference ranges were not materially changed by reasonable variations of key assumptions.

     When the stand-alone discounted cash flow analysis was combined with the discounted cash flow analysis to estimate the net present value of the transaction synergies, the indicated valuation reference range was $190 to $248 per share of J.P. Morgan's common stock. J.P. Morgan Securities noted that a narrowed valuation reference range of $206 to $218 per share of

J.P. Morgan common stock was more appropriate based on the assumed ranges of earnings growth rates and terminal values used in these analyses.

     J.P. Morgan Securities also performed a discounted cash flow analysis to estimate the distributable income from 2000 to 2005 for Chase on a stand-alone basis. In this analysis, J.P. Morgan Securities used IBES earnings estimates for 2000 and 2001 and assumed that Chase's earnings were grown thereafter at an annual rate ranging from 10% to 13%. For each growth rate, J.P. Morgan Securities calculated the sum of: (i) the estimated 2000-2005 distributable income streams per share, projected such that Chase's tangible equity ratio would be maintained at 5.0%, and discounted to present values at an assumed discount rate of 10.5%, and (ii) the terminal values per share of Chase's common stock based on assumed multiples of Chase's projected 2006 earnings ranging from 12.0x to 15.0x. This discounted cash flow analysis indicated a reference range of $61 to $81 per share of Chase's common stock, versus a closing share price for Chase of $57.81 on September 8, 2000.

     J.P. Morgan Securities has informed J.P. Morgan that it has reviewed the terms of the proposed merger in light of changes in the common stock price of Chase, as well as financial institutions generally. In particular, J.P. Morgan Securities reviewed the value of Chase's proposal as of September 8, 2000 (a recent trading day prior to the September 12, 2000 board of directors meeting), September 12, 2000 (the date of the merger agreement), September 13, 2000 (the date of the transaction announcement) and November 17, 2000, as set forth in the following table.

     IMPLIED VALUE TO J.P. MORGAN COMMON STOCKHOLDERS ASSUMING A 3.7X EXCHANGE RATIO APPLIED TO CHASE'S COMMON STOCK PRICE AS OF:

September 8, 2000 (recent trading day before board
  meeting)..................................................  $213.91
September 12, 2000 (date of merger agreement)...............  $207.42
September 13, 2000 (date of announcement)...................  $187.54
November 17, 2000...........................................  $146.61


     As a result of changes in the common stock price of Chase, based on the November 21, 2000 closing price of Chase's common stock, the implied value of the proposed merger per share of J.P. Morgan common stock on that date was $143. This price is below the implied equity value ranges resulting from each of the comparable companies analysis, comparable transactions analysis, discounted cash flow analyses and contribution analysis performed by J.P. Morgan Securities in connection with its September 12, 2000 opinion.

     J.P. Morgan Securities noted the following movements in valuations in the financial services sector since each of September 8, 2000 and the date of announcement through November 17, 2000:

                                                              PERFORMANCE SINCE
                                                              ------------------
                                                              9/8/00     9/13/00
                                                              -------    -------
BROKER/DEALERS
Morgan Stanley Dean Witter & Co. ...........................  -34.89%    -34.43%
Goldman Sachs Group, Inc. ..................................  -29.12%    -31.47%
Merrill Lynch & Co., Inc. ..................................   -6.16%     -5.90%
Lehman Brothers Holdings Inc. ..............................  -28.41%    -29.04%
Bear Stearns Companies Inc. ................................  -21.57%    -20.36%
MEDIAN......................................................  -28.41%    -29.04%
COMMERCIAL & RETAIL BANKING
Citigroup, Inc. ............................................   -9.57%     -8.35%
Bank of America Corporation.................................  -27.93%    -29.04%
Wells Fargo & Company.......................................   -2.49%     -4.28%
Bank One Corporation........................................  -11.99%    -16.10%
First Union Corporation.....................................  -15.35%    -15.70%
MEDIAN......................................................  -11.99%    -15.70%
Chase.......................................................  -31.46%    -21.82%


     J.P. Morgan Securities has reaffirmed its opinion as of the date of this joint proxy statement-prospectus. J.P. Morgan understands that material to J.P. Morgan Securities' reaffirmation were the following: (i) the fact that since the date of J.P. Morgan Securities' earlier opinion, no material operational changes have occurred that would impact, positively or negatively, the expected long-term earnings or business prospects of Chase or J.P. Morgan or cause the relative values of the two companies to diverge in any material way; (ii) the fact that since the date of J.P. Morgan Securities' opinion, no material negative revisions have occurred to the synergies expected to occur in connection with the merger (which revisions might impact the expected value to be created by the merger and therefore potentially alter the benefits to be derived by J.P. Morgan's stockholders); and (iii) the fact that Chase's stock price performance since the transaction announcement date has generally been in line with its peer group (and not, in the opinion of J.P. Morgan Securities, indicative of any issue specifically related to Chase).


This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan Securities believes that one must consider its opinions, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinions. In arriving at its opinions, J.P. Morgan Securities considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan Securities' fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan Securities based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan Securities based that analysis. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan Securities' analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. As a part of its investment banking business, J.P. Morgan Securities and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan Securities is a wholly-owned subsidiary of J.P. Morgan. J.P. Morgan Securities and other affiliates of J.P. Morgan, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to J.P. Morgan and its affiliates, including serving as underwriter or agent with respect to securities offerings by J.P. Morgan and acting as financial advisor with respect to acquisitions and divestitures. In the ordinary course of business J.P. Morgan Securities or its affiliates may trade in the debt and equity securities of Chase and J.P. Morgan for their own accounts and for the accounts of their customers, and accordingly, may at any time hold a long or short position in those securities.

     J.P. Morgan selected J.P. Morgan Securities to advise it and deliver a fairness opinion with respect to the merger on the basis of its experience and its familiarity with J.P. Morgan. J.P. Morgan has agreed to allocate to J.P. Morgan Securities a fee of $40 million in connection with its engagement.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     CHASE. In considering the recommendation of the board of directors of Chase to vote for the proposal to adopt the merger agreement, stockholders of Chase should be aware that members of the Chase board of directors and members of Chase's executive management have agreements or arrangements that provide them with interests in the merger that may differ from those of Chase's stockholders. The Chase board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in making its decision to recommend to the Chase stockholders that they vote to adopt the merger agreement.

     Management Positions. As described below under "-- Board of Directors and Management After the Merger," the merger agreement provides that William B. Harrison, Jr., Chase's current Chairman and Chief Executive Officer, will be President and Chief Executive Officer of J.P. Morgan Chase & Co. In addition, Mr. Harrison will be co-Chairman of the management Executive Committee of J.P. Morgan Chase & Co., and Geoffrey T. Boisi, David A. Coulter, Donald H. Layton, James B. Lee, Jr., Marc J. Shapiro and Jeffrey C. Walker, all current senior executives of Chase, will also serve on that Executive Committee.


     Severance Agreements. Certain executive officers of Chase, including Mr. Harrison, are parties to agreements that provide severance benefits if the officer's employment is terminated by the employer without "cause" or by the executive for "good reason" (each as defined in the officer's agreement) during the term of the agreement. The agreements generally expire on the later to occur of December 31, 2000 or two years following a change in control occurring on or prior to December 31, 2000 (which would include approval of the merger by Chase's stockholders at the meeting on December 22, 2000). Following a change in control, "good reason" will include a substantial diminution in the overall importance of the officer's role, balancing any increase or decrease in the officer's responsibilities against any increase or decrease in the relative sizes of the businesses, activities or functions for which he has responsibility. Under the agreements, in the event of termination by the employer without cause or by the employee for good reason, an officer would be entitled (a) to receive, in substantially equal payments over the course of 24 months or, at the officer's election, in a lump sum, an amount equal to two times (three times in the case of Mr. Harrison) the sum of (i) the officer's annual base salary and (ii) an amount equal to the average percentage annual bonus paid or payable over the preceding three years (expressed as a percentage of annual base salary) and (b) subject to certain conditions and unless the officer had made a lump-sum election with respect to the cash portion of his severance, to continue to participate in Chase's life and accident and health insurance plans for a 24-month period following the officer's termination. If the officer had been employed by Chase for five consecutive years prior to his termination, the officer also would be entitled to coverage under Chase's retiree medical and life insurance programs. In addition, upon the termination, each officer would be entitled to full vesting of stock options and restricted stock units, except that performance-based restrictions on his restricted stock or other stock-based awards would continue. The officers would continue to be eligible for their performance-based awards, which would become payable at the end of the applicable performance period, if and to the extent the relevant performance goals were achieved.

     Outside Directors. Under Chase's deferred compensation and pension liquidation plans for non-employee directors, payments of cash and/or stock compensation that otherwise had been deferred would begin following such time as the director ceases to serve. In accordance with these plans, payments will be made to those directors of Chase who do not become directors of J.P. Morgan Chase & Co. in accordance with the director's election under the plans, and may be made in a lump sum or in periodic payments over a specified number of years.

     J.P. MORGAN. In considering the recommendation of the board of directors of J.P. Morgan to vote for the proposal to adopt the merger agreement, stockholders of J.P. Morgan should be aware that members of the J.P. Morgan board of directors and members of J.P. Morgan's management team have agreements or arrangements that provide them with interests in the merger that may differ from those of J.P. Morgan stockholders. The J.P. Morgan board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in making its decision to recommend to the J.P. Morgan stockholders that they vote to adopt the merger agreement.

     Management Positions. As described below under "-- Board of Directors and Management After the Merger," the merger agreement provides that Douglas A. Warner III, J.P. Morgan's current Chairman and Chief Executive Officer, will become Chairman of J.P. Morgan Chase & Co. In addition, Mr. Warner will be co-Chairman of the management Executive Committee of J.P. Morgan Chase & Co., and Ramon de Oliveira, Walter A. Gubert and Thomas B. Ketchum, all current senior executives of J.P. Morgan, will also serve on that Executive Committee.

     J.P. Morgan Employee Stock Options and Restricted Shares. The J.P. Morgan stock-based benefit programs and awards and other deferred compensation programs and awards define a change in control as occurring upon the approval by the stockholders of a transaction such as the merger. Any vesting or acceleration of stock-based and other awards under these programs upon a change in control will be in accordance with their terms. Except for awards relating to an aggregate of 922,388 share credits and 1,875,000 stock options, upon a change in control awards under these programs will vest and, in the case of stock options, become immediately exercisable or, in the case of restricted stock awards, become immediately distributable.


     Accordingly, upon a change in control, certain of the outstanding employee stock options will become exercisable and certain other stock-based awards will become payable. The number of shares of J.P. Morgan common stock relating to stock options that will become exercisable as a result of the merger for Messrs. Warner, Gubert and Michael E. Patterson, each of whom is currently a J.P. Morgan executive officer and director, is 227,000, 141,000 and 83,000, respectively, and the number of shares of J.P. Morgan common stock representing their outstanding stock-based awards that will be required to be distributed is approximately 307,997, 199,863 and 161,564, respectively. The aggregate number of options becoming exercisable by reason of the merger for David Sidwell, Rachel Robbins and Thomas Ketchum, the other current executive officers of J.P. Morgan, is 156,999 shares and the total number of shares of

J.P. Morgan common stock representing outstanding stock-based awards that will be required to be distributed to these other current executive officers is approximately 178,679.


     For additional information about options and other stock-based awards held by certain J.P. Morgan directors and executives, see J.P. Morgan's proxy statement for its 2000 annual meeting of stockholders and for additional information on the effect of the merger on stock options and other stock-based awards, see "-- Treatment of Stock Options and Other Equity-Based Awards" below.

     Outside Directors. Under J.P. Morgan's director stock plan and deferred compensation plan for non-employee directors, payments of deferred cash and/or stock compensation begin following such time as the director ceases to serve. Under this plan, directors of J.P. Morgan who do not become directors of J.P. Morgan Chase & Co. will receive payment of stock, in a lump sum, and payments of cash will be made in accordance with the director's election under the plan, which may be made in a lump sum or in periodic payments over a specified number of years.

     Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, J.P. Morgan Chase & Co. will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of J.P. Morgan and its subsidiaries

     - to the same extent those persons were entitled to indemnification or advancement of expenses under J.P. Morgan's certificate of incorporation, by-laws and indemnification agreements; and

     - to the fullest extent permitted by law.

     The merger agreement also provides that J.P. Morgan Chase & Co. will maintain for a period of six years after completion of the merger the current directors' and officers' liability insurance policies maintained by J.P. Morgan, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although J.P. Morgan Chase & Co. will not be required to make annual premium payments in excess of 250% of the annual premiums currently paid by J.P. Morgan for directors' and officers' liability insurance. J.P. Morgan Chase & Co. may satisfy this requirement through self-insurance to the extent Chase does so for its officers and directors.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER

     BOARD OF DIRECTORS. The merger agreement provides that upon completion of the merger:

     - the board of directors of J.P. Morgan Chase & Co. will be comprised of fifteen individuals, nine of whom will be designated by Chase and six of whom will be designated by J.P. Morgan;

     - other than Douglas A. Warner III and William B. Harrison, Jr., no employees of J.P. Morgan Chase & Co. will serve on the board of directors of J.P. Morgan Chase & Co. at the effective time of the merger; and

     - one director designee of J.P. Morgan will be appointed to each of the Audit Committee, the Governance Committee and the Compensation and Benefits Committee of J.P. Morgan Chase & Co.


     As of the date of this joint proxy statement-prospectus, neither the board of directors of Chase nor the board of directors of J.P. Morgan has finally determined which directors (other than Messrs. Harrison and Warner) will be designated to the board of directors of J.P. Morgan Chase & Co. Biographical information with respect to our current directors, from whom the designees to the board of directors of J.P. Morgan Chase & Co. will be selected, is contained in our respective proxy statements for our 2000 annual meetings of stockholders and is incorporated by reference in this joint proxy statement-prospectus.

     MANAGEMENT. Mr. Warner will be the Chairman of J.P. Morgan Chase & Co. and Mr. Harrison will be the President and Chief Executive Officer of J.P. Morgan Chase & Co. In addition, Messrs. Harrison and Warner will be co-Chairmen of the management Executive Committee of J.P. Morgan Chase & Co., its senior policy-making committee. The other members of that Executive Committee will be:
Geoffrey T. Boisi, David A. Coulter, Ramon de Oliveira, Walter A. Gubert, Thomas
B. Ketchum, Donald H. Layton, James B. Lee, Jr., Marc J. Shapiro and Jeffrey C. Walker. Each of these persons is currently a senior executive of Chase or J.P. Morgan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. holders of J.P. Morgan stock.

     For purposes of this discussion, we use the term "U.S. holder" to mean:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

     - a trust that (x) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

     - an estate that is subject to U.S. federal income tax on its income regardless of its source.

     This discussion is based upon the U.S. Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that J.P. Morgan stockholders hold their J.P. Morgan capital stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

     - insurance companies;

     - tax-exempt organizations;

     - dealers in securities or foreign currency;

     - financial institutions;

     - traders in securities that elect the mark-to-market method of accounting for their securities;

     - persons that hold their J.P. Morgan capital stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

     - persons that have a functional currency other than the U.S. dollar;

     - investors in pass-through entities;

     - stockholders who acquired their J.P. Morgan capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

     - holders of options granted under any J.P. Morgan benefit plan.

     If a partnership holds J.P. Morgan capital stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding J.P. Morgan capital stock should consult their tax advisors.

     Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

     Neither of us has requested or intends to request a ruling from the United States Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

     It is a condition to the closing of the merger that each of Chase and J.P. Morgan receive a tax opinion from its counsel that the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. These opinions will be based upon updated representation letters provided by Chase and J.P. Morgan to be delivered at the time of closing. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so. If either of us does waive this condition, we will inform you of this decision and ask you to vote on the merger taking this into consideration.

     Based on the assumptions discussed above and upon facts, factual representations and assumptions contained in the representation letters provided by Chase and J.P. Morgan, all of which must continue to be true and accurate in all material respects as of the effective time, it is the opinion of each of Simpson Thacher & Bartlett, counsel to Chase, and Davis Polk & Wardwell, counsel to J.P. Morgan, that

     - the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

     - no gain or loss will be recognized by U.S. holders of J.P. Morgan capital stock on the exchange of their J.P. Morgan capital stock for J.P. Morgan Chase & Co. capital stock, except for cash received instead of fractional shares, as discussed below;

     - the aggregate adjusted basis of the J.P. Morgan Chase & Co. capital stock received in the merger by a U.S. holder of J.P. Morgan capital stock (including any fractional share of J.P. Morgan Chase & Co. capital stock with respect to which the U.S. holder receives cash) will be equal to the aggregate adjusted basis of the U.S. holder's J.P. Morgan capital stock exchanged for that J.P. Morgan Chase & Co. capital stock; and

     - the holding period of the J.P. Morgan Chase & Co. capital stock received in the merger by a U.S. holder of J.P. Morgan capital stock will include the holding period of the U.S. holder's J.P. Morgan capital stock exchanged for that J.P. Morgan Chase & Co. capital stock.

     CASH INSTEAD OF FRACTIONAL SHARES. The receipt of cash instead of a fractional share of J.P. Morgan Chase & Co. common stock will be treated as a taxable disposition of that fractional share interest and the U.S. holder will recognize taxable gain or loss for U.S. federal income tax purposes based upon the difference between the amount of cash received by that U.S. holder and the U.S. holder's adjusted tax basis in the fractional share. The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder's holding period in J.P. Morgan common stock surrendered in the merger is greater than 12 months as of the date of the merger. For non-corporate U.S. holders, this long-term capital gain generally will be subject to tax at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

     BACKUP WITHHOLDING. Some non-corporate J.P. Morgan stockholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of capital stock in the merger unless they:

     - furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to J.P. Morgan stockholders following the date of completion of the merger; or

     - are otherwise exempt from backup withholding.

     REPORTING REQUIREMENTS. A U.S. holder of J.P. Morgan capital stock receiving capital stock as a result of the merger may be required to retain records related to that U.S. holder's J.P. Morgan capital stock, and file with its U.S. federal income tax return a statement setting forth facts relating to the merger.

     THIS SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger under the pooling of interests method of accounting for business combinations. This means that we will treat our two companies as if they had always been combined as one company for financial accounting purposes. The unaudited pro forma combined financial data contained in this joint proxy statement-prospectus have been prepared using the pooling of interests method to account for the merger. See "Unaudited Pro Forma Combined Financial Data." It is a condition to our obligation to complete the merger that we receive letters at closing from PricewaterhouseCoopers LLP confirming that the merger qualifies for pooling of interests accounting treatment. See "-- The Merger Agreement -- Conditions to Completion of the Merger."

REGULATORY APPROVALS

     To complete the merger, we need to obtain approvals from, or make filings with, a number of U.S. federal and state bank, antitrust and other regulatory authorities as well as regulatory authorities in various foreign jurisdictions. These approvals and filings are described below.

     FEDERAL RESERVE APPROVAL. Chase has filed an application with the Federal Reserve Board requesting approval of the merger. Copies of the application were provided to the U.S. Department of Justice, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the appropriate state regulatory agencies. The application described the terms of the merger, the parties involved and the activities to be conducted by J.P. Morgan Chase & Co. as a result of the merger and provided other financial and managerial information. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the convenience and needs of the communities to be served by our insured depository institution subsidiaries. Among other things, the Federal Reserve Board will also evaluate the capital adequacy of J.P. Morgan Chase & Co.

     The Federal Reserve Board must deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board must also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Under the Community Reinvestment Act, or CRA, the Federal Reserve Board must take into account the record of performance of each of us in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by our depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others, and several such protests have been received as of the date of this joint proxy statement-prospectus. Those protests also protested the New York applications referred to below. All of our insured depository institution subsidiaries required to have ratings under the CRA have received either an outstanding or satisfactory CRA rating in their most recent CRA examinations by their respective federal regulators.


     Applicable federal law provides for the publication of notice and public comment on the application filed by Chase with the Federal Reserve Board. Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger and a period of 30 days, which may be reduced to 15 days by the Federal Reserve Board with the concurrence of the Attorney General of the United States, following the date of approval by the Federal Reserve Board, has expired. As noted below, the Department of Justice has indicated that it has completed its antitrust review of the transaction and accordingly we expect that the post-approval waiting period will be reduced to 15 days.

     Our rights to acquire stock under the stock option agreements entered into in connection with the merger agreement are also subject to the prior approval of the Federal Reserve Board to the extent the exercise would result in either of us owning more than 5% of the outstanding shares of common stock of the other. In considering whether to approve the exercise of an option, the Federal Reserve Board will generally apply the same statutory criteria as it would apply to its consideration of approval of the merger.

     U.S. ANTITRUST CLEARANCE. Each of us has also filed with the U.S. Federal Trade Commission and the U.S. Department of Justice a notice relating to certain nonbank subsidiaries of J.P. Morgan and Chase in satisfaction of the filing requirements under the Hart-Scott-Rodino Act. Under the applicable requirements of the Hart-Scott-Rodino Act, we may not complete the merger for 30 days after submission of that notice, which period may be extended by an agency request for additional information or terminated at any time with the approval of both agencies. On November 3, 2000, the Federal Trade Commission and Department of Justice granted early termination of the Hart-Scott-Rodino waiting period. In addition, on November 3, 2000, a representative of the Department of Justice Antitrust Division advised us that it had completed and closed its antitrust review of the transaction.

     COMPETITION APPROVALS ABROAD. The merger requires that we comply with notification requirements in a number of countries outside the United States.

     The local procedural rules in these countries differ from country to country as do the legal tests against which mergers are reviewed to determine if the local competition authority can issue a decision clearing the transaction. Local authorities may have the power to block mergers which breach the substantive test set out in the local jurisdiction.

     In all cases, a filing requires the disclosure of financial and transaction information which is then reviewed by the competition authority. In most reviews the competition authority contacts other industry participants, such as customers, suppliers and competitors of the merging parties, to confirm that the information provided is correct and to canvass their opinions on the transaction.

     In reaching its decision each competition authority will consider if the merger results in a market concentration which is likely to breach the test for acceptable mergers in its jurisdiction. In the majority of countries this test relates either to the creation of a dominant position or market power sufficient to operate against the proper functioning of the market.

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     NEW YORK STATE BANKING APPROVALS.  The merger will be subject to the prior approval of the Superintendent of Banks and the Banking Board of the State of New York. On October 11, 2000, Chase filed an application requesting those approvals and that application is pending as of the date of this joint proxy statement-prospectus. The factors that the Superintendent of Banks and the Banking Board will consider in determining whether to grant their approval include the competitive effects of the merger, the principles of sound banking and the public interest and the needs of the communities served by Chase and J.P. Morgan.

     OTHER APPROVALS. In addition, the merger requires bank regulatory approval in the State of Delaware, which was obtained on October 31, 2000, as well as certain notices to or approvals of various regulatory authorities in foreign jurisdictions where Chase and J.P. Morgan are engaged in business. Chase and J.P. Morgan are in the process of filing the required notices and applications in these various jurisdictions.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by J.P. Morgan stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

     While we believe that we will receive the requisite regulatory approvals for the merger, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurance that U.S. or foreign regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. Our obligation to complete the merger is conditioned upon the receipt of all necessary consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities which would reasonably be expected to have a material adverse effect on J.P. Morgan Chase & Co. if they were not received or filed. See
"-- The Merger Agreement -- Conditions to Completion of the Merger."

EXCHANGE OF J.P. MORGAN STOCK CERTIFICATES

     Promptly after the merger is completed, if you are a J.P. Morgan stockholder, our exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your J.P. Morgan stock certificates in exchange for stock of J.P. Morgan Chase & Co. When you deliver your J.P. Morgan stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled.

     J.P. Morgan common stockholders will receive statements indicating book-entry ownership of J.P. Morgan Chase & Co. stock and may request stock certificates representing the number of full shares of J.P. Morgan Chase & Co. stock to which they are entitled under the merger agreement. J.P. Morgan common stockholders will receive a cash payment, without interest, instead of any fractional shares of J.P. Morgan Chase & Co. common stock that would have been otherwise issuable to them as a result of the merger. The amount of cash payable to any J.P. Morgan common stockholder will, at Chase's election, be either:

     - a pro rata portion of the proceeds from the sale by the exchange agent of shares of J.P. Morgan Chase & Co. common stock representing the aggregate of all fractional shares to which all J.P. Morgan common stockholders were otherwise entitled, or

     - an amount equal to the fractional share interest to which the holder would have been entitled multiplied by the closing price on the New York Stock Exchange for a share of Chase common stock as reported on the New York Stock Exchange Consolidated Tape at the close of the New York Stock Exchange regular session of trading on the business day prior to the effective time of the merger.

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     J.P. Morgan preferred stockholders will receive stock certificates representing the same number of shares of preferred stock of J.P. Morgan Chase & Co. as the number of shares of J.P. Morgan preferred stock surrendered.

     DO NOT SUBMIT YOUR J.P. MORGAN STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     If you are a J.P. Morgan stockholder, you are not entitled to receive any dividends or other distributions on J.P. Morgan Chase & Co. stock until the merger is completed and you have surrendered your J.P. Morgan stock certificates in exchange for J.P. Morgan Chase & Co. stock. If there is any dividend or other distribution on J.P. Morgan Chase & Co. stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your J.P. Morgan stock certificates in exchange for J.P. Morgan Chase & Co. stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of J.P. Morgan Chase & Co. stock issued to you promptly after you surrender your J.P. Morgan stock certificates and the J.P. Morgan Chase & Co. shares are issued in exchange. If there is any dividend or other distribution on J.P. Morgan Chase & Co. stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your J.P. Morgan stock certificates in exchange for J.P. Morgan Chase & Co. stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of J.P. Morgan Chase & Co. stock issued to you promptly after the payment date.

     J.P. Morgan Chase & Co. will only issue stock or cash instead of a fractional share in a name other than the name in which a surrendered J.P. Morgan stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

TREATMENT OF STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS

     When the merger is completed, J.P. Morgan Chase & Co. will assume each outstanding J.P. Morgan employee stock option, and each option will be deemed to constitute an option to acquire the same number of shares of J.P. Morgan Chase & Co. common stock that the holder of the option would have been entitled to receive if the holder had exercised the option in full immediately prior to the effective time of the merger, rounded down if necessary to the nearest whole share. The exercise price per share for the assumed options will be the exercise price per share under the J.P. Morgan stock options divided by the exchange ratio. Holders of outstanding J.P. Morgan stock appreciation rights will be entitled to a number of J.P. Morgan Chase & Co. stock appreciation rights determined in the same manner. Holders of outstanding J.P. Morgan restricted stock units will be entitled to a number of J.P. Morgan Chase & Co. restricted stock units determined by multiplying the number of J.P. Morgan restricted stock units by the exchange ratio.

     The other terms of all J.P. Morgan options, stock appreciation rights and units referred to above will continue to apply.

     Chase will file a registration statement covering the issuance of the shares of J.P. Morgan Chase & Co. common stock subject to each J.P. Morgan option and restricted stock unit and will maintain the effectiveness of that registration statement for as long as any of the options or restricted stock units remain outstanding.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF CHASE AND J.P. MORGAN

     The shares of J.P. Morgan Chase & Co. common stock and preferred stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an "affiliate" of J.P. Morgan at the time of its special meeting. J.P. Morgan expects that each

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of those affiliates will agree with Chase that the affiliate will not transfer any shares of stock received in the merger except in compliance with the Securities Act. In addition, we expect that each of our affiliates will agree with Chase not to dispose of any stock of Chase, J.P. Morgan or J.P. Morgan Chase & Co., or enter into any transaction with respect to that stock intended to reduce their risk relative to that stock, during the period beginning 30 days prior to the effective time of the merger and ending on the date on which financial results covering at least 30 days of combined operations after the merger have been published. This joint proxy statement-prospectus does not cover resales of J.P. Morgan Chase & Co. common stock or preferred stock by affiliates of Chase or J.P. Morgan.

STOCK EXCHANGE LISTINGS

     Chase will use all reasonable efforts to cause the following shares of J.P. Morgan Chase & Co. to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger:

     - J.P. Morgan Chase & Co. common stock to be issued in the merger;

     - J.P. Morgan Chase & Co. common stock reserved for issuance upon exercise of J.P. Morgan stock options or restricted stock units; and

     - J.P. Morgan Chase & Co. preferred stock to be issued upon conversion in the merger of J.P. Morgan's Series A and Series H preferred stock.

In addition, Chase plans to apply to the London and Tokyo stock exchanges to list the J.P. Morgan Chase & Co. common stock to be issued in the merger and reserved for the J.P. Morgan stock options and restricted stock units. However, those listings are not a condition to completion of the merger. The J.P. Morgan common stock is currently also listed on the Amsterdam, Frankfurt, Paris and Swiss stock exchanges and international depositary receipts representing J.P. Morgan's common stock are listed on the Brussels stock exchange. We have not yet determined whether we will apply to have the J.P. Morgan Chase & Co. common stock listed on one or more of those stock exchanges.

APPRAISAL RIGHTS

     The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this joint proxy statement-prospectus as Annex F and is incorporated into this summary by reference.

     Under Delaware law, the common stockholders of Chase and J.P. Morgan are not entitled to appraisal rights in connection with the merger. However, holders of J.P. Morgan's preferred stock (except holders of J.P. Morgan's Series A and Series H preferred stock) and holders of Chase's fixed/adjustable noncumulative preferred stock are entitled to appraisal rights under Delaware law. Those series of preferred stock to which appraisal rights may apply are referred to below as the "appraisal stock."

     If the merger is completed, each holder of appraisal stock who (1) files written notice with J.P. Morgan or Chase, as the case may be, of an intention to exercise rights of appraisal of his, her or its shares prior to the applicable special meeting and (2) follows the procedures set forth in Section 262, will be entitled to be paid by J.P. Morgan Chase & Co. the fair value in cash of the shares of appraisal stock. The fair value of appraisal stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of appraisal stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement-prospectus as the "dissenting shares."

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     Within ten days after the effective date of the merger, J.P. Morgan Chase &
Co. must mail a notice to all stockholders who have complied with clause (1) above notifying those stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of appraisal stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from J.P. Morgan Chase & Co. a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received.

     Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares held of record by or in the name of another person, such as a broker, bank or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

     A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record holder or holders and expressly disclose that the agent is executing the demand as an agent for the record holder or holders. A record holder such as a broker or nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares of a particular beneficial owner that are held of record by the broker or nominee.

     Dissenting shares lose their status as dissenting shares if:

     - the merger is abandoned;

     - the dissenting stockholder fails to make a timely written demand for appraisal;

     - neither J.P. Morgan Chase & Co. nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

     - the stockholder delivers to J.P. Morgan Chase & Co., within 60 days of the effective date of the merger, or thereafter with J.P. Morgan Chase & Co.'s approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS, IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED, IN THE CASE OF SHARES OF J.P. MORGAN, TO RECEIVE THE CONSIDERATION WITH RESPECT TO THE HOLDER'S DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT AND, IN THE CASE OF CHASE, TO RETAIN THE SHARES FOLLOWING THE EFFECTIVE TIME OF THE MERGER. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

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DELISTING AND DEREGISTRATION OF J.P. MORGAN STOCK AFTER THE MERGER

     When the merger is completed, the J.P. Morgan common stock and the series of J.P. Morgan preferred stock currently listed on the New York Stock Exchange will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

EFFECT OF MERGER ON J.P. MORGAN DIVIDEND REINVESTMENT PLAN

     On September 12, 2000, J.P. Morgan terminated its dividend reinvestment plan. Each J.P. Morgan stockholder enrolled in the J.P. Morgan dividend reinvestment plan will receive information about enrolling in the dividend reinvestment plan of J.P. Morgan Chase & Co.

THE MERGER AGREEMENT

     This section of the joint proxy statement-prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement-prospectus. We urge you to read the full text of the merger agreement.

     COMPLETION OF THE MERGER. The merger will be completed when we file a certificate of merger with the Delaware Secretary of State. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger. We will file the certificate of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.

     We expect to complete the merger no later than the first quarter of 2001 but are preparing to close by year-end 2000 if we have received the stockholder and regulatory approvals required to do so.

  POSSIBLE ALTERNATIVE MERGER STRUCTURE. The merger agreement provides that we may agree to change the structure of the merger. No such change will alter the kind or amount of consideration to be issued to J.P. Morgan's stockholders; adversely affect the tax consequences to them in the merger; cause the merger not to qualify as a pooling of interests for financial accounting purposes; materially delay any required regulatory approval; or otherwise cause any closing condition not to be capable of being fulfilled (unless waived by the party entitled to its benefits).

  CONDITIONS TO COMPLETION OF THE MERGER.

     Conditions to Both Parties' Obligations. We may not complete the merger unless each of the following conditions is satisfied or waived:

     - the merger agreement has been adopted by the affirmative vote of:

        - the holders of a majority of the outstanding shares of J.P. Morgan common stock; and

        - the holders of a majority of the outstanding shares of Chase common stock;

     - the shares of J.P. Morgan Chase & Co. common stock to be issued in the merger or reserved for issuance upon exercise of J.P. Morgan stock options, and the J.P. Morgan Chase & Co. preferred stock to be issued in the merger upon conversion of the J.P. Morgan Series A and Series H preferred stock, have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

     - all regulatory approvals necessary for the completion of the merger have been obtained, other than approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on completion of the merger or on J.P. Morgan Chase & Co., and none of those approvals contains a condition or restriction that would reasonably

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       be expected to have a material adverse effect after the merger on the present or prospective financial condition, business or operating results of J.P. Morgan Chase & Co.;

     - Chase has received all state securities and blue sky permits necessary to issue the J.P. Morgan Chase & Co. common stock and preferred stock in the merger;

     - the registration statement of which this joint proxy statement-prospectus is a part has been declared effective by the Securities and Exchange Commission and is not subject to any stop order or proceedings seeking a stop order;

     - no restraining order or injunction prohibiting completion of the merger is in effect and completion of the merger is not illegal under any applicable law; and

     - we have received letters from PricewaterhouseCoopers LLP confirming that the merger qualifies for pooling of interests accounting treatment.

     Conditions to Each Party's Obligations. Each party's obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of the other party must be true and correct as of the date of the merger agreement and, except for representations and warranties that speak as of an earlier date, must also be true and correct as of the closing date of the merger, subject to any exceptions that do not have, and would not reasonably be expected to have, a material adverse effect on Chase or J.P. Morgan Chase & Co.;

     - the other party must have performed in all material respects all obligations that it is required by the merger agreement to perform on or prior to the closing date; and

     - each party has received an opinion from its tax counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

     For purposes of the merger agreement, the term "material adverse effect" means, with respect to either of us, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities or businesses of our company and our subsidiaries taken as a whole or on our ability to perform our obligations under the merger agreement or the stock option agreements on a timely basis. However, any change or event caused by or resulting from the following will not be deemed to have a material adverse effect:

     - changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere;

     - changes in United States or foreign securities markets, including changes in price levels or trading volumes;

     - changes or events affecting the financial services industry generally and not specifically relating to either of us or our respective subsidiaries, as the case may be; or

     - the merger agreement or the transactions contemplated by the merger agreement or the announcement of those transactions.

In addition, the merger agreement specifically provides that a change in the trading prices of either of our capital stocks, by itself, will not constitute a material adverse effect.

     NO SOLICITATIONS OF ALTERNATIVE TRANSACTIONS. The merger agreement contains detailed provisions prohibiting each of us from seeking an alternative transaction to the merger. Under these "no solicitation" provisions, we have agreed that neither of us may:

     - initiate, solicit, encourage or knowingly facilitate any inquires or the making of an acquisition proposal, as described below;

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     - have any discussions with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

     - approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

     - approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

     For purposes of the merger agreement, the term "acquisition proposal" means, with respect to either of us, any proposal or offer with respect to, or a transaction to effect:

     - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving either of us or any of our significant subsidiaries, other than acquisitions permitted by the terms of the merger agreement;

     - any purchase or sale of 20% or more of the consolidated assets of either of us and our subsidiaries, including stock of our subsidiaries, taken as a whole; or

     - any purchase or sale of, or tender or exchange offer for, the voting securities of that party that, if completed, would result in any person beneficially owning securities representing 20% or more of our total voting power or of the total voting power of the surviving parent entity in the transaction, or any of our significant subsidiaries.

     The merger agreement permits us to comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act with regard to an acquisition proposal that either of us may receive. In addition, if either of us receives an unsolicited bona fide written acquisition proposal prior to our respective special meeting to vote on the merger agreement, the party receiving that proposal may engage in discussions with or provide confidential information to the person making that acquisition proposal if:

     - the board of directors of the party receiving the acquisition proposal concludes in good faith that the acquisition proposal constitutes or would be reasonably likely to result in a superior proposal, as described below;

     - the board of directors of the party receiving the acquisition proposal, after consultation with outside counsel, determines in good faith that the failure to engage in those discussions or provide that confidential information would likely be inconsistent with the board's fiduciary duties under applicable law;

     - the party receiving the acquisition proposal enters into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to the party providing the information than those in the confidentiality agreement between Chase and J.P. Morgan; and

     - the party receiving the acquisition proposal notifies the other party to the merger agreement as promptly as practicable, and in any event within 24 hours of providing any confidential information or data to any person or entering into discussions or negotiations with any person, of:

        - any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it or any of its representatives; and

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        - the identity of the person and the material terms and conditions of any inquiries, proposals or offers, including a copy of the inquiries, proposals and offers if in writing and any related available documentation or correspondence.

     For purposes of the merger agreement, "superior proposal" means a bona fide written acquisition proposal made to a party to the merger agreement to acquire a majority of the assets or voting power of that party which the board of directors of that party concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

     - is more favorable to the stockholders of that party from a financial point of view than the merger; and

     - is reasonably capable of being completed.

     Each of us has agreed in the merger agreement that:

     - we will immediately terminate any activities, discussions or negotiations existing as of the date of the merger agreement with any parties conducted before that date with respect to any acquisition proposal;

     - we will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to a possible acquisition proposal;

     - we will use reasonable best efforts to inform our respective directors, officers and key employees of the foregoing restrictions in the merger agreement; and

     - we will not submit to the vote of our respective stockholders any acquisition proposal other than the merger agreement.

     Nothing contained in the "no solicitation" provisions of the merger agreement will permit either of us to terminate the merger agreement or affect any of our other obligations under the merger agreement, including our obligations to call and hold special meetings of our respective stockholders to vote on the merger agreement.

     BOARD OF DIRECTORS' COVENANT TO RECOMMEND MERGER. In the merger agreement, each of our boards of directors agreed to recommend to our respective stockholders that they vote to adopt the merger agreement at the applicable special stockholders' meeting that we will hold for that purpose. Neither of our boards may withdraw this recommendation, modify it in a manner that is adverse to the other party, or take any other action that is inconsistent with this recommendation (all of which we refer to as a "change in board recommendation"), except as follows. If either of us receives an unsolicited bona fide written acquisition proposal prior to our respective special stockholders' meeting to vote on the merger agreement, the party receiving that proposal may make a change in board recommendation if:

     - its board of directors, after consultation with outside counsel, determines in good faith that failure to take that action would likely be inconsistent with its fiduciary duties under applicable law;

     - it notifies the other party of the proposal within the time and in the manner described above;

     - its board of directors concludes in good faith that the acquisition proposal constitutes a superior proposal, after giving effect to all the concessions made by the other party to the merger agreement as described in the second following bullet point;

     - it notifies the other party to the merger agreement at least five business days in advance of its intention to effect a change in board recommendation, specifying the material terms of the superior proposal and furnishing a copy of any relevant proposed transaction agreements and any other material documents received; and
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

     - prior to making the change in board recommendation, its board of directors negotiates with the other party to the merger agreement in good faith to adjust the terms of the merger agreement so that the acquisition proposal would no longer be a superior proposal.

If either of us makes a change in board recommendation, the other may terminate the merger agreement and the party making the change in board recommendation will owe a termination fee to the terminating party, as described below under "-- Termination Fees."

     TERMINATION. We may terminate the merger agreement at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained, by mutual consent.

     In addition, either of us may terminate the merger agreement by written notice to the other party:

     - if any governmental entity:

        - that must grant a material regulatory approval has denied approval of the merger and the denial has become final and nonappealable; or

        - of competent jurisdiction issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable;

      except that this right to terminate will not be available to a party whose failure to comply with the merger agreement has been the cause of, or resulted in, that action;

     - if the merger is not completed on or before June 30, 2001, except that this right to terminate will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to be completed by June 30, 2001; or

     - if the board of directors of the other party (1) fails to recommend that its stockholders vote to adopt the merger agreement or makes a change in board recommendation, whether or not permitted by the terms of the merger agreement, or (2) materially breaches its obligations under the merger agreement by failing to call its special stockholders' meeting or by failing to mail this joint proxy statement-prospectus to its stockholders.

     TERMINATION FEES. The merger agreement provides that each of us may be required to pay a termination fee to the other of up to $1.25 billion in the following circumstances:

     - If a party terminates the merger agreement in accordance with the last bullet point above, the other party must pay the full termination fee on the business day following the termination.

     - If (1) the approval of the stockholders of a party is not obtained by reason of that party's failure to obtain the required vote at its stockholders' meeting, (2) after the date of the merger agreement and before that party's stockholders' meeting an acquisition proposal is made with respect to that party, and (3) the merger agreement is terminated because the merger is not completed by June 30, 2001, then the party whose stockholders failed to approve the merger agreement will owe the other party one-third of the termination fee. If within 18 months after this termination of the merger agreement, the party whose stockholders failed to approve the merger agreement enters into an agreement for, or completes, an acquisition proposal, the remaining two-thirds of the termination fee will become payable.

     - If a party intentionally breaches the merger agreement after an acquisition proposal has been made with respect to it, does not cure that breach after being notified of the breach; and the merger agreement is terminated because the merger is not completed by June 30, 2001, then the party that committed the breach will, if the breach materially contributed to the failure of the merger to close by June 30, 2001, owe the other party one-third of the termination fee. If within 18 months after this termination of the merger agreement the breaching party enters into an agreement for, or completes, an acquisition proposal, the remaining two-thirds of the termination fee will become payable.

     CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, each of us has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement and the stock option agreements, or to the extent that the other party consents in writing, we will carry on our respective businesses in the usual, regular and ordinary course consistent with past practice, and will use all reasonable efforts to preserve intact our present business organizations, maintain our rights and authorizations and preserve our relationships with customers, suppliers and others so that our goodwill and ongoing businesses are not impaired in any material respect. Each of us has agreed not to, and not to permit our subsidiaries to, enter into any new material line of business, change our or our subsidiaries' lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect that is material to it, except as required by law or policies of a governmental entity. Each of us has also agreed that we will not, and will not permit any of our subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, other than in the ordinary course of business consistent with past practice. Each of us has further agreed not to, and not to permit our subsidiaries to, enter into, terminate or change any material leases, contracts or agreements except in the ordinary course of business consistent with past practice.

     In addition to the above agreements regarding the conduct of business generally, each of us has agreed to various specific restrictions relating to the conduct of our businesses, including the following (in each case subject to exceptions specified in the merger agreement):

     - the declaration or payment of dividends and changes in capital stock, other than regular cash dividends;

     - the repurchase or redemption of capital stock;

     - the issuance or sale of capital stock, voting debt or other equity interests;

     - the amendment of our respective certificates of incorporation or by-laws;

     - the acquisition of assets or other entities;

     - the disposition of assets;

     - the incurrence or the guarantee of long-term debt;

     - the taking of actions that would result, or might reasonably be expected to result, in a breach of any representations and warranties in the merger agreement or in any conditions to the merger not being satisfied;

     - changes in accounting methods;

     - the taking of actions that would disqualify the merger as a pooling of interests for accounting purposes or as a tax-free reorganization for U.S. federal income tax purposes; and

     - the liquidation or recapitalization of significant subsidiaries.

     In addition, J.P. Morgan has agreed to some additional specific restrictions relating to the conduct of its business, including restrictions on:

     - changes in employee benefit plans and compensation of its directors, executive officers and employees;

     - changes in any tax election, annual tax accounting periods or method of tax accounting; the filing of any material amended tax return; or the taking of other specified actions with respect to material tax claims or assessments; and

     - material changes in its investment securities portfolio, hedging strategy or gap position or material changes in the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses.

     Additional Agreements. Each of us has agreed to cooperate with the other and to use our reasonable best efforts to:

     - take all actions necessary to comply promptly with all legal requirements which may be imposed on either of us with respect to the merger and to consummate the merger as promptly as practicable; and

     - obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other third party which is required to be obtained in connection with the merger or transactions related to the merger unless reasonably likely to result in a condition or restriction on J.P. Morgan Chase & Co. that would reasonably be expected to have a material adverse effect after completion of the merger on J.P. Morgan Chase & Co.'s present or prospective consolidated financial condition, business or operating results.

     The merger agreement also contains covenants relating to cooperation between us in the preparation of this joint proxy statement-prospectus and additional agreements between us relating to, among other things, consultation regarding transition matters, access to information, mutual notice of specified matters and public announcements.

     COORDINATION OF DIVIDENDS. We have agreed in the merger agreement to coordinate the payment of dividends and the designation of record and payment dates relating to Chase and J.P. Morgan common stock so that holders of our common stocks will not receive two dividends, or fail to receive one dividend, for any calendar quarter.

     BENEFITS MATTERS. We have agreed that our respective retirement and other employee benefit plans will remain in effect after completion of the merger with respect to employees covered by those plans, except that interests under any benefit plan that are based on J.P. Morgan common stock will be based instead on J.P. Morgan Chase & Co. common stock in an equitable manner. We have also agreed to negotiate in good faith to formulate benefit plans for J.P. Morgan Chase & Co. after the effective time of the merger on a basis that does not discriminate between employees who were covered by the benefit plans of Chase and employees who were covered by the benefit plans of J.P. Morgan.

     AMENDMENT, EXTENSION AND WAIVER. We may amend the merger agreement by action taken or authorized by our respective boards of directors, at any time before or after adoption of the merger agreement by our respective stockholders. After adoption of the merger agreement by either of our respective stockholders, no amendment may be made which by law requires further approval by those stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by both of us.

     At any time before the completion of the merger, we may, by written action taken or authorized by our respective boards of directors, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts provided for in the merger agreement;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

     FEES AND EXPENSES. Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the stock option agreements and the merger will be paid by the party incurring the expense, except as otherwise provided in the merger agreement or stock option agreements and except that:

     - if the merger is completed, J.P. Morgan Chase & Co. will pay any property or transfer taxes imposed in connection with the merger; and

     - all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part will be shared equally by Chase and J.P. Morgan.

     REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary and substantially reciprocal representations and warranties by each of us relating to, among other things:

     - corporate organization and similar corporate matters;

     - capital structure;

     - authorization of the merger agreement and stock option agreements and absence of conflicts;

     - documents filed with the Securities and Exchange Commission, financial statements included in those documents and absence of material undisclosed liabilities;

     - information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

     - compliance with applicable laws;

     - legal proceedings;

     - taxes;

     - material agreements;

     - employee benefits;

     - subsidiaries;

     - agreements with regulators;

     - absence of specified changes or events;

     - board approval and applicable state takeover laws;

     - the stockholder vote required to adopt the merger agreement;

     - accounting matters;

     - ownership of properties;

     - interest rate risk management instruments;

     - intellectual property;

     - brokers and finders; and

     - opinion of financial advisor.

STOCK OPTION AGREEMENTS

     This section of the joint proxy statement-prospectus describes the material terms of the reciprocal stock options that Chase and J.P. Morgan granted to each other at the time we entered into the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the stock option agreements, which are incorporated by reference and attached as Annexes B and C to this joint proxy statement-prospectus. We urge you to read the full text of the stock option agreements.

     In connection with the execution and delivery of the merger agreement, we entered into:

     - the Chase stock option agreement, under which Chase granted to J.P. Morgan an irrevocable option to purchase, in whole or in part, an aggregate of up to 260,464,725 shares of Chase common stock at a price of $56.25 per share, exercisable as described below; and

     - the J.P. Morgan stock option agreement, under which J.P. Morgan granted to Chase an irrevocable option to purchase, in whole or in part, an aggregate of up to 31,596,653 shares of J.P. Morgan common stock at a price of $208.13 per share, exercisable as described below.

     WHEN THE OPTIONS MAY BE EXERCISED. The option holder under a stock option agreement may exercise the option to purchase shares of common stock of the option issuer, in whole or in part, at any time following the occurrence of any of the following events:

     - if prior to termination of the merger agreement, without the consent of the option holder, the option issuer enters into an agreement to effect, or effects, in a single transaction or series of related transactions, any acquisition proposal;

     - if prior to the termination of the merger agreement, any third party or group acquires beneficial ownership of 20% or more of the voting power of the option issuer or any of its significant subsidiaries; or

     - if an event occurs the result of which is that the aggregate termination fee required to be paid by the option issuer under the merger agreement equals $1.25 billion.

     The right of the option holder to purchase shares of common stock under the applicable stock option agreement will expire on the first to occur of:

     - the completion of the merger;

     - the termination of the merger agreement, provided that no event has occurred or could occur in the future that would entitle the option holder to purchase common stock under the applicable stock option agreement;

     - the date on which the option holder has received $1.25 billion in "total profit," as calculated under the stock option agreement, from the exercise or sale of the option or shares issued upon exercise of the option or from the receipt of termination fees under the merger agreement; and

     - 90 days after an event has occurred that would entitle the option holder to purchase common stock under the applicable stock option agreement.

     Any purchase of shares of common stock by the option holder may be subject to regulatory approvals, including prior approval of the Federal Reserve Board.

     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND SUBSTITUTE OPTION. The number and kind of securities subject to each stock option agreement and the exercise price will be adjusted for any change in the number of issued and outstanding shares of common stock of the option issuer in the event of any stock dividend, subdivision, spin-off, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares or dividend or distribution, other than regular cash dividends. Accordingly, the option holder will receive, upon exercise of the option, the number and class of shares or other securities or property that the option holder would have received if the option had been exercised immediately before the event or record date for the event, as applicable. In addition, if additional shares of common stock of the option issuer become outstanding after the date of the applicable stock option agreement, the total number of shares of the option issuer's common stock subject to the option will be automatically increased to 19.9% of all the issued and outstanding shares of that option issuer's common stock, excluding any shares previously issued upon exercise of the option.

     In the event that the option issuer enters into any agreement:

     - to consolidate with or merge into any person other than the option holder, and the option issuer will not be the continuing or surviving corporation in the consolidation or merger;

     - to permit any person, other than the option holder, to merge into the option issuer and the option issuer will be the continuing or surviving or acquiring corporation but, in connection with the merger;

        - the outstanding shares of common stock of the option issuer will be changed into or exchanged for stock or other securities of any other person or cash or any other property; or

        - the outstanding shares of common stock of the option issuer will, after the merger, represent less than 50% of the outstanding voting securities of the merged company; or

     - to sell or otherwise transfer all or substantially all of its assets or all of the assets of its subsidiaries, taken as a whole, to any person, other than the option holder,

then, in each case, the agreement governing the transaction must contain a provision that the option granted under the stock option agreement will upon completion of the transaction be converted into, or exchanged for, a substitute option with substantially identical terms to acquire shares of the surviving corporation or a person that controls the surviving corporation and at a price intended to preserve the economics of the option, except that the substitute option will be immediately exercisable if the original option was at that time exercisable and will be subject to provisions regarding repurchase of the substitute option specified in the stock option agreement.

     REPURCHASE OF THE OPTION. After an option becomes exercisable, the option holder has the right to require the option issuer to repurchase the option and any shares acquired upon exercise of the option at any time following any of the following events:

     - any person other than the option holder acquires or has the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the option issuer's common stock; or

     - the option issuer enters into an agreement with a person other than the option holder for a merger, consolidation or sale of all or substantially all of its assets of a type described above in the second paragraph under "-- Adjustment Upon Changes in Capitalization and Substitute Option."

     The repurchase price for any such repurchase will equal the sum of:

     - the aggregate exercise price paid for all shares issued under the option;

     - the excess of the market/offer price referred to below over the exercise price times the number of shares with respect to which the option has not been exercised; and

     - the excess of the market/offer price over the exercise price paid for each share owned by the option holder with respect to which the option holder had exercised the option.

     The term "market/offer price" is defined in the stock option agreements to mean the highest of:

     - the highest price per share at which a tender offer or exchange offer for the option issuer's common stock has been made;

     - the highest price to be paid for common stock of the option issuer by any third party under an agreement with the option issuer;

     - the price per share received by holders of the option issuer's common stock in a business combination transaction;

     - the highest closing price for shares of the option issuer's common stock within the 12-month period immediately preceding the transaction in question; and

     - in the event of a sale of all or substantially all of the option issuer's assets, the sum of the price paid in that sale and the current market value of the remaining assets of the option issuer divided by the number of outstanding shares of the option issuer's common stock.

     REGISTRATION RIGHTS. Each of the stock option agreements provides that the option holder has specified rights to require the option issuer to register, under the Securities Act and any applicable state laws, all shares purchased by the option holder under the stock option agreement. The option issuer may repurchase at a specified average market value any shares requested to be registered instead of registering those shares.

     PROFIT LIMITATIONS. Each of the stock option agreements provides that in no event will the option holder's "total profit," as defined below, exceed, in the aggregate, $1.25 billion. If the option holder's total profit would otherwise exceed $1.25 billion, the option holder, at its sole discretion, will either (a) reduce the number of shares subject to the option, (b) deliver to the option issuer for cancellation shares of the option issuer's common stock, (c) pay cash to the option issuer, (d) reduce the amount payable by the option issuer upon repurchase of the option and/or the option shares or (e) any combination of the above, so that the option holder's actually realized total profit does not exceed $1.25 billion after taking into account the above actions.

     In addition, the option may not be exercised for a number of shares that would result in a "notional total profit," as defined below, of more than $1.25 billion. If exercise of the option would otherwise result in the notional total profit exceeding that amount, the option holder, in its discretion, may take any of the actions specified above so that the notional total profit does not exceed $1.25 billion.

     For purposes of the option agreements, "total profit" means the aggregate amount (before taxes) of:

     - the excess of (1) the net cash amounts or fair market value of any property received by the option holder in a sale of shares received on exercise of the option, other than to a wholly-owned subsidiary of the option holder, or a repurchase of those shares by the option issuer, over
       (2) the option holder's aggregate purchase price for those shares, plus

     - all equivalent net amounts with respect to any substitute option, plus

     - any termination fee paid to the option holder under the merger agreement, minus

     - all cash paid and the value of all shares surrendered to the option issuer as described above to reduce the total profit or notional total profit.

     For purposes of the stock option agreements, "notional total profit" with respect to any number of shares the option holder proposes to purchase under the option means the total profit on the proposed purchase date assuming that those shares were purchased and, together with all other shares received upon exercise of the option and held by the option holder and its affiliates as of that date, were sold for cash at the closing market price for the option issuer's common stock as of the close of business on the preceding trading day, less customary brokerage commissions.

     ASSIGNABILITY. Neither of the stock option agreements, nor any of the rights, interests or obligations under them, may be assigned by either of the parties without the prior written consent of the other party.

     EFFECT OF STOCK OPTION AGREEMENTS. The stock option agreements are intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement and to compensate the option holder for the efforts undertaken and the expenses and losses incurred by it if the merger is not completed. The stock option agreements may prevent a third party from completing a pooling of interests transaction with Chase or J.P. Morgan, as the case may be, for a period of two years and could make any business combination with a third party more expensive than would otherwise be the case. Consequently, the stock option agreements may discourage persons who might be interested in acquiring all or a significant interest in Chase or J.P. Morgan before completion of the merger from considering or proposing an acquisition, even if those persons were prepared to offer higher consideration per share of J.P. Morgan common stock or Chase common stock than the consideration implicit in the merger.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME SUMMARY
OF CHASE AND J.P. MORGAN
(IN MILLIONS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma combined statement of income summary combines the historical consolidated statements of income of Chase and J.P. Morgan giving effect to the merger, which is expected to be accounted for as a pooling of interests, as if the merger had occurred as of the beginning of the earliest period presented and after giving effect to the pro forma adjustments described in the notes to the pro forma combined financial statements. The information presented below should be read together with the historical consolidated financial statements of Chase and J.P. Morgan, including the related notes, which are incorporated by reference in this joint proxy statement-prospectus (see "Where You Can Find More Information"), and together with the condensed consolidated historical and other pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement-prospectus. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

                                                       FOR THE
                                                     NINE MONTHS
                                                 ENDED SEPTEMBER 30,     FOR THE YEAR ENDED DECEMBER 31,
                                                 --------------------    --------------------------------
                                                   2000        1999        1999        1998        1997
                                                 --------    --------    --------    --------    --------
INTEREST INCOME
Loans..........................................  $12,555     $10,911     $14,783     $15,498     $14,950
Securities.....................................    3,326       3,610       4,804       5,072       4,585
Trading Assets.................................    5,125       3,991       5,432       6,775       7,045
Federal Funds Sold and Securities Purchased
  Under Resale Agreements......................    3,083       2,279       3,016       4,201       4,636
Securities Borrowed............................    1,663       1,405       1,877       2,129       1,814
Deposits With Banks............................      568         761       1,006         936         724
Other Sources..................................      401         192         289         319         450
                                                 -------     -------     -------     -------     -------
         Total Interest Income.................   26,721      23,149      31,207      34,930      34,204
                                                 -------     -------     -------     -------     -------
INTEREST EXPENSE
Deposits.......................................    7,916       6,529       8,845       9,663       9,314
Short-Term and Other Liabilities...............    9,389       6,831       9,323      12,612      12,534
Long-Term Debt.................................    2,365       2,067       2,754       2,808       2,231
                                                 -------     -------     -------     -------     -------
         Total Interest Expense................   19,670      15,427      20,922      25,083      24,079
                                                 -------     -------     -------     -------     -------
NET INTEREST INCOME............................    7,051       7,722      10,285       9,847      10,125
Provision for Loan Losses......................      968       1,017       1,446       1,453         804
                                                 -------     -------     -------     -------     -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES.......................................    6,083       6,705       8,839       8,394       9,321
NONINTEREST REVENUE
Trading Revenue................................    5,156       3,967       5,252       3,600       3,460
Investment Banking Fees........................    3,311       2,633       3,517       2,903       2,259
Trust, Custody and Investment Management Fees..    2,620       2,132       2,868       2,473       2,164
Credit Card Revenue............................    1,311       1,258       1,698       1,474       1,088
Other Fees and Commissions.....................    2,911       2,364       3,310       2,792       2,565
Private Equity Gains...........................    1,113       1,533       3,147       1,312       1,238
Securities Gains (Losses)......................      111          43        (192)        469         314
Other Revenue..................................      807         840       1,045         883         815
                                                 -------     -------     -------     -------     -------
         Total Noninterest Revenue.............   17,340      14,770      20,645      15,906      13,903

                                                       FOR THE
                                                     NINE MONTHS
                                                 ENDED SEPTEMBER 30,     FOR THE YEAR ENDED DECEMBER 31,
                                                 --------------------    --------------------------------
                                                   2000        1999        1999        1998        1997
                                                 --------    --------    --------    --------    --------
                                                 -------     -------     -------     -------     -------
NONINTEREST EXPENSE
Salaries.......................................    8,193       6,792       9,049       7,402       7,028
Employee Benefits..............................    1,245       1,111       1,485       1,469       1,436
Occupancy......................................      943         886       1,190       1,123       1,100
Technology and Communications..................    1,786       1,600       2,179       2,172       1,984
Professional Services..........................      838         721       1,012       1,045         850
Amortization of Intangibles....................      342         243         329         293         172
Restructuring Costs............................      129          --          23         887         192
Other Expense..................................    2,304       1,990       2,728       2,562       2,398
                                                 -------     -------     -------     -------     -------
         Total Noninterest Expense.............   15,780      13,343      17,995      16,953      15,160
                                                 -------     -------     -------     -------     -------
INCOME BEFORE INCOME TAX EXPENSE...............    7,643       8,132      11,489       7,347       8,064
Income Tax Expense.............................    2,624       2,833       3,988       2,602       2,891
                                                 -------     -------     -------     -------     -------
NET INCOME.....................................  $ 5,019     $ 5,299     $ 7,501     $ 4,745     $ 5,173
                                                 -------     -------     -------     -------     -------
NET INCOME APPLICABLE TO COMMON STOCK..........  $ 4,944     $ 5,218     $ 7,395     $ 4,612     $ 4,955
                                                 -------     -------     -------     -------     -------
NET INCOME PER SHARE:
  Basic........................................  $  2.64     $  2.71     $  3.87     $  2.37     $  2.53
  Diluted......................................  $  2.53     $  2.59     $  3.69     $  2.27     $  2.41

See the additional unaudited pro forma combined financial statements and related notes.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
OF CHASE AND J.P. MORGAN
AT SEPTEMBER 30, 2000
(IN MILLIONS)

     The following unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Chase and J.P. Morgan giving effect to the merger, which is expected to be accounted for as a pooling of interests, as if the merger had been effective on September 30, 2000. The information presented below should be read together with the historical consolidated financial statements of Chase and J.P. Morgan, including the related notes, which are incorporated by reference in this joint proxy statement-prospectus (see "Where You Can Find More Information"), and together with the condensed consolidated historical and other pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement-prospectus. The pro forma financial data are not necessarily indicative of the financial position that actually would have occurred had the merger been completed on September 30, 2000 or that may be obtained in the future.

                                                                                            PRO
                                                                                           FORMA          PRO
                                                               CHASE      J.P. MORGAN   ADJUSTMENTS      FORMA
                                                             HISTORICAL   HISTORICAL    (a,c,k,m,n)    COMBINED
                                                             ----------   -----------   -----------    ---------
ASSETS
Cash and Due from Banks....................................   $ 19,403     $    881       $    --      $ 20,284
Deposits With Banks........................................      3,513        5,156                       8,669
Federal Funds Sold and Securities Purchased Under Resale
  Agreements...............................................     27,175       43,788        (1,550)(e)    69,413
Securities Borrowed........................................         --       34,874         1,550(e)     36,424
Trading Assets:
  Debt and Equity Instruments..............................     36,113      104,879                     140,992
  Derivative Receivables...................................     31,479       35,549                      67,028
Securities:
  Available-For-Sale.......................................     65,600        5,050                      70,650
  Held-To-Maturity.........................................        632           --                         632
Loans (Net of Allowance for Loan Losses)...................    187,767       26,729                     214,496
Private Equity Investments.................................     10,018        1,484                      11,502
Accrued Interest and Accounts Receivable...................      2,806        6,050         6,635(j)     15,491
Premises and Equipment.....................................      4,777        2,086                       6,863
Goodwill and Other Intangibles.............................     14,977          701                      15,678
Other Assets...............................................     21,556       14,454        (6,635)(j)    29,375
                                                              --------     --------       -------      --------
         TOTAL ASSETS......................................   $425,816     $281,681       $    --      $707,497
                                                              ========     ========       =======      ========

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
OF CHASE AND J.P. MORGAN -- (CONTINUED)
AT SEPTEMBER 30, 2000
(IN MILLIONS)

                                                                                            PRO
                                                                                           FORMA          PRO
                                                               CHASE      J.P. MORGAN   ADJUSTMENTS      FORMA
                                                             HISTORICAL   HISTORICAL    (a,c,k,m,n)    COMBINED
                                                             ----------   -----------   -----------    ---------
LIABILITIES
Deposits:
  Domestic:
    Noninterest-Bearing....................................   $ 47,067     $    992                    $ 48,059
    Interest-Bearing.......................................     81,003        2,671                      83,674
  Foreign:
    Noninterest-Bearing....................................      6,054          790                       6,844
    Interest-Bearing.......................................     95,477       35,731                     131,208
                                                              --------     --------       -------      --------
         Total Deposits....................................    229,601       40,184            --       269,785
Federal Funds Purchased and Securities Sold Under
  Repurchase Agreements....................................     61,943       83,267                     145,210
Commercial Paper...........................................      7,338       12,124                      19,462
Other Borrowed Funds.......................................      7,252       12,813                      20,065
Trading Liabilities:
  Debt and Equity Instruments..............................     13,321       45,651                      58,972
  Derivative Payables......................................     27,367       37,886                      65,253
Accounts Payable, Accrued Expenses and Other Liabilities,
  Including the Allowance for Credit Losses................     22,058       15,167         1,800(c)     39,025
Long-Term Debt.............................................     24,157       21,477                      45,634
Guaranteed Preferred Beneficial Interests in Corporation's
  Junior Subordinated Deferrable Interest Debentures.......      2,789        1,150                       3,939
                                                              --------     --------       -------      --------
         TOTAL LIABILITIES.................................    395,826      269,719         1,800       667,345
                                                              --------     --------       -------      --------
PREFERRED STOCK OF SUBSIDIARY..............................        550           --                         550
                                                              --------     --------       -------      --------
STOCKHOLDERS' EQUITY
Preferred Stock............................................        828          694            (2)(b)     1,520
Common Stock...............................................      1,323          502            90(b)      1,915
Capital Surplus............................................      9,300        3,368          (505)(b)    12,163
Retained Earnings..........................................     19,626       12,052        (4,247)(b)    25,631
                                                                                           (1,800)(c)
Accumulated Other Comprehensive (Loss) Income..............     (1,005)          10                        (995)
Treasury Stock, At Cost....................................       (632)      (4,664)        4,664(b)       (632)
                                                              --------     --------       -------      --------
         TOTAL STOCKHOLDERS' EQUITY........................     29,440       11,962        (1,800)       39,602
                                                              --------     --------       -------      --------
         TOTAL LIABILITIES, PREFERRED STOCK OF SUBSIDIARY
           AND STOCKHOLDERS' EQUITY........................   $425,816     $281,681       $    --      $707,497
                                                              ========     ========       =======      ========

        See notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME OF CHASE AND J.P. MORGAN

     The following unaudited pro forma combined statements of income combine the historical consolidated statements of income of Chase and J.P. Morgan giving effect to the merger, which is expected to be accounted for as a pooling of interests, as if the merger had been effective as of the beginning of the earliest period presented and after giving effect to the pro forma adjustments described in the notes to the pro forma combined financial statements. The information presented below should be read together with the historical consolidated financial statements of Chase and J.P. Morgan, including the related notes, which are incorporated by reference in this joint proxy statement-prospectus (see "Where You Can Find More Information"), and together with the condensed consolidated historical and other pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement-prospectus. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME OF CHASE AND J.P. MORGAN

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                             PRO
                                                                                            FORMA         PRO
                                                                CHASE      J.P. MORGAN   ADJUSTMENTS     FORMA
                                                              HISTORICAL   HISTORICAL    (a,c,k,m,n)   COMBINED
                                                              ----------   -----------   -----------   ---------
INTEREST INCOME
Loans.......................................................   $11,108       $1,447         $  --       $12,555
Securities..................................................     2,879          447            --         3,326
Trading Assets..............................................     1,425        3,700            --         5,125
Federal Funds Sold and Securities Purchased Under Resale
  Agreements................................................     1,349        1,792           (58)(e)     3,083
Securities Borrowed.........................................        --        1,605            58(e)      1,663
Deposits With Banks.........................................       331          237            --           568
Other Sources...............................................        --          401            --           401
                                                               -------       ------         -----       -------
        Total Interest Income...............................    17,092        9,629            --        26,721
                                                               -------       ------         -----       -------
INTEREST EXPENSE
Deposits....................................................     6,302        1,614            --         7,916
Short-Term and Other Liabilities............................     3,678        5,711            --         9,389
Long-Term Debt..............................................     1,243        1,122            --         2,365
                                                               -------       ------         -----       -------
        Total Interest Expense..............................    11,223        8,447            --        19,670
                                                               -------       ------         -----       -------
NET INTEREST INCOME.........................................     5,869        1,182            --         7,051
Provision (Reversal of Provision) for Loan Losses...........       979          (11)           --           968
                                                               -------       ------         -----       -------
NET INTEREST INCOME AFTER PROVISION (REVERSAL OF PROVISION)
  FOR LOAN LOSSES...........................................     4,890        1,193            --         6,083
                                                               -------       ------         -----       -------
NONINTEREST REVENUE
Trading Revenue.............................................     2,448        2,708            --         5,156
Investment Banking Fees.....................................     1,900        1,411            --         3,311
Trust, Custody and Investment Management Fees...............     1,718          863            39(g)      2,620
Credit Card Revenue.........................................     1,311           --            --         1,311
Other Fees and Commissions..................................     2,201          749           (39)(g)     2,911
Private Equity Gains........................................       773           --           340(d)      1,113
Securities Gains............................................       167          284          (340)(d)       111
Other Revenue...............................................       354          429            24(f)        807
                                                               -------       ------         -----       -------
        Total Noninterest Revenue...........................    10,872        6,444            24        17,340
                                                               -------       ------         -----       -------
NONINTEREST EXPENSE
Salaries....................................................     5,128        3,065            --         8,193
Employee Benefits...........................................       795          450            --         1,245
Occupancy...................................................       689          254            --           943
Technology and Communications...............................       856          751           316(i)      1,786
                                                                                             (137)(l)
Professional Services.......................................       569          132           137(l)        838
Amortization of Intangibles.................................       318           --            24(f)        342
Restructuring Costs.........................................       129           --            --           129
Other Expense...............................................     2,148          472          (316)(i)     2,304
                                                               -------       ------         -----       -------
        Total Noninterest Expense...........................    10,632        5,124            24        15,780
                                                               -------       ------         -----       -------
INCOME BEFORE INCOME TAX EXPENSE............................     5,130        2,513            --         7,643
Income Tax Expense..........................................     1,795          829            --         2,624
                                                               -------       ------         -----       -------
NET INCOME..................................................   $ 3,335       $1,684         $  --       $ 5,019
                                                               -------       ------         -----       -------
NET INCOME APPLICABLE TO COMMON STOCK.......................   $ 3,289       $1,655         $  --       $ 4,944
                                                               -------       ------         -----       -------
NET INCOME PER COMMON SHARE:
  Basic.....................................................   $  2.66       $ 9.64                     $  2.64
  Diluted...................................................   $  2.57       $ 9.05                     $  2.53
Average Common Shares Outstanding:
  Basic.....................................................   1,235.4        171.7                     1,870.7(b)
  Diluted...................................................   1,279.1        182.9                     1,955.8(b)

        See notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME OF CHASE AND J.P. MORGAN

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                             PRO
                                                                                            FORMA         PRO
                                                                CHASE      J.P. MORGAN   ADJUSTMENTS     FORMA
                                                              HISTORICAL   HISTORICAL    (a,c,k,m,n)   COMBINED
                                                              ----------   -----------   -----------   ---------
INTEREST INCOME
Loans.......................................................   $  9,662      $1,249         $  --      $ 10,911
Securities..................................................      2,344       1,266            --         3,610
Trading Assets..............................................      1,228       2,763            --         3,991
Federal Funds Sold and Securities Purchased Under Resale
  Agreements................................................      1,122       1,188           (31)(e)     2,279
Securities Borrowed.........................................         --       1,374            31(e)      1,405
Deposits With Banks.........................................        540         221            --           761
Other Sources...............................................         --         192            --           192
                                                               --------      ------         -----      --------
        Total Interest Income...............................     14,896       8,253            --        23,149
                                                               --------      ------         -----      --------
INTEREST EXPENSE
Deposits....................................................      4,806       1,723            --         6,529
Short-Term and Other Liabilities............................      2,635       4,196            --         6,831
Long-Term Debt..............................................        936       1,131            --         2,067
                                                               --------      ------         -----      --------
        Total Interest Expense..............................      8,377       7,050            --        15,427
                                                               --------      ------         -----      --------
NET INTEREST INCOME.........................................      6,519       1,203            --         7,722
Provision (Reversal of Provision) for Loan Losses...........      1,167        (150)           --         1,017
                                                               --------      ------         -----      --------
NET INTEREST INCOME AFTER PROVISION (REVERSAL OF PROVISION)
  FOR LOAN LOSSES...........................................      5,352       1,353            --         6,705
                                                               --------      ------         -----      --------
NONINTEREST REVENUE
Trading Revenue.............................................      1,606       2,361            --         3,967
Investment Banking Fees.....................................      1,388       1,245            --         2,633
Trust, Custody and Investment Management Fees...............      1,332         776            24(g)      2,132
Credit Card Revenue.........................................      1,258          --            --         1,258
Other Fees and Commissions..................................      1,777         611           (24)(g)     2,364
Private Equity Gains........................................      1,215          --           318(d)      1,533
Securities Gains (Losses)...................................        160         201          (318)(d)        43
Other Revenue...............................................        696         120            24(f)        840
                                                               --------      ------         -----      --------
        Total Noninterest Revenue...........................      9,432       5,314            24        14,770
                                                               --------      ------         -----      --------
NONINTEREST EXPENSE
Salaries....................................................      4,217       2,575            --         6,792
Employee Benefits...........................................        731         380            --         1,111
Occupancy...................................................        642         244            --           886
Technology and Communications...............................        737         707           284(i)      1,600
                                                                                             (128)(l)
Professional Services.......................................        510          83           128(l)        721
Amortization of Intangibles.................................        219          --            24(f)        243
Restructuring Costs.........................................         --          --            --            --
Other Expense...............................................      1,938         336          (284)(i)     1,990
                                                               --------      ------         -----      --------
        Total Noninterest Expense...........................      8,994       4,325            24        13,343
                                                               --------      ------         -----      --------
INCOME BEFORE INCOME TAX EXPENSE............................      5,790       2,342            --         8,132
Income Tax Expense..........................................      2,037         796            --         2,833
                                                               --------      ------         -----      --------
NET INCOME..................................................   $  3,753      $1,546         $  --      $  5,299
                                                               --------      ------         -----      --------
NET INCOME APPLICABLE TO COMMON STOCK.......................   $  3,698      $1,520         $  --      $  5,218
                                                               --------      ------         -----      --------
NET INCOME PER COMMON SHARE:
  Basic.....................................................   $   2.96      $ 8.33                    $   2.71
  Diluted...................................................   $   2.86      $ 7.76                    $   2.59
Average Common Shares Outstanding:
  Basic.....................................................    1,248.9       182.4                     1,923.8(b)
  Diluted...................................................    1,291.4       195.9                     2,016.2(b)

        See notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME OF CHASE AND J.P. MORGAN

FOR YEAR ENDED DECEMBER 31, 1999
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                             PRO
                                                                                            FORMA         PRO
                                                                CHASE      J.P. MORGAN   ADJUSTMENTS     FORMA
                                                              HISTORICAL   HISTORICAL    (a,c,k,m,n)   COMBINED
                                                              ----------   -----------   -----------   ---------
INTEREST INCOME
Loans.......................................................   $13,113       $ 1,670       $   --       $14,783
Securities..................................................     3,216         1,588           --         4,804
Trading Assets..............................................     1,705         3,727           --         5,432
Federal Funds Sold and Securities Purchased Under Resale
  Agreements................................................     1,451         1,609          (44)(e)     3,016
Securities Borrowed.........................................        --         1,833           44(e)      1,877
Deposits With Banks.........................................       752           254           --         1,006
Other Sources...............................................        --           289           --           289
                                                               -------       -------       ------       -------
        Total Interest Income...............................    20,237        10,970           --        31,207
                                                               -------       -------       ------       -------
INTEREST EXPENSE
Deposits....................................................     6,592         2,253           --         8,845
Short-Term and Other Liabilities............................     3,653         5,670           --         9,323
Long-Term Debt..............................................     1,248         1,506           --         2,754
                                                               -------       -------       ------       -------
        Total Interest Expense..............................    11,493         9,429           --        20,922
                                                               -------       -------       ------       -------
NET INTEREST INCOME.........................................     8,744         1,541           --        10,285
Provision (Reversal of Provision) for Loan Losses...........     1,621          (175)          --         1,446
                                                               -------       -------       ------       -------
NET INTEREST INCOME AFTER PROVISION (REVERSAL OF PROVISION)
  FOR LOAN LOSSES...........................................     7,123         1,716           --         8,839
                                                               -------       -------       ------       -------
NONINTEREST REVENUE
Trading Revenue.............................................     2,137         3,115           --         5,252
Investment Banking Fees.....................................     1,887         1,630           --         3,517
Trust, Custody and Investment Management Fees...............     1,801         1,035           32(g)      2,868
Credit Card Revenue.........................................     1,698            --           --         1,698
Other Fees and Commissions..................................     2,496           846          (32)(g)     3,310
Private Equity Gains........................................     2,522            --          625(d)      3,147
Securities Gains (Losses)...................................       101           332         (625)(d)      (192)
Other Revenue...............................................       831           182           32(f)      1,045
                                                               -------       -------       ------       -------
        Total Noninterest Revenue...........................    13,473         7,140           32        20,645
                                                               -------       -------       ------       -------
NONINTEREST EXPENSE
Salaries....................................................     5,678         3,371           --         9,049
Employee Benefits...........................................       964           521           --         1,485
Occupancy...................................................       866           299           25(h)      1,190
Technology and Communications...............................     1,015           947          383(i)      2,179
                                                                                             (166)(l)
Professional Services.......................................       719           127          166(l)      1,012
Amortization of Intangibles.................................       297            --           32(f)        329
Restructuring Costs.........................................        48            --          (25)(h)        23
Other Expense...............................................     2,634           477         (383)(i)     2,728
                                                               -------       -------       ------       -------
        Total Noninterest Expense...........................    12,221         5,742           32        17,995
                                                               -------       -------       ------       -------
INCOME BEFORE INCOME TAX EXPENSE............................     8,375         3,114           --        11,489
Income Tax Expense..........................................     2,929         1,059           --         3,988
                                                               -------       -------       ------       -------
NET INCOME..................................................   $ 5,446       $ 2,055       $   --       $ 7,501
                                                               -------       -------       ------       -------
NET INCOME APPLICABLE TO COMMON STOCK.......................   $ 5,375       $ 2,020       $   --       $ 7,395
                                                               -------       -------       ------       -------
NET INCOME PER COMMON SHARE:
  Basic.....................................................   $  4.32       $ 11.16                    $  3.87
  Diluted...................................................   $  4.18       $ 10.39                    $  3.69
Average Common Shares Outstanding:
  Basic.....................................................   1,243.2         181.0                    1,912.9(b)
  Diluted...................................................   1,285.5         194.4                    2,004.8(b)

        See notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME OF CHASE AND J.P. MORGAN

FOR YEAR ENDED DECEMBER 31, 1998
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            PRO
                                                                                           FORMA         PRO
                                                               CHASE      J.P. MORGAN   ADJUSTMENTS     FORMA
                                                             HISTORICAL   HISTORICAL    (a,c,k,m,n)   COMBINED
                                                             ----------   -----------   -----------   ---------
INTEREST INCOME
Loans......................................................   $13,389       $ 2,109        $  --      $ 15,498
Securities.................................................     3,616         1,456           --         5,072
Trading Assets.............................................     2,431         4,344           --         6,775
Federal Funds Sold and Securities Purchased Under Resale
  Agreements...............................................     2,211         2,031          (41)(e)     4,201
Securities Borrowed........................................        --         2,088           41(e)      2,129
Deposits With Banks........................................       642           294           --           936
Other Sources..............................................        --           319           --           319
                                                              -------       -------        -----      --------
        Total Interest Income..............................    22,289        12,641           --        34,930
                                                              -------       -------        -----      --------
INTEREST EXPENSE
Deposits...................................................     6,840         2,823           --         9,663
Short-Term and Other Liabilities...........................     5,612         7,000           --        12,612
Long-Term Debt.............................................     1,271         1,537           --         2,808
                                                              -------       -------        -----      --------
        Total Interest Expense.............................    13,723        11,360           --        25,083
                                                              -------       -------        -----      --------
NET INTEREST INCOME........................................     8,566         1,281           --         9,847
Provision for Loan Losses..................................     1,343           110           --         1,453
                                                              -------       -------        -----      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES........     7,223         1,171           --         8,394
                                                              -------       -------        -----      --------
NONINTEREST REVENUE
Trading Revenue............................................     1,238         2,362           --         3,600
Investment Banking Fees....................................     1,502         1,401           --         2,903
Trust, Custody and Investment Management Fees..............     1,543           881           49(g)      2,473
Credit Card Revenue........................................     1,474            --           --         1,474
Other Fees and Commissions.................................     2,093           748          (49)(g)     2,792
Private Equity Gains.......................................       967            --          345(d)      1,312
Securities Gains...........................................       609           205         (345)(d)       469
Other Revenue..............................................       664           187           32(f)        883
                                                              -------       -------        -----      --------
        Total Noninterest Revenue..........................    10,090         5,784           32        15,906
                                                              -------       -------        -----      --------
NONINTEREST EXPENSE
Salaries...................................................     5,025         2,377           --         7,402
Employee Benefits..........................................       854           856         (241)(h)     1,469
Occupancy..................................................       798           437         (112)(h)     1,123
Technology and Communications..............................       890         1,192          349(i)      2,172
                                                                                              (5)(h)
                                                                                            (254)(l)
Professional Services......................................       668           123          254(l)      1,045
Amortization of Intangibles................................       261            --           32(f)        293
Restructuring Costs........................................       529            --          358(h)        887
Other Expense..............................................     2,358           553         (349)(i)     2,562
                                                              -------       -------        -----      --------
        Total Noninterest Expense..........................    11,383         5,538           32        16,953
                                                              -------       -------        -----      --------
INCOME BEFORE INCOME TAX EXPENSE...........................     5,930         1,417           --         7,347
Income Tax Expense.........................................     2,148           454           --         2,602
                                                              -------       -------        -----      --------
NET INCOME.................................................   $ 3,782       $   963        $  --      $  4,745
                                                              -------       -------        -----      --------
NET INCOME APPLICABLE TO COMMON STOCK......................   $ 3,684       $   928        $  --      $  4,612
                                                              -------       -------        -----      --------
NET INCOME PER COMMON SHARE:
    Basic..................................................   $  2.90       $  5.08                   $   2.37
    Diluted................................................   $  2.83       $  4.71                   $   2.27
Average Common Shares Outstanding:
    Basic..................................................   1,269.2         182.4                    1,944.1(b)
    Diluted................................................   1,303.9         197.2                    2,033.5(b)

        See notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME OF CHASE AND J.P. MORGAN

FOR YEAR ENDED DECEMBER 31, 1997
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                             PRO
                                                                                            FORMA         PRO
                                                                CHASE      J.P. MORGAN   ADJUSTMENTS     FORMA
                                                              HISTORICAL   HISTORICAL    (a,c,k,m,n)   COMBINED
                                                              ----------   -----------   -----------   ---------
INTEREST INCOME
Loans.......................................................   $12,921       $ 2,029        $  --      $ 14,950
Securities..................................................     3,028         1,557           --         4,585
Trading Assets..............................................     2,770         4,275           --         7,045
Federal Funds Sold and Securities Purchased Under Resale
  Agreements................................................     2,607         2,059          (30)(e)     4,636
Securities Borrowed.........................................        --         1,784           30(e)      1,814
Deposits With Banks.........................................       525           199           --           724
Other Sources...............................................        --           450           --           450
                                                               -------       -------        -----      --------
        Total Interest Income...............................    21,851        12,353           --        34,204
                                                               -------       -------        -----      --------
INTEREST EXPENSE
Deposits....................................................     6,561         2,753           --         9,314
Short-Term and Other Liabilities............................     5,903         6,631           --        12,534
Long-Term Debt..............................................     1,134         1,097           --         2,231
                                                               -------       -------        -----      --------
        Total Interest Expense..............................    13,598        10,481           --        24,079
                                                               -------       -------        -----      --------
NET INTEREST INCOME.........................................     8,253         1,872           --        10,125
Provision for Loan Losses...................................       804            --           --           804
                                                               -------       -------        -----      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........     7,449         1,872           --         9,321
                                                               -------       -------        -----      --------
NONINTEREST REVENUE
Trading Revenue.............................................     1,323         2,137           --         3,460
Investment Banking Fees.....................................     1,136         1,123           --         2,259
Trust, Custody and Investment Management Fees...............     1,307           792           65(g)      2,164
Credit Card Revenue.........................................     1,088            --           --         1,088
Other Fees and Commissions..................................     1,983           647          (65)(g)     2,565
Private Equity Gains........................................       831            --          407(d)      1,238
Securities Gains............................................       312           409         (407)(d)       314
Other Revenue...............................................       575           240           --           815
                                                               -------       -------        -----      --------
        Total Noninterest Revenue...........................     8,555         5,348           --        13,903
                                                               -------       -------        -----      --------
NONINTEREST EXPENSE
Salaries....................................................     4,598         2,430           --         7,028
Employee Benefits...........................................       839           597           --         1,436
Occupancy...................................................       767           333           --         1,100
Technology and Communications...............................       792         1,025          307(i)      1,984
                                                                                             (140)(l)
Professional Services.......................................       575           135          140(l)        850
Amortization of Intangibles.................................       172            --           --           172
Restructuring Costs.........................................       192            --           --           192
Other Expense...............................................     2,159           546         (307)(i)     2,398
                                                               -------       -------        -----      --------
        Total Noninterest Expense...........................    10,094         5,066           --        15,160
                                                               -------       -------        -----      --------
INCOME BEFORE INCOME TAX EXPENSE............................     5,910         2,154           --         8,064
Income Tax Expense..........................................     2,202           689           --         2,891
                                                               -------       -------        -----      --------
NET INCOME..................................................   $ 3,708       $ 1,465        $  --      $  5,173
                                                               -------       -------        -----      --------
NET INCOME APPLICABLE TO COMMON STOCK.......................   $ 3,526       $ 1,429        $  --      $  4,955
                                                               -------       -------        -----      --------
NET INCOME PER COMMON SHARE:
  Basic.....................................................   $  2.77       $  7.71                   $   2.53
  Diluted...................................................   $  2.68       $  7.17                   $   2.41
Average Common Shares Outstanding:
  Basic.....................................................   1,273.8         185.2                    1,959.0(b)
  Diluted...................................................   1,317.6         199.3                    2,055.0(b)

        See notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF CHASE AND J.P. MORGAN

(a) Chase and J.P. Morgan are in the process of reviewing their accounting policies and, as a result of this review, it may be necessary to reclassify either Chase's or J.P. Morgan's financial statements to conform to those accounting policies that are determined by J.P. Morgan Chase & Co. to be most appropriate. While some reclassifications of prior periods have been included in the pro forma combined financial statements included in this joint proxy statement-prospectus, further reclassifications may be necessary upon the completion of this review process.

(b) It is intended that the merger will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments to the various stockholders' equity accounts at September 30, 2000 reflect (i) an exchange of 592 million shares of Chase common stock (using the exchange ratio of 3.7) for the 160 million outstanding shares of J.P. Morgan common stock at September 30, 2000; (ii) the exchange of each outstanding share of J.P. Morgan preferred stock into one share of Chase preferred stock; and (iii) the assumed cancellation and retirement of all remaining shares of J.P. Morgan common stock and preferred stock held in J.P. Morgan's treasury. Prior to consummation of the merger, J.P. Morgan may issue up to 5 million shares of its common stock (which would be converted in the merger into 18.5 million shares of J.P. Morgan Chase & Co. common stock at the exchange ratio of 3.7) in a registered public offering. The issuance of common stock would not have a material impact on the pro forma combined balance sheet, the pro forma combined earnings per share data, or on the pro forma capital ratios or performance ratios and would have no impact on the pro forma statement of income and, as such, has not been reflected in these pro forma combined financial statements.

    For the income per share calculations, the pro forma combined average common shares outstanding (basic and diluted) reflects the exchange of Chase common stock (using the exchange ratio of 3.7) for the outstanding shares of J.P. Morgan common stock.

(c) Our managements have estimated that the merger will result in synergies of approximately $1.9 billion (pre-tax), consisting of estimated cost savings of approximately $1.5 billion (pre-tax) and estimated incremental revenues, net of incremental expenses, of approximately $400 million (pre-tax). The synergies were estimated to be achieved by the end of the second year following the merger, with one-third estimated to be realized in the first year. Based on merger integration efforts to date, our managements currently believe those initial estimates were conservative but have not arrived at or announced revised estimates. These synergies have not been included in the pro forma combined amounts.

     It is anticipated that the merger will result in costs of approximately $2.8 billion, pre-tax ($1.8 billion after-tax). Under current accounting rules, a significant portion of these costs will not be accruable at the time of the merger. The detailed plans for the restructuring initiatives have not been finalized and, as such, the amount of restructuring costs accruable at the merger date has not been determined. For purposes of these pro forma combined financial statements, the after-tax effect of the anticipated restructuring costs have been reflected in the pro forma combined balance sheet; however, since the anticipated restructuring costs are nonrecurring, they have not been reflected in the pro forma combined statement of income. Both the pre-tax and tax effect are included in the captions accounts payable, accrued expenses and other liabilities and retained earnings on the pro forma balance sheet.

     The anticipated restructuring costs are expected to reflect severance expenses incurred in connection with anticipated staff reductions, costs incurred in connection with planned office

NOTES TO UNAUDITED PRO FORMA COMBINED CHASE AND J.P. MORGAN FINANCIAL STATEMENTS -- (CONTINUED)

     eliminations and other merger-related expenses, including costs to eliminate redundant back office and other operations of Chase and J.P. Morgan.

(d) J.P. Morgan's historical financial data reflect the gains/losses from private equity investments in investment securities revenue. To conform with Chase's classification, J.P. Morgan's historical financial data have been reclassified on a pro forma basis to reflect these gains/losses as a component of private equity gains on the income statement.

(e) Chase's historical financial data reflect securities borrowed as a component of federal funds sold and securities purchased under resale agreements. To conform with J.P. Morgan's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect securities borrowed and the related interest income as separate line items on both the balance sheet and income statement.

(f) J.P. Morgan's historical financial data include goodwill amortization expense that is recorded in other revenue. To conform with Chase's classification, J.P. Morgan's historical financial data have been reclassified on a pro forma basis to reflect the goodwill amortization expense as a component of amortization of intangibles on the income statement.

(g) J.P. Morgan's historical financial data include custody and securities handling fees as a component of other fees and commissions. To conform with Chase's classification, J.P. Morgan's historical financial data have been reclassified on a pro forma basis to reflect custody and securities handling fees as a component of trust, custody and investment management fees on the income statement.

(h) J.P. Morgan's historical financial data reflect restructuring-related charges (and reversal of charges) within employee benefits, occupancy, and technology and communications expenses. To conform with Chase's classification, J.P. Morgan's historical financial data have been reclassified on a pro forma basis to reflect the charges (or their reversal) as a component of restructuring costs on the income statement.

(i) Chase's historical financial data reflect telecommunications expense as a component of other expense. To conform with J.P. Morgan's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect telecommunications expense as a component of technology and communications expense on the income statement.

(j) Chase's historical financial data reflect accounts receivable as a component of other assets on the balance sheet. To conform with J.P. Morgan's classification, Chase's historical financial data have been reclassified on a pro forma basis to reflect accounts receivable as a component of accrued interest and accounts receivable on the balance sheet.

(k) Transactions between Chase and J.P. Morgan are not material in relation to the pro forma combined financial statements and therefore intercompany balances have not been eliminated from the pro forma combined amounts.

(l) J.P. Morgan's historical financial data include technology consultant expense as a component of technology and communications expense. To conform with Chase's classification, J.P. Morgan's historical financial data have been reclassified on a pro forma basis to reflect technology consultant expense as a component of professional services expense on the income statement.

NOTES TO UNAUDITED PRO FORMA COMBINED CHASE AND J.P. MORGAN FINANCIAL STATEMENTS -- (CONTINUED)

(m) On July 6, 2000, Chase acquired The Beacon Group, LLC and on August 1, 2000, Chase acquired Robert Fleming Holdings Limited. Both transactions were accounted for under the purchase method. Although when compared with Chase's historical financial statements, these acquisitions are not considered individually or collectively to be a "significant subsidiary," these acquisitions involved the issuance from treasury of 68.9 million shares of Chase common stock. The net assets acquired from these acquisitions approximated $24 billion, while the liabilities approximated $21 billion. The fair value of the assets and liabilities of Beacon and Flemings are subject to adjustment for a period up to twelve months subsequent to their respective acquisition dates. The goodwill related to these acquisitions of approximately $5 billion is expected to be amortized over 15 years.

(n) Chase's proposed disposition of its Hong Kong consumer banking operations in the fourth quarter of 2000 is not considered significant to the pro forma combined financial statements and, therefore, its impact is not included in these statements.

                       DESCRIPTION OF CHASE CAPITAL STOCK

     The following summary is a description of the material terms of Chase's capital stock and is not complete. You should also refer to Chase's certificate of incorporation, including the certificates of designations pursuant to which the outstanding series of Chase's preferred stock were issued. Chase's certificate of incorporation is filed as an exhibit to the registration statement of which this joint proxy statement-prospectus is part. You should also refer to the applicable provisions of the Delaware General Corporation Law.

     THE FOLLOWING DESCRIPTION OF CHASE'S OUTSTANDING CAPITAL STOCK SHOULD BE READ CAREFULLY BY J.P. MORGAN STOCKHOLDERS SINCE, AT THE EFFECTIVE TIME OF THE MERGER, EACH OUTSTANDING SHARE OF J.P. MORGAN COMMON STOCK WILL BE CONVERTED INTO 3.7 SHARES OF J.P. MORGAN CHASE & CO. COMMON STOCK AND EACH OUTSTANDING SHARE OF J.P. MORGAN PREFERRED STOCK WILL BE CONVERTED INTO A SHARE OF PREFERRED STOCK OF J.P. MORGAN CHASE & CO. HAVING SUBSTANTIALLY THE SAME TERMS AS THE CONVERTED J.P. MORGAN PREFERRED STOCK.

COMMON STOCK

     As of the date of this joint proxy statement-prospectus, Chase is authorized to issue up to 4,500,000,000 shares of common stock. At the November 15, 2000 record date, Chase had 1,322,758,290 shares of common stock issued (including 12,185,275 shares held in treasury) and had reserved approximately 220,126,054 shares of common stock for issuance under various employee or director incentive, compensation and option plans.

     Holders of Chase common stock are entitled to receive dividends when, as and if declared by Chase's board of directors out of funds legally available for payment, subject to the rights of holders of the Chase preferred stock.

     Each holder of Chase common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under the applicable certificates of designations and applicable law, all voting rights are vested in the holders of shares of Chase common stock. Holders of shares of Chase common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of Chase, the holders of Chase common stock will be entitled to share equally in any of the assets available for distribution after Chase has paid in full all of its debts and after the holders of all series of Chase's outstanding preferred stock have received their liquidation preferences in full.

     The issued and outstanding shares of Chase common stock are fully paid and nonassessable. Holders of shares of Chase common stock are not entitled to preemptive rights. Shares of Chase common stock are not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the Chase common stock.

EXISTING CHASE PREFERRED STOCK

     Under Chase's certificate of incorporation, Chase's board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series.

     Under regulations adopted by the Federal Reserve Board, if the holders of any series of Chase preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In such a case, a holder of 25% or more of the series, or a holder of 5% or more of the series if that holder would also be considered to exercise a "controlling influence" over Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

     As of the date of this joint proxy statement-prospectus, Chase has four series of preferred stock issued and outstanding, as described in the following table:

                                                           AMOUNT
                                                         OUTSTANDING
                        STATED VALUE                         ON
                            AND                            RECORD                        RATE IN
                         REDEMPTION        SHARES           DATE         EARLIEST       EFFECT AT
                         PRICE PER           (IN             (IN        REDEMPTION    SEPTEMBER 30,
                          SHARE(a)        MILLIONS)       MILLIONS)        DATE          2000(b)
                        ------------      ---------      -----------    ----------    -------------
Adjustable Rate
  Series L
  Cumulative.........     $100.00            2.0            $200         6/30/99          5.0400%(b)
Adjustable Rate
  Series N
  Cumulative.........       25.00            9.1             228         6/30/99          5.1000(b)
10.84% Cumulative....       25.00            8.0             200         6/30/01           10.84
Fixed/Adjustable
  Noncumulative......       50.00            4.0             200         6/30/03(c)         4.96(c)

---------------
(a) Redemption price is price indicated in table, plus accrued but unpaid dividends, if any.

(b) Floating rates are based on certain U.S. Treasury rates. The minimum and maximum rates are 4.50% and 10.50%, respectively, for each of the Series L preferred stock and the Series N preferred stock.

(c) Dividends on this series of Chase preferred stock for dividend periods commencing on or after July 1, 2003 will be at a floating rate based on certain U.S. Treasury rates, but subject to a minimum rate of 5.46% and a maximum rate of 11.46%. The amount of dividends payable may be adjusted, and the stock may be redeemed earlier than June 30, 2003, in the event of certain amendments to the Internal Revenue Code relating to the dividends-received deduction.

     RANKING. All the outstanding series of Chase preferred stock have the same rank. All the outstanding series of Chase preferred stock have preference over the Chase common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Chase.

     DIVIDENDS. Dividends payable on each series of outstanding Chase preferred stock are payable quarterly, when and as declared by the Chase board of directors, on each March 31, June 30, September 30 and December 31. Dividends on all the outstanding series of Chase preferred stock, other than the fixed/adjustable rate noncumulative preferred stock, are cumulative. If Chase fails to declare a dividend on the fixed/adjustable rate noncumulative preferred stock for any dividend period, holders of that series have no right to receive a dividend for that dividend period, whether or not Chase declares dividends on that series for any future dividend periods.

     Chase may not declare or pay any dividends on any series of Chase preferred stock unless, for the dividend period commencing after the immediately preceding dividend payment date, Chase has previously declared and paid or contemporaneously declares and pays full dividends, and cumulative dividends still owing, if any, on all other series of Chase preferred stock that have the same rank as, or rank senior to, that series of preferred stock. If Chase does not pay in full the dividends on those equally-and senior-ranking series, it may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally-ranking series of Chase preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless Chase has paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of cumulative preferred stock,

Chase may not declare or pay dividends on its common stock and generally may not redeem or purchase any Chase common stock. Chase will not pay interest or any sum of money instead of interest on any dividend payment or payments that may be in arrears.

     RIGHTS UPON LIQUIDATION; REDEMPTION. In the event of the liquidation, dissolution or winding-up of Chase, holders of Chase preferred stock are entitled to receive liquidating distributions in the amount set forth opposite the applicable series in the table above, plus accrued and unpaid dividends, if any, before Chase makes any distribution of assets to the holders of Chase common stock. Each of the outstanding series of Chase preferred stock is redeemable at Chase's option at a redemption price per share equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any. In addition, Chase may redeem the shares of the fixed/adjustable rate noncumulative preferred stock earlier than June 30, 2003 in the event of certain amendments to the Internal Revenue Code relating to the dividends-received deduction.

     VOTING RIGHTS. If, at the time of any annual meeting of Chase's stockholders, the equivalent of six quarterly dividends payable on any series of Chase's outstanding cumulative preferred stock is in default, the number of directors constituting Chase's board of directors will be increased by two and the holders of all the outstanding Chase preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding Chase preferred stock will continue to serve as director for the full term for which he or she was elected, even if prior to the end of that term Chase has paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

     All series of the outstanding Chase preferred stock, other than Chase's Series L preferred stock, provide that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of Chase preferred stock, voting together as a single class without regard to series, will be required to:

     - create any class or series of stock having a preference over any outstanding series of Chase preferred stock; or

     - change the provisions of Chase's certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of Chase preferred stock.

     Those series of Chase preferred stock also state that if the amendment does not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of Chase preferred stock adversely affected.

     Chase's Series L preferred stock provides as follows:

     - the consent of holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of Chase's certificate of incorporation that would adversely affect the powers, preferences, privileges or rights of that series; and

     - the consent of the holders of at least two-thirds of the voting power of that series and each series of Chase preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize or issue, or reclassify any stock into any additional class or series of, stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exercisable for any such prior-ranking stock.

     MISCELLANEOUS. No series of outstanding Chase preferred stock is convertible into shares of Chase common stock or other securities of Chase. No series of outstanding Chase preferred stock is subject to preemptive rights.

     TRANSFER AGENT AND REGISTRAR. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the Chase preferred stock. The registrar for the Chase preferred stock will send notices to the holders of the Chase preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

PREFERRED STOCK TO BE ISSUED IN THE MERGER

     Chase's board of directors has authorized the creation of the following series of preferred stock in accordance with the terms of the merger agreement:

     - 2,444,300 shares of adjustable rate cumulative preferred stock, Series A (the "Series A preferred stock"), issuable upon conversion of J.P. Morgan's adjustable rate preferred stock, Series A;

     - 50,000 shares of variable cumulative preferred stock, Series B (the "Series B preferred stock"), issuable upon conversion of J.P. Morgan's variable cumulative preferred stock, Series B;

     - 50,000 shares of variable cumulative preferred stock, Series C (the "Series C preferred stock"), issuable upon conversion of J.P. Morgan's variable cumulative preferred stock, Series C;

     - 50,000 shares of variable cumulative preferred stock, Series D (the "Series D preferred stock"), issuable upon conversion of J.P. Morgan's variable cumulative preferred stock, Series D;

     - 50,000 shares of variable cumulative preferred stock, Series E (the "Series E preferred stock"), issuable upon conversion of J.P. Morgan's variable cumulative preferred stock, Series E;

     - 50,000 shares of variable cumulative preferred stock, Series F (the "Series F preferred stock"), issuable upon conversion of J.P. Morgan's variable cumulative preferred stock, Series F; and

     - 400,000 shares of 6 5/8% cumulative preferred stock, Series H (the "Series H preferred stock"), issuable upon conversion of J.P. Morgan's 6 5/8% cumulative preferred stock, Series H.

     Each share of preferred stock to be issued by J.P. Morgan Chase & Co. in the merger will be, when issued, fully paid and nonassessable.

     RANKING. Each series of preferred stock issued in the merger will have the same rank as each series of preferred stock outstanding on the date of this joint proxy statement-prospectus with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of J.P. Morgan Chase & Co. The Series H preferred stock will be represented by depositary receipts for depositary shares, each representing a one-tenth interest in a share of Series H preferred stock. See "-- Depositary Shares" below.

     DIVIDENDS. Holders of each series of preferred stock to be issued in the merger will be entitled to receive cash dividends when, as and if declared by the board of directors of J.P. Morgan Chase & Co. Each series of preferred stock to be issued in the merger will be cumulative and dividends on those series will accrue, whether or not there are funds legally available for the payment of dividends and whether or not declared. Holders of each series of preferred stock issued in the merger will be entitled to receive full accumulated cash dividends before any dividends are declared or paid on the common stock or any other stock of J.P. Morgan Chase & Co. that ranks junior to the preferred stock as to dividends.

     Dividends on the Series A preferred stock will be payable quarterly on each March 31, June 30, September 30 and December 31. The dividend rate for the Series A preferred stock will be an annual rate equal to the highest of (1) the three-month U.S. Treasury bill rate, (2) the U.S. Treasury ten-year constant maturity rate and (3) the U.S. Treasury twenty-year constant maturity rate, minus, in each case, 4.875%; however, in no case will the rate be higher than 11.5% or lower than 5.0%.

     Dividends on the Series B, C, D, E and F preferred stock will be payable on dividend payment dates to be set by an agent of J.P. Morgan Chase & Co. appointed for the purpose of setting that date. A dividend period may be no longer than 30 years and no shorter than seven days, in the case of shares for which the auction method is used, or one business day, in the case of shares for which the remarketing method is used. In the case of shares for which the auction method is used, the dividend period will be 49 days, unless changed by the agent or unless there are certain changes to applicable tax laws. The dividend rate will be determined either by an auction conducted for each series on the business day before a new dividend period begins or by a remarketing. The method used to determine the dividend rate will be set by an agent of J.P. Morgan Chase & Co. appointed for the purpose of determining that method, based on then-existing financing alternatives. If the auction method is used, the dividend rate will be based on bids submitted to the trust company that conducts the auction by existing and potential holders of the preferred stock. If the remarketing method is used, the dividend rate will be the lowest rate at which the shares can be remarketed for a specified per share amount. The rate for any dividend period is subject to a maximum rate based on the "AA" composite commercial paper rate, the LIBOR rate or the U.S. Treasury rate, depending on the length of the dividend period and the credit ratings of the Series B, C, D, E and F preferred stock. If J.P. Morgan Chase & Co. fails to pay or set aside for payment at the applicable time dividends payable or fails to pay at the applicable time the redemption price for shares called for redemption, and that failure continues for more than three business days, then the dividend rate for each dividend period until that failure is cured will be 200% of the federal funds rate, the "AA" composite commercial paper rate, the LIBOR rate or the U.S. Treasury rate, depending on the length of the dividend period.

     Dividends on the Series H preferred stock will accrue at an annual rate of 6 5/8% and will be payable quarterly on March 31, June 30, September 30 and December 31.

     RIGHTS UPON LIQUIDATION. In the event of a liquidation of J.P. Morgan Chase & Co., the holders of each series of preferred stock to be issued in the merger will be entitled to receive, before any distribution is made to the holders of J.P. Morgan Chase & Co. common stock or any other series of stock ranking junior to the applicable series of preferred stock upon liquidation, a liquidation preference per share equal to the liquidation preference set forth opposite that series below, plus accrued and unpaid dividends:

                                                           LIQUIDATION
SERIES                                                     PREFERENCE
------                                                     -----------
Series A.................................................    $  100
Series B.................................................     1,000
Series C.................................................     1,000
Series D.................................................     1,000
Series E.................................................     1,000
Series F.................................................     1,000
Series H.................................................       500

     REDEMPTION. The Series A preferred stock will be redeemable at any time at the option of J.P. Morgan Chase & Co. at a redemption price equal to its liquidation preference, plus accrued and unpaid dividends.

     Each of the Series B, C, D, E and F preferred stock will be eligible for redemption on the last dividend payment date in any dividend period; during any dividend period where the dividend rate is the then-applicable maximum interest rate; and on any other redemption date established in the preceding auction or remarketing. The redemption price of each series will equal $1,000 per share or such other redemption price established in the preceding auction or remarketing, plus accrued and unpaid dividends.

     The Series H preferred stock will not be redeemable before March 31, 2006. On or after March 31, 2006, the Series H preferred stock may be redeemed at any time at the option of J.P. Morgan Chase & Co. at a redemption price equal to its liquidation preference, plus accrued and unpaid dividends.

     VOTING RIGHTS. Holders of the shares of preferred stock to be issued in the merger will have no voting rights, except that each series will provide that a vote of at least two-thirds of the voting power of all outstanding shares of the applicable series, and all outstanding shares of preferred stock of J.P. Morgan Chase & Co. having the same rank as that series, including all currently outstanding series of Chase's preferred stock, voting together as a single class without regard to series, will be necessary in order to:

     - authorize or issue any capital stock that will be senior to that series of preferred stock; or

     - amend, alter or repeal any of the provisions of the certificate of incorporation of J.P. Morgan Chase & Co., including the certificate of designation relating to that series, in such a way as to adversely affect the preferences, rights, powers or privileges of the preferred stock of that series.

     If at the time of any annual meeting of stockholders the equivalent of six quarterly dividends payable on shares of any series of preferred stock issued in the merger are in default, then the number of directors constituting the board of directors of J.P. Morgan Chase & Co. will increase by two. The holders of shares of preferred stock of that series, voting together as a single class with any shares of stock having like voting rights, including all currently outstanding series of Chase's preferred stock, will have the right to elect two directors to the board of directors of J.P. Morgan Chase & Co. This right to elect two directors will continue until the default in payment of all dividends which permitted the election of these directors ceases.

     Holders of preferred stock to be issued in the merger upon conversion of J.P. Morgan's Series A preferred stock will be entitled to one-tenth of one vote per share with respect to each matter as to which they are entitled to vote, and holders of preferred stock to be issued upon conversion of J.P. Morgan's Series B, C, D, E, F and H preferred stock will be entitled to one vote per share with respect to each matter as to which they are entitled to vote.

     MISCELLANEOUS. No series of preferred stock to be issued in the merger will be convertible into shares of common stock or any other securities of J.P. Morgan Chase & Co., nor is any series subject to preemptive rights.

     TRANSFER AGENT AND REGISTRAR. ChaseMellon Shareholder Services, L.L.C. will be the transfer agent, registrar and dividend disbursement agent for the preferred stock to be issued in the merger.

DEPOSITARY SHARES

     Upon completion of the merger, J.P. Morgan Chase & Co. will assume the obligations of J.P. Morgan under the deposit agreement in respect of J.P. Morgan's Series H preferred stock and will instruct Morgan Guaranty Trust Company of New York, as depositary, to treat the shares

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of Series H preferred stock issued in the merger as new deposited securities under the deposit agreement. In accordance with the terms of the deposit agreement, the existing depositary receipts formerly evidencing depositary shares, each representing a one-tenth interest in J.P. Morgan's Series H preferred stock, will automatically evidence depositary shares, each representing a one-tenth interest in the Series H preferred stock issued in the merger.

     The following is a summary of material provisions of the deposit agreement. This description is qualified by reference to the deposit agreement, which is an exhibit to the registration statement of which this joint proxy statement-prospectus is a part.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The depositary will distribute all cash dividends or other cash distributions received on the Series H preferred stock to the record holders of depositary shares in proportion to the number of such depositary shares owned by those holders.

     If J.P. Morgan Chase & Co. makes a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with the approval of J.P. Morgan Chase & Co., sell the property and distribute the net proceeds from that sale to the holders.

     WITHDRAWAL OF STOCK. A holder of depositary shares represented by depositary receipts may obtain those shares, or the cash or property represented by those shares, by surrendering his, her or its depositary receipts to the depositary. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but will not be subsequently entitled to receive depositary shares with respect to those shares of preferred stock. If the depositary receipts surrendered by the holder represent more shares of stock than are being withdrawn by the holder, the depositary will issue a new depositary receipt representing the excess number of shares.

     REDEMPTION OF DEPOSITARY SHARES. Upon redemption, in whole or in part, of the Series H preferred stock by J.P. Morgan Chase & Co. the depositary will redeem the depositary shares from the proceeds received by it resulting from the redemption, in whole or in part, of the Series H preferred stock. The redemption price per depositary share will be equal to one-tenth of the redemption price per share of the Series H preferred stock. Whenever J.P. Morgan Chase & Co. redeems shares of Series H preferred stock, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series H preferred stock redeemed.

     VOTING THE SERIES H PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of Series H preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the Series H preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of Series H preferred stock represented by that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of the Series H preferred stock underlying those depositary shares in accordance with those instructions, and J.P. Morgan Chase & Co. will agree to take all action requested by the depositary in order to enable the depositary to do so. The depositary will not vote shares of the Series H preferred stock if it does not receive specific instructions from the holders of depositary shares relating to those shares.

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT. The deposit agreement may be amended at any time by agreement between the depositary and J.P. Morgan Chase & Co. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless that amendment has been approved by the holders

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of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by J.P. Morgan Chase & Co. or the depositary only if:

     - all outstanding depositary shares have been redeemed; or

     - there has been a final distribution in respect of the Series H preferred stock in connection with any liquidation, dissolution or winding up of J.P. Morgan Chase & Co. and that distribution has been distributed to the holders of depositary receipts.

     CHARGES OF DEPOSITARY. J.P. Morgan Chase & Co. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. J.P. Morgan Chase & Co. will also pay charges of the depositary in connection with the initial deposit of the Series H preferred stock and any redemption of the Series H preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

     RESIGNATION AND REMOVAL OF DEPOSITARY. The depositary may resign at any time by delivering a notice to J.P. Morgan Chase & Co. of its election to do so. J.P. Morgan Chase & Co. may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

     MISCELLANEOUS. The depositary will forward to holders of depositary receipts all reports and communications received from J.P. Morgan Chase & Co. and required to be furnished to the holders of the Series H preferred stock. Neither the depositary nor J.P. Morgan Chase & Co. will be liable if prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The depositary and J.P. Morgan Chase & Co. disclaim any obligation or liability under the deposit agreement to holders of depositary receipts other than for negligence or willful misconduct. They will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or Series H preferred stock unless satisfactory indemnity is furnished. J.P. Morgan Chase & Co. and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Series H preferred stock for deposit, by holders of depositary receipts or by other persons believed to be competent, and on documents believed to be genuine. The depositary disclaims responsibility for the failure to carry out any instructions to vote any of the depositary shares or for the manner or effect of any vote made, as long as that action or inaction is in good faith. The depositary will be liable to J.P. Morgan Chase & Co. for any liability arising out of acts performed or omitted by the depositary due to its gross negligence or willful misconduct.

ANTI-TAKEOVER CONSIDERATIONS

     Delaware law and Chase's certificate of incorporation and by-laws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Chase or, after completion of the merger, J.P. Morgan Chase & Co. For a description of these provisions, see "Comparison of Stockholder Rights."

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                        COMPARISON OF STOCKHOLDER RIGHTS

     Chase and J.P. Morgan are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Chase capital stock and J.P. Morgan capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. Upon completion of the merger, the certificate of incorporation and by-laws of Chase in effect immediately prior to the effective time of the merger will be the certificate of incorporation and by-laws of the surviving corporation in the merger, except that the name of the surviving corporation will be changed to "J.P. Morgan Chase & Co." Consequently, after the effective time of the merger, the rights of the stockholders of J.P. Morgan Chase & Co. will be determined by reference to the Chase certificate of incorporation and by-laws.

CAPITALIZATION

     CHASE.  The authorized capital stock of Chase consists of:

     - 4,500,000,000 shares of Chase common stock, par value $1.00 per share;
       and

     - 200,000,000 shares of Chase preferred stock, par value $1.00 per share.

     J.P. MORGAN.  The authorized capital stock of J.P. Morgan consists of:

     - 500,000,000 shares of J.P. Morgan common stock, par value $2.50 per share; and

     - 10,000,000 shares of J.P. Morgan preferred stock, without par value.

VOTING RIGHTS

     In the case of both Chase and J.P. Morgan, each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights.

     For a description of the voting rights of the Chase preferred stock, including the preferred stock to be issued in the merger, see "Description of Chase Capital Stock -- Existing Chase Preferred Stock" and "Description of Chase Capital Stock -- Preferred Stock to be Issued in the Merger."

NUMBER AND ELECTION OF DIRECTORS

     CHASE. The board of directors of Chase currently has 14 members. The merger agreement provides that Chase's board of directors will take necessary action to cause the number of directors of J.P. Morgan Chase & Co. at the effective time of the merger to be 15. The Chase by-laws provide that the Chase board of directors will consist of a number of directors to be fixed from time to time by the Chase board of directors or the stockholders.

     Chase's certificate of incorporation and by-laws do not provide for a staggered board of directors.

     J.P. MORGAN. The board of directors of J.P. Morgan currently has 15 members. The J.P. Morgan by-laws provide that the J.P. Morgan board of directors will consist of a number of directors to be fixed from time to time by a vote of a majority of the J.P. Morgan board of directors. J.P. Morgan's certificate of incorporation states that the number of directors will in no case be less than three.

     J.P. Morgan's certificate of incorporation and by-laws do not provide for a staggered board of directors.

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VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     CHASE. Vacancies on the board of directors of Chase, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, even if those directors do not constitute a quorum. The director elected to fill the vacancy will have a term of office expiring at the next annual meeting.

     Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. These provisions of Delaware law regarding the removal of directors govern the removal of directors from Chase's board of directors.

     J.P. MORGAN. J.P. Morgan's certificate of incorporation and by-laws do not contain a provision regarding the filling of vacancies on the board of directors. Under Delaware law,

     - vacancies on the board of directors of J.P. Morgan and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority vote of the directors then in office, even if those directors do not constitute a quorum, or by the stockholders; and

     - in the case of directors elected by one or more particular class or series of stock, vacancies or newly created directorships of that class or series may be filled by a majority of the directors elected by that class or series then in office.

     The provisions of Delaware law regarding the removal of directors described above govern the removal of directors from J.P. Morgan's board of directors.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     The provisions of Delaware law regarding amendments to the certificate of incorporation govern the amendment of the certificates of incorporation of both Chase and J.P. Morgan. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment.

AMENDMENTS TO BY-LAWS

     The certificates of incorporation of each of Chase and J.P. Morgan authorize the board of directors to adopt, amend or repeal any provision of the corporation's by-laws. Under Delaware law, stockholders entitled to vote also have the power to adopt, amend or repeal by-laws.

ACTION BY WRITTEN CONSENT

     CHASE. Chase's certificate of incorporation prohibits action by written consent of holders of common stock. Chase's certificate of incorporation provides that holders of shares of a class or series other than common stock may take action by written consent of holders representing not less than a majority of the voting power of all of the class or series (or such greater minimum percentage as is prescribed by statute), provided notice is given to all holders entitled to vote on the taking of any action without a meeting that is taken by less than unanimous written consent.

     J.P. MORGAN. J.P. Morgan's certificate of incorporation permits action by written consent of the holders of not less than a majority of all the stock entitled to vote upon such action, subject to specified conditions.

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ABILITY TO CALL SPECIAL MEETINGS

     CHASE. Special meetings of Chase stockholders may be called by Chase's board of directors, the chairman of the board, a vice chairman of the board, the chief executive officer or the president or as otherwise provided by Delaware law.

     J.P. MORGAN. Special meetings of J.P. Morgan stockholders may be called by J.P. Morgan's board of directors, the chairman of the board, the chairman of the executive committee, a vice chairman of the board or the president. J.P. Morgan must also call a special meeting whenever requested in writing by holders of a majority of J.P. Morgan's capital stock.

NOTICE OF STOCKHOLDER ACTION

     CHASE. Under Chase's by-laws, in order for a stockholder to nominate candidates for election to Chase's board of directors at any annual or any special stockholders' meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of Chase before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholders' meeting, timely written notice must be given to the Secretary of Chase before the annual meeting.

     Under Chase's by-laws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholders' meeting must be received by the Secretary of Chase no less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual meeting, notice will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by Chase. In the case of a special meeting, notice of a stockholder nomination must be received no less than 60 days nor more than 90 days before a special meeting at which directors are to be elected or within 10 days of the date on which public announcement of the special meeting was first made by Chase.

     In addition, if the number of directors to be elected is increased and no public announcement is made by Chase naming all of the nominees or specifying the size of the increased board of directors at least 90 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of Chase within 10 days of the date on which public announcement of the meeting was first made by Chase.

     A stockholder's notice to Chase must set forth all of the following:

     - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or re-election as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

     - a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed; and

     - the stockholder's name and address as they appear on Chase's books, the class and number of shares of Chase that are beneficially owned by the stockholder and whether the stockholder is part of a group that intends to solicit proxies in support of its proposal or nomination.

     J.P. MORGAN. Under J.P. Morgan's by-laws, at any annual meeting of stockholders, any business that may properly come before the meeting may be conducted.

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LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

     - a breach of the duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     The certificates of incorporation of both Chase and J.P. Morgan provide that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director will be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     GENERAL. Under Delaware law, a corporation generally may indemnify directors and officers:

     - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

     - with respect to any criminal proceeding, to the extent they had no reasonable cause to believe that their conduct was unlawful.

     In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.


     CHASE. Chase's certificate of incorporation permits Chase to indemnify any director, officer, employee, or agent of Chase or any other person serving in that capacity at the request of Chase with another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law. Chase's by-laws require Chase to indemnify any of those persons to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by those persons in connection with proceedings in which they were are or have been threatened to be involved by virtue of their positions with Chase. In addition, under Chase's by-laws, Chase will pay in advance of the disposition of any those proceedings, after receipt of an appropriately documented request, any reasonable expenses incurred by or on behalf of a person who may be entitled to indemnification subject to the person agreeing to repay any amounts advanced if it is determined that Chase cannot indemnify the person against those expenses. The indemnification rights conferred by Chase are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Chase's certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.


     Chase is authorized to purchase and maintain insurance on behalf of its directors and officers.

     J.P. MORGAN. J.P. Morgan's certificate of incorporation provides for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director, officer, employee or agent of J.P. Morgan and who is or was involved in any manner, or who is threatened to be made involved in any manner, in any pending or completed action, suit or

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proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of J.P. Morgan, or is or was serving at the request of J.P. Morgan as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This right to indemnification includes the right to be paid expenses incurred in connection with any of those proceedings in advance of its final disposition to the fullest extent authorized by Delaware law.

     J.P. Morgan is authorized to purchase and maintain insurance on behalf of its directors, officers, employees and agents.

STATE ANTI-TAKEOVER STATUTES

     Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     Neither Chase nor J.P. Morgan has adopted any provision in its certificate of incorporation or by-laws to "opt out" of the Delaware business combination statute and the statute is applicable to business combinations involving Chase or J.P. Morgan.

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                                 LEGAL MATTERS

     Simpson Thacher & Bartlett, New York, New York, has provided an opinion for Chase regarding the validity of the shares of Chase offered by this joint proxy statement-prospectus.

     Simpson Thacher & Bartlett and Davis Polk & Wardwell, New York, New York, counsel for J.P. Morgan, have provided and will provide at the closing of the merger opinions regarding certain federal income tax consequences of the merger for Chase and J.P. Morgan, respectively.

                                    EXPERTS

     CHASE. The audited financial statements of Chase incorporated in this joint proxy statement-prospectus by reference to Chase's Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     J.P. MORGAN. The audited financial statements of J.P. Morgan incorporated in this joint proxy statement-prospectus by reference to J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     CHASE. Under the rules of the Securities and Exchange Commission, proposals that stockholders seek to have included in the proxy statement for Chase's next annual meeting must be received by the Secretary of Chase not later than December 6, 2000.

     Chase's by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders but that are not included in Chase's proxy statement for that meeting. Under Chase's by-laws, nominations for director or other business proposals to be addressed at Chase's next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of Chase not later than the close of business on February 15, 2001 and not earlier than January 16, 2001. The notice must contain the information required by the by-laws.

     These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in Chase's proxy statement under the rules of the Securities and Exchange Commission.

     J.P. MORGAN. If the merger agreement is adopted by the stockholders of Chase and J.P. Morgan and the merger is completed, J.P. Morgan does not expect to hold a 2001 annual meeting of stockholders.

     If the merger agreement is not adopted or the merger is not completed for any other reason, any J.P. Morgan stockholder that wants to submit a proposal for possible inclusion in J.P. Morgan's proxy statement for its 2001 annual meeting of stockholders must have ensured that the proposal was received by the Secretary of J.P. Morgan on or before November 10, 2000. If a J.P. Morgan stockholder intends to present a proposal at J.P. Morgan's 2001 annual meeting and has not requested timely inclusion in J.P. Morgan's proxy statement for that meeting, J.P. Morgan must receive notice of the proposal no later than January 24, 2001. If J.P. Morgan does not receive notice by that date, no discussion of the proposal will be required to be included in J.P. Morgan's 2001 proxy statement and J.P. Morgan may use its discretionary authority to vote on the proposal if the J.P. Morgan stockholder does present it at J.P. Morgan's annual meeting.

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                      WHERE YOU CAN FIND MORE INFORMATION

     Chase and J.P. Morgan file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's website at http://www.sec.gov. Copies of documents filed by Chase and J.P. Morgan with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Chase has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Chase's common stock, preferred stock and depositary shares to be issued in the merger. This joint proxy statement-prospectus constitutes the prospectus of Chase filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

     The Securities and Exchange Commission allows us to "incorporate by reference" into this joint proxy statement-prospectus documents filed with the Securities and Exchange Commission by Chase and J.P. Morgan. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Chase or J.P. Morgan under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this joint proxy statement-prospectus and before the date of our special meetings:

CHASE FILINGS (SEC FILE NUMBER 1-5805):                       PERIODS
---------------------------------------                       -------
Annual Report on Form 10-K...................  Year ended December 31, 1999
Quarterly Reports on Form 10-Q...............  Quarters ended March 31, June 30 and
                                               September 30, 2000
Current Reports on Form 8-K..................  Filed January 21, February 9, March
                                               22, April 11, April 19, May 22, June
                                               12, June 20, July 20, August 3,
                                               September 18 and October 19, 2000
The description of Chase's common stock and
preferred stock contained in Chase's
registration statements filed under Section
12 of the Securities Exchange Act
Chase's proxy statement for its 2000 annual
meeting of stockholders

J.P. MORGAN FILINGS (SEC FILE NUMBER 1-5885):                     PERIODS
---------------------------------------------                     -------
Annual Report on Form 10-K........................  Year ended December 31, 1999
Quarterly Reports on Form 10-Q....................  Quarters ended March 31, June 30 and September 30, 2000
Current Reports on Form 8-K.......................  Filed January 19, March 9, March
                                                    14, April 5, April 13, May 19, June
                                                    28, July 11, July 14, September 19
                                                    and October 19, 2000
The description of J.P. Morgan's common stock and
preferred stock contained in J.P. Morgan's
registration statements filed under Section 12 of
the Securities Exchange Act
J.P. Morgan's proxy statement for its 2000 annual
meeting of stockholders

     You may request a copy of the documents incorporated by reference into this joint proxy statement-prospectus. Requests for documents should be directed to:


-  if you are a Chase stockholder:                  -  if you are a J.P. Morgan
   ChaseMellon Shareholder Services, L.L.C.         stockholder:
   By Mail: 44 Wall Street, 7th Floor                  Morrow & Co. Inc.
             New York, New York 10005                  By Mail: 445 Park Avenue
   By E-mail: cmbjpm@chasemellon.com                             New York, New York 10022
   By Telephone:                                       By E-mail:
      Within U.S.: 1-888-244-9762                   information@morrowco.com
      Outside U.S.:                                    By Telephone:
        From most non-U.S. locations:                     Within U.S.: 1-800-607-0088
           1-866-293-6616 (toll-free)                     Outside U.S.: 44-207-222-4645
        From all other non-U.S. locations:
           1-201-373-5665

     This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in our affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to Chase was provided by Chase and the information contained in this joint proxy statement-prospectus with respect to J.P. Morgan was provided by J.P. Morgan.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 12, 2000

                                    BETWEEN

                        THE CHASE MANHATTAN CORPORATION

                                      AND

                         J.P. MORGAN & CO. INCORPORATED

                              TABLE OF CONTENTS(1)


ARTICLE I  THE MERGER...............................................   A-2
  1.1.  Effective Time of the Merger................................   A-2
  1.2.  Closing.....................................................   A-2
  1.3.  Effects of the Merger.......................................   A-2
  1.4.  Certificate of Incorporation and By-Laws....................   A-2
  1.5.  Alternative Transaction Structures..........................   A-2
ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES......   A-3
  2.1.  Effect on Capital Stock.....................................   A-3
        (a) Cancellation of Treasury Stock and Chase-Owned Stock,
        etc. .......................................................   A-3
        (b) Conversion of Morgan Common Stock.......................   A-3
        (c)  Conversion of Morgan Preferred Stock...................   A-3
        (d) Chase Capital Stock.....................................   A-4
        (e) Appraisal Rights........................................   A-4
  2.2.  Exchange of Certificates....................................   A-5
        (a) Exchange Agent..........................................   A-5
        (b) Exchange Procedures.....................................   A-5
        (c)  Distributions with Respect to Unexchanged Shares.......   A-6
        (d) No Further Ownership Rights in Morgan Common Stock or
        Morgan Preferred Stock......................................   A-6
        (e) No Fractional Shares....................................   A-6
        (f)  Termination of Exchange Fund...........................   A-7
        (g) No Liability............................................   A-7
        (h) Withholding.............................................   A-7
ARTICLE III  REPRESENTATIONS AND WARRANTIES.........................   A-8
  3.1.  Representations and Warranties of Morgan....................   A-8
        (a) Organization, Standing and Power........................   A-8
        (b) Capital Structure.......................................   A-8
        (c)  Authority..............................................  A-10
        (d) SEC Documents; Undisclosed Liabilities..................  A-11
        (e) Information Supplied....................................  A-12
        (f)  Compliance with Applicable Laws........................  A-12
        (g) Legal Proceedings.......................................  A-12
        (h) Taxes...................................................  A-12
        (i)  Certain Agreements.....................................  A-13
        (j)  Benefit Plans..........................................  A-13

---------------

(1) Except for Exhibits 1.1(a) and 1.1(b) (which are included as Annexes B and C, respectively, to this joint proxy statement-prospectus), the exhibits to the merger agreement are excluded here. The excluded exhibits have been filed with the Securities and Exchange Commission under cover of the Current Reports on Form 8-K filed by Chase and by Morgan on September 18, 2000, and are incorporated herein by reference.


        (k) Subsidiaries............................................  A-14
        (l)  Agreements with Regulators.............................  A-14
        (m) Absence of Certain Changes or Events....................  A-14
        (n) Board Approval..........................................  A-15
        (o) Vote Required...........................................  A-15
        (p) Accounting Matters......................................  A-15
        (q) Properties..............................................  A-15
        (r)  Interest Rate Risk Management Instruments..............  A-15
        (s) Intellectual Property...................................  A-16
        (t)  Brokers or Finders.....................................  A-16
        (u) Opinion of Morgan Financial Advisor.....................  A-16
  3.2.  Representations and Warranties of Chase.....................  A-16
        (a) Organization, Standing and Power........................  A-16
        (b) Capital Structure.......................................  A-17
        (c)  Authority..............................................  A-18
        (d) SEC Documents; Undisclosed Liabilities..................  A-19
        (e) Information Supplied....................................  A-20
        (f)  Compliance with Applicable Laws........................  A-20
        (g) Legal Proceedings.......................................  A-20
        (h) Taxes...................................................  A-20
        (i)  Certain Agreements.....................................  A-21
        (j)  Benefit Plans..........................................  A-21
        (k) Subsidiaries............................................  A-22
        (l)  Agreements with Regulators.............................  A-22
        (m) Absence of Certain Changes or Events....................  A-22
        (n) Board Approval..........................................  A-22
        (o) Vote Required...........................................  A-23
        (p) Accounting Matters......................................  A-23
        (q) Properties..............................................  A-23
        (r)  Interest Rate Risk Management Instruments..............  A-23
        (s) Intellectual Property...................................  A-23
        (t)  Brokers or Finders.....................................  A-24
        (u) Opinion of Chase Financial Advisor......................  A-24
ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS...............  A-24
  4.1.  Covenants of Morgan.........................................  A-24
        (a) Ordinary Course.........................................  A-24
        (b) Dividends; Changes in Stock.............................  A-24
        (c)  Issuance of Securities.................................  A-25
        (d) Governing Documents, Etc. ..............................  A-25
        (e) No Acquisitions.........................................  A-25
        (f)  No Dispositions........................................  A-25
        (g) Indebtedness............................................  A-26


        (h) Other Actions...........................................  A-26
        (i)  Accounting Methods.....................................  A-26
        (j)  Pooling and Tax-Free Reorganization Treatment..........  A-26
        (k) Compensation and Benefit Plans..........................  A-26
        (l)  Tax Elections..........................................  A-27
        (m) Investment Portfolio....................................  A-27
        (n) No Liquidation..........................................  A-27
        (o) Other Agreements........................................  A-27
  4.2.  Covenants of Chase..........................................  A-27
        (a) Ordinary Course.........................................  A-27
        (b) Dividends; Changes in Stock.............................  A-28
        (c)  Issuance of Securities.................................  A-28
        (d) Governing Documents.....................................  A-28
        (e) No Acquisitions.........................................  A-28
        (f)  No Dispositions........................................  A-29
        (g) Indebtedness............................................  A-29
        (h) Other Actions...........................................  A-29
        (i)  Accounting Methods.....................................  A-29
        (j)  Pooling and Tax-Free Reorganization Treatment..........  A-29
        (k) No Liquidation..........................................  A-30
        (l)  Other Agreements.......................................  A-30
  4.3.  Transition..................................................  A-30
  4.4.  Advice of Changes; Government Filings.......................  A-30
  4.5.  Control of Other Party's Business...........................  A-30
ARTICLE V  ADDITIONAL AGREEMENTS....................................  A-31
  5.1.  Preparation of Proxy Statement; Stockholders Meetings.......  A-31
  5.2.  Access to Information.......................................  A-32
  5.3.  Reasonable Best Efforts.....................................  A-33
  5.4.  Acquisition Proposals.......................................  A-33
  5.5.  Affiliates..................................................  A-35
  5.6.  Stock Exchange Listing......................................  A-36
  5.7.  Employee Benefit Plans......................................  A-36
  5.8.  Stock Options, SARs and Restricted Stock Units..............  A-36
  5.9.  Fees and Expenses...........................................  A-37
 5.10.  Governance; Name............................................  A-37
 5.11.  Indemnification; Directors' and Officers' Insurance.........  A-38
 5.12.  Dividends...................................................  A-39
 5.13.  Public Announcements........................................  A-39
 5.14.  Additional Agreements.......................................  A-39


ARTICLE VI  CONDITIONS PRECEDENT....................................  A-39
  6.1.  Conditions to Each Party's Obligation To Effect the           A-39
        Merger......................................................
        (a) Stockholder Approval....................................  A-39
        (b) NYSE Listing............................................  A-39
        (c)  Other Approvals........................................  A-39
        (d) Form S-4................................................  A-40
        (e) No Injunctions or Restraints; Illegality................  A-40
        (f)  Pooling................................................  A-40
        (g) Burdensome Condition....................................  A-40
  6.2.  Conditions to Obligations of Chase..........................  A-40
        (a) Representations and Warranties..........................  A-40
        (b) Performance of Obligations of Morgan....................  A-40
        (c)  Tax Opinion............................................  A-40
  6.3.  Conditions to Obligations of Morgan.........................  A-40
        (a) Representations and Warranties..........................  A-40
        (b) Performance of Obligations of Chase.....................  A-41
        (c)  Tax Opinion............................................  A-41
ARTICLE VII  TERMINATION AND AMENDMENT..............................  A-41
  7.1.  Termination.................................................  A-41
  7.2.  Effect of Termination.......................................  A-42
  7.3.  Amendment...................................................  A-43
  7.4.  Extension; Waiver...........................................  A-43
ARTICLE VIII  GENERAL PROVISIONS....................................  A-44
  8.1.  Non-survival of Representations, Warranties and               A-44
        Agreements..................................................
  8.2.  Notices.....................................................  A-44
  8.3.  Interpretation..............................................  A-44
  8.4.  Counterparts................................................  A-45
  8.5.  Entire Agreement; No Third Party Beneficiaries..............  A-45
  8.6.  Governing Law...............................................  A-45
  8.7.  Severability................................................  A-45
  8.8.  Assignment..................................................  A-45
  8.9.  Enforcement.................................................  A-45

     AGREEMENT AND PLAN OF MERGER dated as of September 12, 2000 (this "Agreement") between THE CHASE MANHATTAN CORPORATION, a Delaware corporation ("Chase"), and J.P. MORGAN & CO. INCORPORATED, a Delaware corporation ("Morgan").

     WHEREAS, the Boards of Directors of Chase and Morgan have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which Morgan would merge with and into Chase (the "Merger");

     WHEREAS, the Boards of Directors of Chase and Morgan have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS, concurrently with the execution and delivery of this Agreement,
(i) as a condition and inducement to Chase's willingness to enter into this Agreement and the Chase Stock Option Agreement referred to below, Chase and Morgan are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(a) (the "Morgan Stock Option Agreement") pursuant to which Morgan is granting to Chase an option to purchase shares of Common Stock, par value $2.50 per share, of Morgan (the "Morgan Common Stock"); and (ii) as a condition and inducement to Morgan's willingness to enter into this Agreement and the Morgan Stock Option Agreement, Morgan and Chase are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(b) (the "Chase Stock Option Agreement"), pursuant to which Chase is granting to Morgan an option to purchase shares of Common Stock, par value $1.00 per share, of Chase (the "Chase Common Stock");

     WHEREAS, Chase and Morgan desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Code; and

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stock Option Agreements, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed by Chase on behalf of the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law (the "DGCL"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date (the "Closing Date") that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

     1.3. Effects of the Merger. At the Effective Time Morgan shall be merged with and into Chase and the separate existence of Morgan shall cease. The Merger will have the effects set forth in the DGCL. As used in this Agreement, "Constituent Corporations" shall mean each of Chase and Morgan, and "Surviving Corporation" shall mean Chase, at and after the Effective Time, as the surviving corporation in the Merger.

     1.4. Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Chase as in effect immediately prior to the Effective Time (as amended to (i) designate and establish the terms of the Chase Merger Preferred Stock (as defined in Section 2.1(c)) and (ii) change the name of Chase as provided in Section 5.10(b), all as contemplated by this Agreement, and with such other amendments thereto as may be contemplated by this Agreement) shall be the Certificate of Incorporation of the Surviving Corporation. The By-laws of Chase as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

     1.5. Alternative Transaction Structures. The parties agree that Chase may change the method of effecting the business combination with Morgan, including, without limitation, by merging Morgan into a wholly-owned direct or indirect Subsidiary (as defined in Section 2.1(a)) of Chase or by merging a wholly-owned direct or indirect Subsidiary of Chase into Morgan, and Morgan shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that any such other Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and that any actions taken pursuant to this Section 1.5 shall not (i) alter or change the kind or amount of consideration to be issued to holders of Morgan Common Stock or Morgan Preferred Stock as provided for in this Agreement, (ii) adversely affect the tax consequences of the transaction to the holders of Morgan Common Stock or Morgan Preferred Stock, (iii) cause the transaction not to qualify as a pooling of interests for financial accounting purposes, (iv) materially delay receipt of any Requisite Regulatory Approval (as defined in Section 6.1(c)), or
(v) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Morgan Common Stock or Morgan Preferred Stock (as defined in Section 2.1(a)):

          (a) Cancellation of Treasury Stock and Chase-Owned Stock, etc. All shares of Morgan Common Stock and Preferred Stock, no par value, of Morgan ("Morgan Preferred Stock") that are owned by Morgan as treasury stock and all shares of Morgan Common Stock or Morgan Preferred Stock that are owned by Morgan or Chase, other than (i) shares of Morgan Common Stock or Morgan Preferred Stock held by Morgan or Chase in connection with any market making activities or proprietary trading activities ("trading account shares"), (ii) shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds or merchant banking entities for which a Subsidiary of Chase or Morgan acts as investment advisor or in a similar capacity (any such shares, "trust account shares"), and (iii) shares acquired in respect of debts previously contracted (any such shares, "DPC shares")), shall be cancelled and retired and shall cease to exist and no stock of Chase or other consideration shall be delivered in exchange therefor. All shares of Chase Common Stock and Preferred Stock, par value $1.00 per share, of Chase ("Chase Preferred Stock") that are owned by Morgan (other than trading account shares, trust account shares and DPC shares) shall become treasury stock, except as otherwise provided in Chase's Certificate of Incorporation. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (b) Conversion of Morgan Common Stock. Subject to Section 2.2(e), each share of Morgan Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into 3.7 (the "Exchange Ratio") fully paid and nonassessable shares of Chase Common Stock. All such shares of Morgan Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of Chase Common Stock into which such Morgan Common Stock has been converted. Certificates previously representing shares of Morgan Common Stock shall be exchanged for certificates representing whole shares of Chase Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

          (c) Conversion of Morgan Preferred Stock. Each share of the following series of Morgan Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.1(e)) and shares to be cancelled in accordance with Section 2.1(a)) shall be converted into shares of Chase Preferred Stock (such shares to be so issued upon conversion, collectively, the "Chase Merger Preferred Stock"), as follows:

             (i) Each such share of Adjustable Rate Cumulative Preferred Stock, Series A, stated value $100 per share, of Morgan (the "Morgan Series A Preferred Stock") shall be converted into one share of Chase Preferred Stock having substantially the same terms as the Morgan Series A Preferred Stock.

             (ii) Each such share of Variable Cumulative Preferred Stock, Series B, stated value $1,000 per share, of Morgan (the "Morgan Series B Preferred Stock") shall be converted into one share of Chase Preferred Stock having substantially the same terms as the Morgan Series B Preferred Stock.

             (iii) Each such share of Variable Cumulative Preferred Stock, Series C, stated value $1,000 per share, of Morgan (the "Morgan Series C Preferred Stock") shall be converted into one share of Chase Preferred Stock having substantially the same terms as the Morgan Series C Preferred Stock.

             (iv) Each such share of Variable Cumulative Preferred Stock, Series D, stated value $1,000 per share, of Morgan (the "Morgan Series D Preferred Stock") shall be converted into one share of Chase Preferred Stock having substantially the same terms as the Morgan Series D Preferred Stock.

             (v) Each such share of Variable Cumulative Preferred Stock, Series E, stated value $1,000 per share, of Morgan (the "Morgan Series E Preferred Stock") shall be converted into one share of Chase Preferred Stock having substantially the same terms as the Morgan Series E Preferred Stock.

             (vi) Each such share of Variable Cumulative Preferred Stock, Series F, stated value $1,000 per share, of Morgan (the "Morgan Series F Preferred Stock") shall be converted into one share of Chase Preferred Stock having substantially the same terms as the Morgan Series F Preferred Stock.

             (vii) Each such share of 6.63% Cumulative Preferred Stock, Series H, stated value $500 per share, of Morgan (the "Morgan Series H Preferred Stock") shall be converted into one share of Chase Preferred Stock having substantially the same terms as the Morgan Series H Preferred Stock.

     All of the shares of Morgan Preferred Stock converted into Chase Merger Preferred Stock pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares of Morgan Preferred Stock shall thereafter represent the shares of Chase Merger Preferred Stock into which such Morgan Preferred Stock has been converted. Certificates previously representing shares of Morgan Preferred Stock shall be exchanged for certificates representing whole shares of corresponding Chase Merger Preferred Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2 hereof, without interest.

          (d) Chase Capital Stock. Each share of Chase Common Stock and each share of Chase Preferred Stock (other than Dissenting Shares (as defined in
     Section 2.1(e)) shall remain outstanding following the Effective Time as shares of the Surviving Corporation.

          (e) Appraisal Rights. (i) Notwithstanding anything in this Agreement to the contrary, shares of (A) Morgan Preferred Stock (other than the Morgan Series A Preferred Stock and the Morgan Series H Preferred Stock) and (B) Fixed/Adjustable Noncumulative Chase Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their right of appraisal within the meaning of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the Chase Merger Preferred Stock or remain outstanding, as the case may be, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of

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     appraisal, each share of Morgan Preferred Stock held by such stockholder shall thereupon be deemed to have been converted into shares of the applicable Chase Merger Preferred Stock at the Effective Time in accordance with Section 2.1(c) and each share of such series of Chase Preferred Stock held by such stockholder shall remain outstanding in accordance with
     Section 2.1(d).

          (ii) Morgan shall give Chase (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Morgan, withdrawals of such objections and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Morgan and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Morgan thereunder. Morgan shall not, except with the prior written consent of Chase, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

     2.2. Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Chase shall deposit, or shall cause to be deposited, with ChaseMellon Shareholder Services LLC or a bank or trust company designated by Chase and reasonably acceptable to Morgan (the "Exchange Agent"), for the benefit of the holders of certificates or evidence of shares in book entry form which immediately prior to the Effective Time evidenced shares of Morgan Common Stock and Morgan Preferred Stock (collectively, the "Morgan Certificates"), for exchange in accordance with this
Article II, certificates or, at Chase's option, evidence of shares in book entry form (collectively "certificates") representing the shares of Chase Common Stock and Chase Merger Preferred Stock issuable pursuant to Section 2.1 (disregarding
Section 2.2(e) if Chase elects to issue and sell Excess Shares (as defined therein)) in exchange for such shares of Morgan Common Stock and Morgan Preferred Stock. Such certificates for shares of Chase Common Stock and Chase Merger Preferred Stock so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund".

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Morgan Common Stock or Morgan Preferred Stock immediately prior to the Effective Time whose shares were converted into shares of Chase Common Stock or Chase Merger Preferred Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Morgan Certificates shall pass, only upon delivery of the Morgan Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Chase and Morgan may reasonably specify) and (ii) instructions for use in effecting the surrender of the Morgan Certificates in exchange for certificates representing shares of Chase Common Stock and Chase Merger Preferred Stock, as the case may be. Upon surrender of a Morgan Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Morgan Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Chase Common Stock or Chase Merger Preferred Stock which such holder has the right to receive in respect of the Morgan Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Morgan Common Stock then held by such holder), and the Morgan Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Morgan Common Stock or Morgan Preferred Stock which is not registered in the transfer records of Morgan, a certificate representing the proper number of shares of Chase Common Stock or Chase Merger Preferred Stock may be issued to a transferee if the Morgan Certificate representing such Morgan Common Stock or Morgan Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have
                                       A-5
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been paid. Until surrendered as contemplated by this Section 2.2, each Morgan
Certificate shall be deemed at any time after the Effective Time to represent only the Chase Common Stock or Chase Merger Preferred Stock into which the shares of Morgan Common Stock or Morgan Preferred Stock represented by such Morgan Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Chase Common Stock as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Chase Common Stock or Chase Merger Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Morgan Certificate with respect to the shares of Chase Common Stock or Chase Merger Preferred Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Morgan Certificate shall surrender such Morgan Certificate. Subject to the effect of applicable laws, following surrender of any such Morgan Certificate, there shall be paid to the holder of the certificates representing whole shares of Chase Common Stock or Chase Merger Preferred Stock issued in exchange therefor, without interest, (A) at the time of such surrender or as promptly after the sale, if applicable, of the Excess Shares (as defined in Section 2.2(e)) as practicable, the amount of any cash payable with respect to a fractional share of Chase Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Chase Common Stock or Chase Merger Preferred Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Chase Common Stock or Chase Merger Preferred Stock.

     (d) No Further Ownership Rights in Morgan Common Stock or Morgan Preferred Stock. All shares of Chase Common Stock or Chase Merger Preferred Stock issued upon conversion of shares of Morgan Common Stock or Morgan Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Morgan Common Stock or Morgan Preferred Stock; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Morgan on such shares of Morgan Common Stock or Morgan Preferred Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Morgan Common Stock or Morgan Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Morgan Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Chase Common Stock shall be issued upon the surrender for exchange of Morgan Certificates evidencing Morgan Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Chase
Common Stock delivered to the Exchange Agent by Chase pursuant to Section 2.2(a) over (y) the aggregate number of full shares of Chase Common Stock to be distributed to holders of Morgan Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Morgan Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (iii) of this Section.
                                       A-6
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     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Morgan Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Morgan Common Stock (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Morgan Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Morgan Common Stock is entitled (after taking into account all shares of Morgan Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Morgan Common Stock are entitled.

     (iv) Notwithstanding the provisions of clauses (ii) and (iii), above, Chase may elect, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in said clauses, to pay each holder of Morgan Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Morgan Common Stock held at the Effective Time by such holder) would otherwise be entitled by
(b) the closing price on the NYSE, as reported on the Consolidated Tape at the close of the NYSE regular session of trading, for a share of Chase Common Stock on the last business day immediately preceding the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this clause (iv).

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Morgan Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Morgan Common Stock subject to and in accordance with the terms of Section 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and Common Shares Trust which remains undistributed to the stockholders of Morgan for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Morgan who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Chase Common Stock or Chase Merger Preferred Stock, as the case may be, any cash in lieu of fractional shares of Chase Common Stock and any dividends or distributions with respect to Chase Common Stock or Chase Merger Preferred Stock.

     (g) No Liability. Neither Chase nor Morgan nor the Surviving Corporation shall be liable to any holder of shares of Morgan Common Stock, Morgan Preferred Stock, Chase Common Stock or Chase Merger Preferred Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding. Chase shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Morgan Common Stock, Morgan Preferred Stock or Chase Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Chase, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Morgan Common Stock, Morgan Preferred Stock or Chase Preferred Stock in respect of which such deduction and withholding was made by Chase.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Morgan. Morgan represents and warrants to Chase as follows:

          (a) Organization, Standing and Power. Morgan is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to
     Section 4(l) of the BHC Act. Morgan Guaranty Trust Company of New York ("Morgan Bank") is a wholly-owned Subsidiary of Morgan and a banking corporation organized under the laws of New York. Each of Morgan and its Significant Subsidiaries (as defined below) is a bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Morgan. The Certificate of Incorporation and By-laws of Morgan, copies of which were previously furnished to Chase, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, (i) a "Significant Subsidiary" means any Subsidiary of Morgan or Chase, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"); (ii) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities or businesses of such entity and its Subsidiaries taken as a whole; and (iii) the term "material adverse effect" means, with respect to any entity, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities or businesses of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations hereunder or under the applicable Stock Option Agreement on a timely basis; provided that, in any such case referred to in clause (ii) or (iii) the following shall not be deemed "material" or to have a "material adverse effect": any change or event caused by or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes,
     (C) changes or events affecting the financial services industry generally and not specifically relating to Morgan or Chase or their respective Subsidiaries, as the case may be, or (D) this Agreement or the transactions contemplated hereby or the announcement thereof; and provided, further, that in no event shall a change in the trading prices of a party's capital stock, by itself, be considered material or constitute a material adverse effect.

          (b) Capital Structure. (i) The authorized capital stock of Morgan consists of 500,000,000 shares of Morgan Common Stock and 10,000,000 shares of Morgan Preferred

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

     Stock. As of the close of business on August 31, 2000 (A) 200,998,455 shares of Morgan Common Stock were issued (including shares held in treasury), 44,121,182 shares of Morgan Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to Morgan's dividend reinvestment and stock purchase plan, Morgan's 1987 Stock Incentive Plan, 1989 Stock Incentive Plan, 1992 Stock Incentive Plan, Director Stock Plan (1992), Deferred Compensation Plan for Director's Fees, Stock Option Award, dated January 16, 1995, for 150,000 shares of Morgan Common Stock, 1995 Stock Incentive Plan, Stock Bonus Plan, Incentive Compensation Plan, 1995 Executive Officer Performance Plan, and 1998 Performance Plan, in each case as amended through the date hereof (such stock options, units and other awards and plans collectively, the "Morgan Stock Plans"), and 42,221,306 shares of Morgan Common Stock were held by Morgan in its treasury or by its Subsidiaries (other than as trading account shares, trust account shares or DPC shares); and (B) 3,094,300 shares of Morgan Preferred Stock were outstanding, consisting of 2,444,300 shares of Morgan Series A Preferred, 50,000 shares of Morgan Series B Preferred, 50,000 shares of Morgan Series C Preferred, 50,000 shares of Morgan Series D Preferred, 50,000 shares of Morgan Series E Preferred, 50,000 shares of Morgan Series F Preferred, and 400,000 shares of Morgan Series H Preferred. All outstanding shares of Morgan Common Stock and Morgan Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Morgan Common Stock which may be issued pursuant to the Morgan Stock Option Agreement have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Morgan are issued or outstanding.

          (iii) Except for (A) this Agreement, (B) Morgan Stock Options, Morgan SARs and Morgan Units (each as defined in Section 5.8(a)) which represented, as of August 31, 2000, the right to acquire up to an aggregate of 44,121,182 shares of Morgan Common Stock, (C) the Morgan Stock Option Agreement, (D) as set forth in the disclosure schedule delivered by Morgan to Chase concurrently herewith (the "Morgan Disclosure Schedule"), and (E) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Morgan or any Subsidiary of Morgan is a party or by which it or any such Subsidiary is bound obligating Morgan or any Subsidiary of Morgan to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Morgan or of any Subsidiary of Morgan or obligating Morgan or any Subsidiary of Morgan to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Morgan or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Morgan or any of its Subsidiaries, other than the Morgan Stock Option Agreement or (B) pursuant to which Morgan or any of its Subsidiaries is or could be required to register shares of Morgan Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), except the Morgan Stock Option Agreement and any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

          (iv) Since August 31, 2000, except as set forth in the Morgan Disclosure Schedule and except as permitted by Section 4.1, Morgan has not
     (A) issued or permitted to be issued any shares of capital stock, or securities exercisable or exchangeable for or convertible into shares of capital stock, of Morgan or any of its Subsidiaries, other than pursuant to and as required by the terms of the Morgan Stock Option Agreement, the dividend reinvestment and stock purchase plan referred to above, and any employee stock options and other awards issued prior to the date hereof under the Morgan Stock Plans (or issued after the date hereof in the ordinary course of business consistent with past practice as permitted by such plans or, in the case of options and other equity-based awards issued after the date of this Agreement, Sections 4.1(c), 4.1(j) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Morgan Subsidiaries, any shares of capital stock of Morgan or any of its Subsidiaries (other than the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Morgan dividends or other distributions on the outstanding shares of capital stock of Morgan, other than (x) regular quarterly cash dividends on the Morgan Common Stock at a rate not in excess of the regular quarterly cash dividends most recently declared by Morgan prior to the date of this Agreement and (y) cash dividends on the Morgan Preferred Stock as required by the terms thereof as in effect on the date hereof.

          (v) Morgan has terminated its dividend reinvestment and stock purchase plan effective as of the date of this Agreement.

          (c) Authority. (i) Morgan has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and, subject to adoption of this Agreement by the requisite vote of the holders of Morgan Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Morgan, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Morgan. This Agreement and the Stock Option Agreements have been duly executed and delivered by Morgan and each constitutes a valid and binding obligation of Morgan, enforceable against Morgan in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to,
     (A) any provision of the Certificate of Incorporation or By-laws of Morgan or any Subsidiary of Morgan, or (B) except as disclosed in the Morgan Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Morgan Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Morgan or any Subsidiary of Morgan or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Morgan.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a "Governmental Entity"), is required by or with respect to Morgan or any Subsidiary of Morgan in connection with the execution and delivery of this Agreement and the Stock Option

     Agreements by Morgan or the consummation by Morgan of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Morgan, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and the Federal Reserve Act (the "FRA") and approval of same, (B) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus (as defined in Section 5.1(a)) and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) the filing of an application with the Superintendent of Banks and the Banking Board of the State of New York and such other applications, filings, authorizations, orders and approvals as may be required under the banking laws of other states, and approval thereof (collectively, the "State Banking Approvals"), (E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the Commodity Futures Trading Commission (the "CFTC") thereunder and of any applicable industry self-regulatory organization and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which Morgan or any of its Subsidiaries is licensed or regulated, (F) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (G) confirmation by way of a decision from the Commission of the European Union under Regulation 4064/89 (the "EU Clearance"), (H) such other filings, authorizations, orders and approvals as may be required under foreign banking and similar laws with respect to bank Subsidiaries of Morgan that are chartered or licensed under the laws of foreign jurisdictions, and (I) such filings, notifications and approvals as are required under the Small Business Investment Act of 1958 ("SBIA") and the rules and regulations of the Small Business Administration ("SBA") thereunder.

          (d) SEC Documents; Undisclosed Liabilities. (i) Morgan has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 1997 (the "Morgan SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Morgan SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Morgan SEC Documents, and none of the Morgan SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Morgan included in the Morgan SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Morgan and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.

          (ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Morgan included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, as filed with the SEC, (B) liabilities incurred since June 30, 2000 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Morgan, Morgan and its Subsidiaries do not have, and since June 30, 2000 Morgan and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Morgan's financial statements in accordance with generally accepted accounting principles).

          (e) Information Supplied. None of the information supplied or to be supplied by Morgan for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.1(a)) will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Morgan with respect to statements made or incorporated by reference therein based on information supplied by Chase for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

          (f) Compliance with Applicable Laws. Morgan and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Morgan and its Subsidiaries, taken as a whole (the "Morgan Permits"), and Morgan and its Subsidiaries are in compliance with the terms of the Morgan Permits, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Morgan. Except as disclosed in the Morgan SEC Documents filed prior to the date of this Agreement or as set forth in the Morgan Disclosure Schedule, the businesses of Morgan and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Morgan. To the knowledge of Morgan, no investigation by any Governmental Entity with respect to Morgan or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Morgan.

          (g) Legal Proceedings. Except as disclosed in the Morgan SEC Documents filed prior to the date of this Agreement or as set forth in the Morgan Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Morgan, threatened, against or affecting Morgan or any Subsidiary of Morgan as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Morgan, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Morgan or any Subsidiary of Morgan having, individually or in the aggregate, a material adverse effect on Morgan or on the Surviving Corporation.

          (h) Taxes. Morgan and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Morgan has paid on their behalf), or have set up an
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     adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Morgan SEC Documents reflect an adequate reserve for all taxes payable by Morgan and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any taxes have been proposed, asserted or assessed against Morgan or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Neither Morgan nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i) Certain Agreements. Except as disclosed in or filed as exhibits to the Morgan SEC Documents filed prior to the date of this Agreement or as disclosed in the Morgan Disclosure Schedule and except for this Agreement and the Stock Option Agreements, neither Morgan nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, executive officers or key employees, or with consultants that are natural persons, involving the payment of $10,000,000 or more per annum, (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed as an exhibit to or incorporated by reference in the Morgan SEC Reports, (iii) which limits in any material way the ability of Morgan or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of any material business or requires Morgan or any of its affiliates to make available material investment opportunities to any person on a priority, equal or exclusive basis, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a Morgan Benefit Plan (as defined in Section 3.1(j)), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreements, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or the Stock Option Agreements. Morgan has previously made available to Chase complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(i) (collectively referred to herein as the "Morgan Contracts"). All of the Morgan Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Morgan. Neither Morgan nor any of its Subsidiaries has, and to the best knowledge of Morgan, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Morgan Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Morgan.

          (j) Benefit Plans. (i) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other employee benefit plans,
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     agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Morgan or any of its Subsidiaries has any present or future right to benefits (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by Morgan or Morgan Bank or any of their Subsidiaries or under which Morgan, Morgan Bank or any of their Subsidiaries has any present or future liability (the "Morgan Benefit Plans"), Morgan has made available, or within 30 days after the execution hereof will make available, to Chase a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Morgan Benefit Plan, (C) each trust agreement relating to such Morgan Benefit Plan, (D) the most recent summary plan description for each Morgan Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Morgan Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Morgan Benefit Plan qualified under Section 401(a) of the Code.

          (ii) With respect to the Morgan Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Morgan, there exists no condition or set of circumstances, in connection with which Morgan or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Morgan under ERISA, the Code or any other applicable law.

          (iii) True and complete copies of the Morgan Stock Plans as in effect on the date hereof have been, or within 30 days after the execution hereof will be, provided or made available to Chase.

          (iv) Except as set forth in the Morgan Disclosure Schedule, no Morgan Benefit Plan or Morgan Stock Plan exists that could result in the payment to any present or former employee of Morgan or any Subsidiary of Morgan of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Morgan or any Subsidiary of Morgan as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

          (k) Subsidiaries. Exhibit 21 to Morgan's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 includes all the Subsidiaries of Morgan which are Significant Subsidiaries. Each of Morgan's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act (the "FDIA") and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by Morgan or by another Morgan Subsidiary are fully paid and, except as provided in Sections 5004(8) and 114 of the New York Banking Law, nonassessable and are owned by Morgan or a Subsidiary of Morgan free and clear of any claim, lien or encumbrance.

          (l) Agreements with Regulators. Neither Morgan nor any Subsidiary of Morgan is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Morgan been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (m) Absence of Certain Changes or Events. Except as disclosed in the Morgan SEC Documents filed prior to the date of this Agreement or, in the case of actions taken after the
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     date hereof, except as permitted by Section 4.1, since June 30, 2000 (i)
     Morgan and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a material adverse effect on Morgan.

          (n) Board Approval. The Board of Directors of Morgan, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the "Morgan Board Approval"), has (i) determined that this Agreement, the Stock Option Agreements and the Merger are fair to and in the best interests of Morgan and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Stock Option Agreements and the Merger, and (iii) recommended that the stockholders of Morgan adopt this Agreement and directed that such matter be submitted for consideration by Morgan stockholders at the Morgan Stockholders Meeting (as defined in Section 5.1(b)). The Morgan Board Approval constitutes approval of this Agreement, the Morgan Stock Option Agreement and the Merger for purposes of
     Section 203 of the DGCL. To the knowledge of Morgan, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Stock Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

          (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Morgan Common Stock to adopt this Agreement (the "Required Morgan Vote") is the only vote of the holders of any class or series of Morgan capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

          (p) Accounting Matters. Neither Morgan nor, to its best knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Chase from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          (q) Properties. Except as disclosed in the Morgan SEC Documents filed prior to the date of this Agreement, Morgan or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Morgan SEC Documents as being owned by Morgan or one of its Subsidiaries or acquired after the date thereof which are material to Morgan's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Morgan which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Morgan SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Morgan's knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Morgan.

          (r) Interest Rate Risk Management Instruments. Any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Morgan or one of its Subsidiaries or entered into by Morgan or one of its Subsidiaries for the account of a customer of Morgan or one of its Subsidiaries,

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     were entered into in the ordinary course of business and in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed by Morgan to be financially responsible at the time, and are legal, valid and binding obligations of Morgan or one of its Subsidiaries and, to the best knowledge of Morgan, of the other parties thereto enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, in each case except as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Morgan. Morgan and each of its Subsidiaries have duly performed all of their respective obligations thereunder to the extent that such obligations to perform have accrued, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Morgan, and, to the best knowledge of Morgan, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Morgan.

          (s) Intellectual Property. Morgan and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "Morgan Intellectual Property") necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Morgan Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Morgan. Neither Morgan nor any such Subsidiary has received any notice of infringement of or conflict with, and to Morgan's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Morgan Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Morgan.

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., and Morgan agrees to indemnify Chase and to hold Chase harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Morgan or its affiliates.

          (u) Opinion of Morgan Financial Advisor. Morgan has received the opinion of its financial advisor, J.P Morgan Securities Inc., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Morgan and the holders of Morgan Common Stock.

     3.2. Representations and Warranties of Chase. Chase represents and warrants to Morgan as follows:

          (a) Organization, Standing and Power. Chase is a bank holding company registered under the BHC Act, which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. The Chase Manhattan Bank ("Chase Bank") is a wholly-owned Subsidiary of Chase and a banking corporation organized under the laws of the State of New York. Each of Chase and its Significant Subsidiaries is a bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in

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     which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Chase. The Certificate of Incorporation and By-laws of Chase, copies of which were previously furnished to Morgan, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) The authorized capital stock of Chase consists of 4,500,000,000 shares of Chase Common Stock and 200,000,000 shares of Chase Preferred Stock. As of the close of business on August 31, 2000 (A) 1,322,758,290 shares of Chase Common Stock were outstanding (including shares held in treasury), 222,049,228 shares of Chase Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to Chase's dividend reinvestment plan, Value Shares, Success Shares and Vision Shares Plans, the Deferred Compensation Plan for Non-Employee Directors of Chase and Chase Bank, the Post-Retirement Compensation Plan for Non-Employee Directors, Chase's Corporate Performance Incentive Plan, Chase's Employee Stock Purchase Plan, the Deferred Compensation Plan of Chase and Participating Companies, the Chase 1996 Long-Term Incentive Plan, and long-term incentive and other stock plans assumed by Chase in connection with the combinations with and acquisitions of Manufacturers Hanover Corporation, Chemical Banking Corporation, Margaretten Financial Corporation and Hambrecht & Quist Group (such plans and programs, collectively, the "Chase Stock Plans"), and 13,890,325 shares of Chase Common Stock were held by Chase in its treasury or by its Subsidiaries (other than trading account shares, trust account shares or DPC shares); and (B) 23,100,000 shares of Chase Preferred Stock were outstanding, consisting of 8,000,000 shares of 10.84% Cumulative Preferred Stock, 9,100,00 shares of Adjustable Rate Cumulative Preferred Stock, Series L, 4,000,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock and 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series N. All outstanding shares of Chase Common Stock and Chase Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Chase Common Stock and Chase Merger Preferred Stock (x) to be issued pursuant to or as specifically contemplated by this Agreement (including without limitation as contemplated by Section 5.8 hereof), or (y) which may be issued pursuant to the Chase Stock Option Agreement, have been duly authorized and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) No Voting Debt of Chase is issued or outstanding.

          (iii) Except for (A) this Agreement, (B) options or awards issued or to be issued under the Chase Stock Plans, which represented, as of August 31, 2000, the right to acquire up to an aggregate of 163,327,444 shares of Chase Common Stock, (C) the Chase Stock Option Agreement, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Chase or any Subsidiary of Chase is a party or by which it or any such Subsidiary is bound obligating Chase or any Subsidiary of Chase to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Chase or of any Subsidiary of Chase or obligating Chase or any Subsidiary of Chase to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Chase or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of Chase or any of its Subsidiaries, other than the Chase Stock Option Agreement, or (B) except as set forth in the disclosure schedule delivered by Chase to Morgan concurrently herewith (the "Chase Disclosure Schedule"), pursuant to which Chase or any of its Subsidiaries is or could be required to register shares

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     of Chase Common Stock or other securities under the Securities Act, except the Chase Stock Agreement and any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

          (iv) Since August 31, 2000, and except as permitted pursuant to
     Section 4.2, Chase has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable or exchangeable for or convertible into shares of capital stock, of Chase or any of its Subsidiaries, other than pursuant to and as required by the terms of the Chase Stock Option Agreement, the Chase Stock Plans and any employee stock options and other awards issued under the Chase Stock Plans prior to the date hereof (or issued after the date hereof in the ordinary course of business consistent with past practice as permitted by such plans or, in the case of options and other equity-based awards issued after the date of this Agreement, Sections 4.2(c) and 4.2(j)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Chase Subsidiaries, any shares of capital stock of Chase or any of its Subsidiaries (other than the acquisition of trading account shares, trust account shares or DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Chase dividends or other distributions on the outstanding shares of capital stock of Chase, other than (x) regular quarterly cash dividends on the Chase Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by Chase prior to the date of this Agreement and (y) cash dividends on the Chase Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

          (c) Authority. (i) Chase has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and, subject to adoption of this Agreement by the requisite vote of the holders of Chase Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Chase, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Chase. This Agreement and the Stock Option Agreements have been duly executed and delivered by Chase and each constitutes a valid and binding obligation of Chase, enforceable against Chase in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to (A) any provision of the Certificate of Incorporation or By-laws of Chase or any Subsidiary of Chase, or (B) except as disclosed in the Chase Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Chase Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chase or any Subsidiary of Chase or their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Chase.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Chase or any Subsidiary of Chase in connection with the execution and delivery of this Agreement and the Stock Option Agreements by Chase or the consummation by Chase of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect
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     on Chase, except for (A) the filing of applications and notices with the
     Federal Reserve under the BHC Act and the FRA and approval of same, (B) the filing with the SEC of the Joint Proxy Statement/Prospectus, the Form S-4 and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger and the Certificates of Designations for the Chase Merger Preferred Stock with the Secretary of State of the State of Delaware, (E) the State Banking Approvals, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the CFTC thereunder and of any applicable industry self-regulatory organization, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which Morgan or any of its Subsidiaries is licensed or regulated,
     (G) notices or filings under the HSR Act, (H) the EU Clearance, (I) such other filings, authorizations, orders and approvals as may be required under foreign banking and similar laws with respect to bank Subsidiaries of Morgan that are chartered or licensed under the laws of foreign jurisdictions, and (J) such filings, notifications and approvals as are required under the SBIA and the rules and regulations of the SBA thereunder.

          (d) SEC Documents; Undisclosed Liabilities. (i) Chase has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 1997 (the "Chase SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Chase SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Chase SEC Documents, and none of the Chase SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Chase included in the Chase SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Chase and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.

          (ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Chase included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, as filed with the SEC, (B) liabilities incurred since June 30, 2000 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Chase, Chase and its Subsidiaries do not have, and since June 30, 2000 Chase and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued,

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     absolute, contingent or otherwise and whether or not required to be reflected in Chase's financial statements in accordance with generally accepted accounting principles).

          (e) Information Supplied. None of the information supplied or to be supplied by Chase for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Chase with respect to statements made or incorporated by reference therein based on information supplied by Morgan for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

          (f) Compliance with Applicable Laws. Chase and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Chase and its Subsidiaries, taken as a whole (the "Chase Permits"), and Chase and its Subsidiaries are in compliance with the terms of the Chase Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Chase. Except as disclosed in the Chase SEC Documents filed prior to the date hereof or as set forth in the Chase Disclosure Schedule, the businesses of Chase and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Chase. To the knowledge of Chase, no investigation by any Governmental Entity with respect to Chase or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Chase.

          (g) Legal Proceedings. Except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement or as set forth in the Chase Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Chase, threatened, against or affecting Chase or any Subsidiary of Chase as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Chase, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Chase or any Subsidiary of Chase having, individually or in the aggregate, a material adverse effect on Chase or on the Surviving Corporation.

          (h) Taxes. Chase and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or Chase has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Chase SEC Documents reflect an adequate reserve for all taxes payable by Chase and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any taxes have been proposed, asserted or assessed against Chase or any of its Subsidiaries that are not adequately reserved for. Neither Chase nor any of its Subsidiaries has taken any action or
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     knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i) Certain Agreements. Except as disclosed in or filed as exhibits to the Chase SEC Documents filed prior to the date of this Agreement or as disclosed in the Chase Disclosure Schedule and except for this Agreement and the Stock Option Agreements, neither Chase nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, executive officers or key employees, or with any consultants that are natural persons, involving the payment of $10,000,000 or more per annum,
     (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed as an exhibit to or incorporated by reference in the Chase SEC Reports, (iii) which limits in any material way the ability of Chase or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of any material business or requires Chase or any of its affiliates to make available material investment opportunities to any person on a priority, equal or exclusive basis, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a Chase Benefit Plan (as defined in Section 3.2(j)), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreements, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or the Stock Option Agreements. Chase has previously made available to Morgan complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(i) (collectively referred to herein as "Chase Contracts"). All of the Chase Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Chase. Neither Chase nor any of its Subsidiaries has, and to the best knowledge of Chase, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Chase Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Chase.

          (j) Benefit Plans. (i) With respect to each Benefit Plan maintained or contributed to by Chase or Chase Bank or any of their Subsidiaries or under which Chase, Chase Bank or any of their Subsidiaries have any present or future liability (the "Chase Benefit Plans"), Chase has made available, or within 30 days after the execution hereof will make available, to Morgan a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Chase Benefit Plan, (C) each trust agreement relating to such Chase Benefit Plan, (D) the most recent summary plan description for each Chase Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Chase Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Chase Benefit Plan qualified under Section 401(a) of the Code.

          (ii) With respect to the Chase Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Chase, there exists no condition or set of circumstances in connection with which Chase or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect upon Chase under ERISA, the Code or any other applicable law.

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          (iii) True and complete copies of the Chase Stock Plans as in effect on the date hereof have been, or within 30 days after the execution hereof will be, provided or made available to Morgan.

          (iv) Except as set forth in the Chase Disclosure Schedule, no Chase Benefit Plan or Chase Stock Plan exists that could result in the payment to any present or former employee of Chase or any Subsidiary of Chase of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Chase or any Subsidiary of Chase as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

          (k) Subsidiaries. Exhibit 21.1 to Chase's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 includes all the Subsidiaries of Chase which are Significant Subsidiaries. Each of Chase's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by Chase or by another Subsidiary of Chase are fully paid and, except as provided in Sections 5004(8) and 114 of the New York Banking Law and 12 U.S.C. Section 55, nonassessable and are owned by Chase or a Subsidiary of Chase free and clear of any claim, lien or encumbrance.

          (l) Agreements with Regulators. Except in connection with matters disclosed in the Chase SEC Reports filed prior to the date hereof, neither Chase nor any Subsidiary of Chase is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Chase been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

          (m) Absence of Certain Changes or Events. Except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since June 30, 2000 (i) Chase and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a material adverse effect on Chase.

          (n) Board Approval. The Board of Directors of Chase, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the "Chase Board Approval"), has (i) determined that this Agreement, the Stock Option Agreements and the Merger are fair to and in the best interests of Chase and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Stock Option Agreements and the Merger, and (iii) recommended that the stockholders of Chase adopt this Agreement and directed that such matter be submitted for consideration by Chase stockholders at the Chase Stockholders Meeting (as defined in Section 5.1(c)). The Chase Board Approval constitutes approval of this Agreement, the Chase Stock Option Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Chase, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Stock Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

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          (o) Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Chase Common Stock to adopt this Agreement (the "Required Chase Vote") is the only vote of the holders of any class or series of Chase capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

          (p) Accounting Matters. Except for the matters disclosed in the Chase Disclosure Schedule, neither Chase nor, to its best knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Chase from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          (q) Properties. Except as disclosed in the Chase SEC Documents filed prior to the date of this Agreement, Chase or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Chase SEC Documents as being owned by Chase or one of its Subsidiaries or acquired after the date thereof which are material to Chase's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Chase which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Chase SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each such lease is valid without default thereunder by the lessee or, to Chase's knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Chase.

          (r) Interest Rate Risk Management Instruments. Any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Chase or one of its Subsidiaries or entered into by Chase or one of its Subsidiaries for the account of a customer of Chase or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed by Chase to be financially responsible at the time, and are legal, valid and binding obligations of Chase or one of its Subsidiaries and, to the best knowledge of Chase, of the other parties thereto, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, in each case except as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Chase. Chase and each of its Subsidiaries have duly performed all of their respective obligations thereunder to the extent that such obligations to perform have accrued, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chase, and, to the best knowledge of Chase, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Chase.

          (s) Intellectual Property. Chase and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications
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

     for registration of any of the foregoing) (collectively, the "Chase Intellectual Property") necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Chase Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Chase. Neither Chase nor any such Subsidiary has received any notice of infringement of or conflict with, and to Chase's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Chase Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Chase.

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Chase Securities Inc., and Chase agrees to indemnify Morgan and to hold Morgan harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Chase or its affiliates.

          (u) Opinion of Chase Financial Advisor. Chase has received the opinion of its financial advisor, Chase Securities Inc., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Chase and the holders of Chase Common Stock.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Covenants of Morgan. During the period from the date of this Agreement and continuing until the Effective Time, Morgan agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or the Stock Option Agreements or to the extent that Chase shall otherwise consent in writing:

          (a) Ordinary Course. Morgan and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Morgan shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries' lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect which is material to Morgan, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Stock. Morgan shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) as provided in Section 5.12, (B) the declaration and payment of regular quarterly cash dividends on the Morgan Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement and regular cash dividends on the Morgan

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     Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement, in each case with usual record and payment dates for such dividends in accordance with Morgan's past dividend practice or as required by the terms of such preferred stock, and (C) for dividends by a wholly-owned Subsidiary of Morgan, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed or not required to be disclosed in the Morgan Disclosure Schedule).

          (c) Issuance of Securities. Morgan shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Morgan Common Stock upon the exercise of stock options issued under the Morgan Stock Plans and either outstanding on the date of this Agreement or thereafter issued as permitted by Sections 4.1(j) and 4.1(k), or pursuant to the Morgan Stock Option Agreement, (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of Morgan, and (iii) such issuances as may be necessary for Morgan and the Merger to qualify for "pooling of interests" accounting treatment.

          (d) Governing Documents, Etc. Morgan shall not amend or propose to amend its Certificate of Incorporation or By-laws or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Morgan.

          (e) No Acquisitions. Other than (i) acquisitions disclosed in the Morgan Disclosure Schedule, and (ii) acquisitions in existing or related lines of business of Morgan and its Subsidiaries the fair market value of the total consideration for which does not exceed $100,000,000 in the aggregate, Morgan shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries other than Morgan Bank, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business,
     (iii) acquisitions of control by a banking Subsidiary in its fiduciary capacity, (iv) investments made by small business investment company or venture capital Subsidiaries, acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business consistent with past practice, (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (vi) acquisitions of securities in the ordinary course of Morgan's or its Subsidiaries' underwriting, trading or market-making businesses consistent with past practice.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries other than Morgan Bank, (ii) dispositions referred to in Morgan SEC Documents filed prior to the date of this Agreement or as disclosed in the Morgan Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past
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     practice, and (iv) other activities in the ordinary course of business consistent with past practice, Morgan shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are material, individually or in the aggregate, to Morgan.

          (g) Indebtedness. Morgan shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness) or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Morgan or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Morgan to Morgan or to another Subsidiary of Morgan, or (iii) in the ordinary course of business consistent with past practice.

          (h) Other Actions. Morgan shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Morgan or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Stock Option Agreements, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(g).

          (i) Accounting Methods. Except as disclosed in Morgan SEC Documents filed prior to the date of this Agreement, Morgan shall not change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles as concurred in by Morgan's independent auditors.

          (j) Pooling and Tax-Free Reorganization Treatment. Morgan shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of Morgan to exercise its rights under the Stock Option Agreements.

          (k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, Morgan agrees as to itself and its Subsidiaries that, except as disclosed in the Morgan Disclosure Schedule, it will not, without the prior written consent of Chase (and subject in all cases to Morgan's obligations under Section 4.1(j)), (i) enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Morgan Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Morgan or a Subsidiary of Morgan and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or

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     employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreements; provided however, that any such payments or awards that result in an aggregate compensation expense for the 2000 fiscal year not exceeding 50% of consolidated total revenues, net, of Morgan for that year (the "maximum expense") shall not be regarded as a breach of Morgan's obligations hereunder; and provided further that payments of target awards under the 1998 Performance Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies shall be permitted in all events hereunder in accordance with the terms of such Plan, and any expense resulting therefrom shall not be taken into account when making any calculation pursuant to the previous proviso.

          (l) Tax Elections. Morgan shall not (i) change any tax election, annual tax accounting period or method of tax accounting in any material respect, (ii) file any material amended tax return, (iii) enter into any closing agreement relating to any material tax, (iv) settle any material tax claim or assessment, or (v) surrender any right to claim a material tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

          (m) Investment Portfolio. Morgan shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses.

          (n) No Liquidation. Morgan shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

          (o) Other Agreements. Morgan shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

     4.2. Covenants of Chase. During the period from the date of this Agreement and continuing until the Effective Time, Chase agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or the Stock Option Agreements or to the extent that Morgan shall otherwise consent in writing:

          (a) Ordinary Course. Chase and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Chase shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries' lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect which is material to Chase, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

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          (b) Dividends; Changes in Stock.  Chase shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) as provided in Section 5.12, (B) the declaration and payment of regular quarterly cash dividends on the Chase Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement and regular cash dividends on the Chase Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement, in each case with usual record and payment dates for such dividends in accordance with Chase's past dividend practice or as required by the terms of such preferred stock, and (C) for dividends by a wholly-owned Subsidiary of Chase, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed or not required to be disclosed in the Chase Disclosure Schedule).

          (c) Issuance of Securities. Chase shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Chase Common Stock upon the exercise of stock options issued under the Chase Stock Plans in accordance with the terms of the applicable Chase Stock Plan in effect on the date of this Agreement, issuances of stock options and other equity awards in the ordinary course of business consistent with past practices or issuances of Chase Common Stock pursuant to the Chase Stock Option Agreement, (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of Chase, (iii) issuances in respect of any acquisitions, mergers, share exchanges, consolidations, business combinations or similar transactions by Chase or its subsidiaries permitted by Section 4.2(e), including any financings therefor, and (iv) as disclosed in the Chase Disclosure Schedule.

          (d) Governing Documents. Chase shall not amend or propose to amend its Certificate of Incorporation or By-laws in any way that is materially adverse to Morgan or Morgan's stockholders or to Chase's ability to consummate the transactions contemplated hereby or by the Chase Stock Option Agreement or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Chase.

          (e) No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, "Acquisitions") provided that (A) the fair market value of the total consideration paid by Chase and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the Chase Disclosure Schedule, and (B) such Acquisitions do not present a material risk of making it materially more difficult to obtain the Requisite Regulatory Approvals, Chase shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire

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     any assets; provided, however, that the foregoing shall not prohibit (i)
     internal reorganizations or consolidations involving existing Subsidiaries other than Chase Bank, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business,
     (iii) acquisitions of control by a banking Subsidiary in its fiduciary capacity, (iv) investments made by small business investment company or venture capital Subsidiaries, acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business consistent with past practice, (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (vi) acquisitions of securities in the ordinary course of Chase's or its Subsidiaries' underwriting, trading or market-making businesses consistent with past practice.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries other than Chase Bank, (ii) dispositions referred to in Chase SEC Documents filed prior to the date of this Agreement or as disclosed in the Chase Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice, and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the Chase Disclosure Schedule, Chase shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are material, individually or in the aggregate, to Chase.

          (g) Indebtedness. Chase shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness) or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Chase or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Chase or another Subsidiary of Chase or (iii) in the ordinary course of business consistent with past practice.

          (h) Other Actions. Chase shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chase or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Stock Option Agreements, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(g).

          (i) Accounting Methods. Except as disclosed in Chase SEC Document filed prior to the date of this Agreement, Chase shall not change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles as concurred in by Chase's independent auditors.

          (j) Pooling and Tax-Free Reorganization Treatment. Chase shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of Chase to exercise its rights under the Stock Option Agreements.

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          (k) No Liquidation.  Chase shall not, and shall not permit any of its
     Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

          (l) Other Agreements. Chase shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

     4.3. Transition. In order to facilitate the integration of the operations of Morgan and Chase and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Morgan and Chase shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Each of Morgan and Chase shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where determined by Chase or Morgan, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing all matters concerning the affairs of the other party. Without in any way limiting the provisions of Section 5.2, Morgan and Chase, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other party, be entitled to review the operations and visit the facilities of the other party and its Subsidiaries at all times as may be deemed reasonably necessary by Chase or Morgan, as the case may be, in order to accomplish the foregoing arrangements.

     4.4. Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Morgan and Chase shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Morgan, Chase and each Subsidiary of Chase or Morgan that is a bank shall file all call reports with the appropriate bank regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall make available to the other party copies of all such reports promptly after the same are filed. Each of Morgan and Chase shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.5. Control of Other Party's Business. Nothing contained in this Agreement (including, without limitation, Section 4.3) shall give Chase, directly or indirectly, the right to control or direct the operations of Morgan and nothing contained in this Agreement shall give Morgan, directly or
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indirectly, the right to control or direct the operations of Chase prior to the
Effective Time. Prior to the Effective Time, each of Morgan and Chase shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1. Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Chase and Morgan shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Morgan stockholders at the Morgan Stockholders Meeting (as defined in Section 5.1(b)) and to the Chase stockholders at the Chase Stockholders Meeting (as defined in Section 5.1(c)) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Chase shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Chase Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). Each of Chase and Morgan shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Chase and Morgan shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary (but subject to the rights of each of Morgan and Chase to make a Change in Recommendation in accordance with Section 5.4(b)), no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of each party, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Chase shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Chase Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or

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supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Morgan and Chase.

     (b) Morgan shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Morgan Stockholders Meeting") for the purpose of obtaining the Required Morgan Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Morgan Recommendation (as defined below) pursuant to Section 5.4(b), shall use all reasonable best efforts to solicit the adoption of this Agreement by the Required Morgan Vote; and the Board of Directors of Morgan shall recommend adoption of this Agreement by the stockholders of Morgan to the effect as set forth in Section 3.1(n) (the "Morgan Recommendation") and shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Chase such recommendation or (y) take any other action or make any other statement in connection with the Morgan Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Morgan Recommendation"), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Morgan Recommendation, this Agreement shall be submitted to the stockholders of Morgan at the Morgan Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Morgan of such obligation.

     (c) Chase shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the "Chase Stockholders Meeting") for the purpose of obtaining the Required Chase Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Chase Recommendation (as defined below) pursuant to Section 5.4(b), shall use all reasonable best efforts to solicit the adoption of this Agreement by the Required Chase Vote; and the Board of Directors of Chase shall recommend adoption of this Agreement by the stockholders of Chase to the effect as set forth in Section 3.2(n) (the "Chase Recommendation") and shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Morgan such recommendation or (y) take any other action or make any other statement in connection with the Chase Stockholders Meeting inconsistent with such recommendation (a "Change in Chase Recommendation"), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Chase Recommendation, this Agreement shall be submitted to the stockholders of Chase at the Chase Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Chase of such obligation.

     (d) Morgan and Chase shall each use their reasonable best efforts to cause the Morgan Stockholders Meeting and the Chase Stockholders Meeting to be held on the same date.

     5.2. Access to Information. (a) Upon reasonable notice, Morgan and Chase shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Morgan and Chase shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this

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Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated September 9, 2000, between Morgan and Chase (the
"Confidentiality Agreement"), which Confidentiality Agreement will remain in full force and effect.

     (c) No such investigation by either Chase or Morgan shall affect the representations and warranties of the other.

     5.3. Reasonable Best Efforts. (a) Each of Morgan and Chase shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is reasonably likely to result in a condition or restriction on such party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(g). Each of Morgan and Chase will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

     (b) Chase agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of Morgan's outstanding debt and other securities to the extent required by the terms of such securities and the instruments and agreements relating thereto.

     (c) Each of Morgan and Chase and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, the Stock Option Agreements or any other transactions contemplated hereby or thereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, the Stock Option Agreements and the other transactions contemplated hereby or thereby.

     5.4. Acquisition Proposals. (a) Chase and Morgan each agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) in the case of Morgan, and Section 4.2(e) in the case of Chase) or any purchase or sale of 20% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such
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person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"),
(ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

     (b) Notwithstanding anything in this Agreement to the contrary, either party to this Agreement or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in Morgan Recommendation or a Change in Chase Recommendation (as applicable, a "Change in Recommendation"), or (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C):

          (i) such party's stockholders meeting to vote on the adoption of this Agreement shall not have occurred,

          (ii) such party has complied in all material respects with this
     Section 5.4,

          (iii) its Board of Directors, after consultation with outside counsel, determines in good faith that failure to take such action would likely be inconsistent with its fiduciary duties under applicable law,

          (iv) in the case only of clause (B) above, (I) it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) (after giving effect to all of the concessions which may be offered by the other party to this Agreement pursuant to clause (III) below), (II) it has notified the other party to this Agreement, at least five business days in advance, of its intention to effect a Change in Recommendation, specifying the material terms and conditions of such Superior Proposal and furnishing to the other party to this Agreement a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, and (III) prior to effecting such a Change in Recommendation, it has, and has caused its financial and legal advisors to, negotiate with the other party to this Agreement in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (v) in the case only of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, its Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those contained in the Confidentiality Agreement, and

          (vi) it notifies the other party to this Agreement as promptly as practicable (and in any event within 24 hours of providing any confidential information or data to any person or entering into discussions or negotiations with any person), of such inquiries, proposals or
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     offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related available documentation or correspondence). Each of Chase and Morgan agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

     (c) Each of Chase and Morgan agrees that (i) it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) it will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and
(iii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Chase and Morgan agrees that it will use reasonable best efforts to promptly inform its respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

     (d) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

     (e) For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of Chase or Morgan, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Chase or Morgan, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to "20% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving voting securities of Chase or Morgan, as the case may be.

     (f) Any disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) made pursuant to clause (A) of Section 5.4(b) shall be deemed to be a Change in Recommendation unless the Board of Directors of the party making such disclosure expressly reaffirms the Morgan Recommendation or Chase Recommendation, as the case may be.

     5.5. Affiliates. At least 45 days prior to the Closing Date, Morgan shall deliver to Chase a letter identifying all persons who are, at the time this Agreement is submitted for approval to the Morgan Stockholders Meeting, "affiliates" of Morgan for purposes of Rule 145 under the Securities Act and/or Accounting Series Releases 130 and 135 of the SEC, and Chase shall deliver to Morgan a letter identifying all persons who are, at the time this Agreement is submitted for approval to the Chase Stockholders Meeting, "affiliates" of Chase for purposes of such Accounting Series Releases. Each of Chase and Morgan shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party at least 30 days prior to the Closing Date a written agreement, substantially in the form attached as Exhibits 5.5(a)(i)

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and (ii) (in the case of persons named in the letter delivered by Morgan) or
Exhibit 5.5(b) (in the case of persons named in the letter delivered by Chase).

     5.6. Stock Exchange Listing. Chase shall use all reasonable efforts to cause (i) the shares of Chase Common Stock to be issued in the Merger, (ii) the shares of Chase Common Stock to be reserved for issuance upon exercise of Morgan Stock Options (as defined below), and (iii) the shares of Chase Merger Preferred Stock to be issued in the Merger in exchange for the Morgan Series A Preferred Stock and the Morgan Series H Preferred Stock (or depositary shares in respect thereof), each to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.7. Employee Benefit Plans. (a) Chase and Morgan agree that, unless otherwise mutually determined, the Chase Benefit Plans and Morgan Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the parties shall negotiate in good faith to formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the Chase Benefit Plans and Morgan Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services after the Effective Time on a basis that does not discriminate between employees who were covered by the Chase Benefit Plans and employees who were covered by the Morgan Benefit Plans.

     (b) Except as otherwise provided in Section 5.8, in the case of Morgan Benefit Plans under which the employees' interests are based upon Morgan Common Stock, Chase and Morgan agree that such interests shall be based on Chase Common Stock in an equitable manner.

     (c) With respect to Benefit Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in the preceding paragraphs of this Section 5.7 shall apply to the extent the application of such principles does not violate applicable foreign law.

     5.8. Stock Options, SARs and Restricted Stock Units. At the Effective Time, each outstanding option to purchase shares of Morgan Common Stock (a "Morgan Stock Option") and each outstanding stock appreciation right (a "Morgan SAR") or restricted stock unit (a "Morgan Unit") issued pursuant to any Morgan Stock Plan, whether vested or unvested, shall be assumed by Chase. Each Morgan Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Morgan Stock Option, the same number of shares of Chase Common Stock as the holder of such Morgan Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, rounded, if necessary, down, to the nearest whole share, at a price per share equal to
(y) the exercise price per share of the shares of Morgan Common Stock otherwise purchasable pursuant to such Morgan Stock Option divided by (z) the Exchange Ratio; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above; and provided further, that notwithstanding any other provisions of this Section 5.8(a), if use of the above methods would disqualify the Merger as a "pooling of interests" for financial accounting purposes, then such methods will be adjusted to the extent necessary to preserve such accounting treatment.

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     (b) Each holder of a Morgan SAR shall be entitled to that number of stock appreciation rights of Chase ("Chase SARs"), determined in the same manner as set forth above with respect to Morgan Stock Options assumed by Chase. Each holder of a Morgan Unit shall be entitled to that number of restricted stock units of Chase determined by multiplying the number of Morgan Units held by such holder immediately prior to the Effective Time by the Exchange Ratio.

     (c) As soon as practicable after the Effective Time, Chase shall deliver to the holders of Morgan Stock Options, Morgan SARs and Morgan Units appropriate notices setting forth such holders' rights pursuant to the Morgan Stock Plans and the agreements evidencing the grants of such Morgan Stock Options, Morgan SARs or Morgan Units, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.8 after giving effect to the Merger and the assumption by Chase as set forth above). If necessary, Chase shall comply with the terms of the applicable Morgan Stock Plan and ensure, to the extent required by, and subject to the provisions of, Section 5.8(a) and such Plan, that Morgan Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Chase after the Effective Time.

     (d) Chase shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Chase Common Stock for delivery upon exercise of Morgan Stock Options assumed by it in accordance with this Section 5.8. As soon as practicable after the Effective Time, Chase shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Chase Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Chase shall administer the Morgan Stock Plans assumed pursuant to this Section 5.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Morgan Stock Plan complied with such rule prior to the Merger.

     5.9. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in the Stock Option Agreements or in Section 7.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/ Prospectus and the Form S-4 shall be shared equally by Chase and Morgan.

     5.10. Governance; Name. (a) Following the date of this Agreement, Chase's Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be fifteen. Of the members of the initial Board of Directors of the Surviving Corporation at the Effective Time, nine shall be designated by Chase (and shall include the current Chief Executive Officer of Chase) and six shall be designated by Morgan (and shall include the current Chief Executive Officer of Morgan). No other employees of Chase or Morgan shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time. Chase's Board of Directors shall take all necessary action to cause the persons designated pursuant to the second preceding sentence to constitute the full Board of Directors of the Surviving Corporation at the Effective Time, and further to cause one of such designees of Morgan to be appointed to each of the Audit, Governance and Compensation and Benefits Committees of the Board of Directors of the Surviving Corporation promptly following the Effective Time. Chase's Board of Directors shall also take such actions as are necessary to cause the persons indicated in Exhibit 5.10(a) to be elected or appointed to the offices of the Surviving Corporation specified in such Exhibit as of the Effective Time.
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     (b) As of the Effective Time, the name of the Surviving Corporation shall be J.P. Morgan Chase & Co.

     5.11. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Morgan or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Morgan or any Subsidiary of Morgan, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) ("Indemnified Liabilities") (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Morgan pursuant to Morgan's Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Morgan and its Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by law.

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Morgan (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Morgan for such insurance ("Morgan's Current Premium"), and if such premiums for such insurance would at any time exceed 250% of Morgan's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Morgan's Current Premium. In the event that Chase acts as its own insurer for its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Chase's obligations under this Section 5.11(b) may be satisfied by such self-insurance, so long as Chase's senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not more than one rating grade lower than such ratings as in effect as of the date of this Agreement.

     (c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this
Section 5.11.

     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

     (e) The provisions of this Section 5.11 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

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

     5.12. Dividends. After the date of this Agreement, each of Chase and Morgan shall coordinate with the other the payment of dividends with respect to the Chase Common Stock and Morgan Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Chase Common Stock and Morgan Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Chase Common Stock and/or Morgan Common Stock or any shares of Chase Common Stock that any such holder receives in exchange for such shares of Morgan Common Stock in the Merger.

     5.13. Public Announcements. Chase and Morgan shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.

     5.14. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. Morgan shall have obtained the Required Morgan Vote in connection with the adoption of the Merger Agreement and Chase shall have obtained the Required Chase Vote in connection with the adoption of the Merger Agreement.

          (b) NYSE Listing. The shares of (i) Chase Common Stock to be issued in the Merger, (ii) Chase Common Stock to be reserved for issuance upon exercise of the Morgan Stock Options and (iii) Chase Merger Preferred Stock to be issued in the Merger in exchange for the Morgan Series A Preferred Stock and the Morgan Series H Preferred Stock (or depositary shares in respect thereof), shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not reasonably be expected to have a material adverse effect on the consummation of the Merger or on the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all
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     such Requisite Regulatory Approvals shall be in full force and effect.
     Chase shall have received all state securities or blue sky permits and other authorizations necessary to issue the Chase Common Stock and Chase Merger Preferred Stock in exchange for Morgan Common Stock and Morgan Preferred Stock and to consummate the Merger.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Federal or state Governmental Entity which makes the consummation of the Merger illegal.

          (f) Pooling. Chase and Morgan shall each have received letters from PricewaterhouseCoopers LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement, and such letters shall not have been withdrawn.

          (g) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Federal or state Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction (a "Burdensome Condition") upon the Surviving Corporation or its Subsidiaries which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

     6.2. Conditions to Obligations of Chase. The obligation of Chase to effect the Merger is subject to the satisfaction of the following conditions unless waived by Chase:

          (a) Representations and Warranties. The representations and warranties of Morgan set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chase or the Surviving Corporation following the Effective Time, and Chase shall have received a certificate signed on behalf of Morgan by the Chief Executive Officer and Chief Financial Officer of Morgan to such effect.

          (b) Performance of Obligations of Morgan. Morgan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Chase shall have received a certificate signed on behalf of Morgan by the Chief Executive Officer and Chief Financial Officer of Morgan to such effect.

          (c) Tax Opinion. Chase shall have received the opinion of Simpson Thacher & Bartlett, counsel to Chase, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Chase shall be entitled to rely upon customary representations and assumptions provided by Chase and Morgan that counsel to Chase reasonably deems relevant.

     6.3. Conditions to Obligations of Morgan. The obligation of Morgan to effect the Merger is subject to the satisfaction of the following conditions unless waived by Morgan:

          (a) Representations and Warranties. Each of the representations and warranties of Chase set forth in this Agreement shall be true and correct as of the date of this Agreement
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

     and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, a material adverse effect on Chase or the Surviving Corporation following the Closing Date, and Morgan shall have received a certificate signed on behalf of Chase by the Chairman and Chief Executive Officer and by the Vice Chairman-Finance or the Chief Financial Officer of Chase to such effect.

          (b) Performance of Obligations of Chase. Chase shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Morgan shall have received a certificate signed on behalf of Chase by the Chairman and Chief Executive Officer and the Vice Chairman-Finance or the Chief Financial Officer of Chase to such effect.

          (c) Tax Opinion. Morgan shall have received the opinion of Davis Polk & Wardwell, counsel to Morgan, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Morgan shall be entitled to rely upon customary representations and assumptions provided by Chase and Morgan that counsel to Morgan reasonably deems relevant.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of Morgan or Chase:

          (a) by mutual consent of Chase and Morgan in a written instrument;

          (b) by either Chase or Morgan, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

          (c) by either Chase or Morgan, upon written notice to the other party, if the Merger shall not have been consummated on or before June 30, 2001; provided, however, that the right to terminate this Agreement under this
     Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (d) by Chase, upon written notice to Morgan, if Morgan shall have (i) failed to make the Morgan Board Recommendation or effected a Change in Morgan Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Morgan Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with
     Section 5.1(a); or

          (e) by Morgan, upon written notice to Chase, if Chase shall have (i) failed to make the Chase Board Recommendation or effected a Change in Chase Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Chase Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a).

     7.2. Effect of Termination. (a) In the event of termination of this Agreement by either Morgan or Chase as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Chase or Morgan or their respective officers or directors, except with respect to Sections 3.1(t) and 3.2(t), Section 5.2(b), Section 5.9, this Section
7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

     (b) Chase shall pay Morgan, by wire transfer of immediately available funds, the sum of $1.25 billion (the "Chase Termination Fee") if this Agreement is terminated as follows:

          (i) if Morgan shall terminate this Agreement pursuant to Section 7.1(e), then Chase shall pay the Chase Termination Fee on the business day following such termination;

          (ii) if (A) either party shall terminate this Agreement pursuant to
     Section 7.1(c), (B) the approval of the stockholders of Chase contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Required Chase Vote at the Chase Stockholders Meeting; and (C) at any time after the date of this Agreement and at or before the date of the Chase Stockholders Meeting an Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of Chase (a "Public Proposal" with respect to Chase), then Chase shall pay one-third of the Chase Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Chase or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Chase shall pay the remaining two-thirds of the Chase Termination Fee upon the date of such execution or consummation; and

          (iii) if (A) either party shall terminate this Agreement pursuant to
     Section 7.1(c), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Chase, and (C) following the occurrence of such Public Proposal, Chase shall have intentionally breached (and not cured after notice thereof) any representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur on or before the date specified in Section 7.1(c), then Chase shall pay one-third of the Chase Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Chase or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Chase shall pay the remaining two-thirds of the Chase Termination Fee upon the date of such execution or consummation.

If Chase fails to pay all amounts due to Morgan on the dates specified, then Chase shall pay all costs and expenses (including legal fees and expenses) incurred by Morgan in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Morgan.

     (c) Morgan shall pay Chase, by wire transfer of immediately available funds, the sum of $1.25 billion (the "Morgan Termination Fee") if this Agreement is terminated as follows:

          (i) if Chase shall terminate this Agreement pursuant to Section 7.1(d), then Morgan shall pay the Morgan Termination Fee on the business day following such termination;

          (ii) if (A) either party shall terminate this Agreement pursuant to
     Section 7.1(c), (B) the approval of the stockholders of Morgan contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Required Morgan Vote at the Morgan Stockholders Meeting, and (C) at any time after the date of this Agreement and at or before the date of the Morgan Stockholders Meeting there shall have been a Public Proposal with respect to Morgan, then Morgan shall pay one-third of the Morgan Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Morgan or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Morgan shall pay the remaining two-thirds of the Morgan Termination Fee on the date of such execution or consummation; and

          (iii) if (A) either party shall terminate this Agreement pursuant to
     Section 7.1(c), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Morgan, (C) following the occurrence of such Public Proposal, Morgan shall have intentionally breached (and not cured after notice thereof) any representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur on or before the date specified in Section 7.1(c), then Morgan shall pay one-third of the Morgan Termination Fee on the business day following such termination; and if (D) within eighteen
     (18) months of the date of such termination of this Agreement, Morgan or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Morgan shall pay the remaining two-thirds of the Morgan Termination Fee upon the date of such execution or consummation.

If Morgan fails to pay all amounts due to Chase on the dates specified, then Morgan shall pay all costs and expenses (including legal fees and expenses) incurred by Chase in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Chase.

     7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Morgan or of Chase, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Stock Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

        (a) if to Chase, to

        The Chase Manhattan Corporation
        270 Park Avenue
        New York, N.Y. 10017
        Attention: William H. McDavid, Esq.
        Telecopy No.: (212) 270-4288

        with a copy to

        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, N.Y. 10017
        Attention: Richard I. Beattie, Esq.
                   Lee Meyerson, Esq.
        Telecopy No.: (212) 455-2502

        and

        (b) if to Morgan, to

        J.P. Morgan & Co. Incorporated
        60 Wall Street
        New York, N.Y. 10260
        Attention: Edward J. Kelly III
        Telecopy No.: (212) 648-5484

        with a copy to

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, NY 10017
        Attention: George R. Bason, Jr., Esq.
        Telecopy No.: (212) 450-4800

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 12, 2000. The phrases "known" or "knowledge" mean, with respect to either party to this Agreement, the actual knowledge of such party's executive officers after reasonable inquiry.

     8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Stock Option Agreements) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and
(b) except as provided in Section 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal Court or New York State Court sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Chase and Morgan have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of September 12, 2000.

                                          THE CHASE MANHATTAN CORPORATION

                                          By: /s/ WILLIAM B. HARRISON, JR.
                                            ------------------------------------
                                              Name: William B. Harrison, Jr.
                                              Title: Chairman and CEO

                                          J.P. MORGAN & CO. INCORPORATED

                                          By: /s/ DOUGLAS A. WARNER III
                                            ------------------------------------
                                              Name: Douglas A. Warner III
                                              Title: Chairman and CEO

                                                                         ANNEX B

              THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN
         RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of September 12, 2000 (this "Agreement"), by and between J.P. MORGAN & CO. INCORPORATED, a Delaware corporation ("Issuer"), and THE CHASE MANHATTAN CORPORATION, a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Issuer will be merged with and into Grantee, with Grantee being the surviving corporation (the "Merger"); and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement and the Chase Stock Option Agreement (as defined in the Merger Agreement), Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined in Section 2).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 31,596,653 shares (as adjusted as set forth herein, the "Option Shares") of common stock, par value $2.50 per share, of Issuer (the "Issuer Common Stock") at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") of $208.13; provided, that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock on the date hereof. Issuer shall make proper provision so that each Option Share issued upon exercise of the Option shall be accompanied by the applicable number of rights or other benefits as may be provided in any Issuer rights agreement or similar agreement that may be adopted after the date hereof.

          3. Exercise of Option.

          (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined in Section 3(b)); provided, that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof so long as, in the case of this clause (B), a Purchase Event has not occurred and could not occur in the future, (C) the date that Grantee's Total Profit equals $1.25 billion, and (D) the date which is 90 days after the occurrence of a Purchase Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and provided, further, that Grantee shall have sent the written notice of such exercise (as provided in Section 3(d)) within 90 days following such Purchase Event. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

          (b) As used herein, a "Purchase Event" means any of the following events:

             (i) prior to the termination of the Merger Agreement, without Grantee's prior written consent, Issuer or any of its Subsidiaries shall have entered into one or more agreements with any person (other than Grantee or any Subsidiary of Grantee) to effect, or effected, in a single transaction or a series of related transactions, any Acquisition Proposal;

             (ii) prior to the termination of the Merger Agreement, any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock or other voting securities representing 20% or more of the voting power of Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC); or

             (iii) the occurrence of an event the result of which is that the aggregate fee or fees required to be paid by Issuer pursuant to Section 7.2(c) of the Merger Agreement equals $1.25 billion.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

     (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, that if the Closing cannot be consummated by reason of any applicable law, rule, regulation or order or the need to obtain any necessary approvals or consents of applicable Governmental Entities, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification or application to, approval of or authorization by any Governmental Entity is required in connection with such purchase, Issuer shall use its reasonable best efforts to cooperate with Grantee in the prompt filing of the required notice or application for approval or authorization, and the Closing shall occur immediately following the date on which such approvals have been obtained and any required notification or waiting periods have expired.

     (e) Notwithstanding Section 3(d), in no event shall any Closing Date be more than six months after the related Notice Date, and if the Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval or consent, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event
(i) Grantee receives official notice that an approval or consent of any Governmental Entity required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval or consent, Grantee shall be entitled to exercise the Option (whether or not the Option would have otherwise terminated) in connection with the resale of

Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10. The provisions of this Section 3 and Section 4 shall apply with appropriate adjustments to any such exercise.

     4. Payment and Delivery of Certificates.

     (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer (provided that the failure or refusal of Issuer to designate a bank account shall not preclude Grantee from exercising the Option), an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 14(f).

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid, validly issued and non-assessable, free and clear of all liens, claims, charges, security interests or other encumbrances ("Liens") other than those created by the express terms of this Agreement, and subject to no preemptive or other similar rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO
       RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, regardless of whether the stock transfer books of Issuer are then closed or certificates representing such shares of Issuer Common Stock are then actually delivered to Grantee. Issuer shall pay all expenses, and any and all federal, foreign, state, and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Grantee or its assignee, transferee, or designee.

     (e) Issuer agrees (i) that it shall at all times maintain, free from Liens and preemptive or similar rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock then outstanding, (ii) that it will not, by charter amendment or through reorganization, recapitalization, consolidation, merger, dissolution, liquidation, spin-off, sale of assets or similar transaction, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, agreements, stipulations or conditions to be observed or performed hereunder by Issuer and (iii) that it will promptly take all action as may from time to time be required (including
(A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval or authorization of or notice or application to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to such Governmental Entities as may be required) in order to permit Grantee to exercise the Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto on a timely basis.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer and (assuming due authorization, execution and delivery by Grantee) constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance, upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock and other shares and securities which are at any time and from time to time purchasable upon exercise of the Option, and all such shares and other securities, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all Liens (other than those created by the express terms of this Agreement) and not subject to any preemptive or other similar rights.

          (c) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, regulation or order or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, that would in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

          (d) Board Action. The Board of Directors of Issuer has approved this Agreement and the consummation of the transactions contemplated hereby as required under Section 203 of the DGCL and, to its knowledge, any other applicable state takeover laws so that any such state takeover laws do not and will not apply to this Agreement or any of the transactions contemplated hereby (including the purchase of shares of Issuer Common Stock pursuant to the Option).

          (e) No Restrictions. No Delaware law applicable generally to corporations or, to Issuer's knowledge, other takeover statute applicable generally to corporations or similar corporate law and no provision of the certificate of incorporation or by-laws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (A) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (B) would or would purport to entitle any person to acquire securities of Issuer.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

          (a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and, subject to obtaining any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and (assuming due authorization, execution and delivery by Issuer) constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof in violation of any federal or state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and any applicable state securities laws.

     7. Adjustment upon Changes in Issuer Capitalization, Etc.

     (a) In the event of any change from time to time in Issuer Common Stock or any other shares or securities subject to the Option by reason of a stock dividend, subdivision, spinoff, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares, or dividend or distribution, other than regular cash dividends, on or in respect of the Issuer Common Stock, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or upon exercise of the Option), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants, agreements, representations or warranties in the Merger Agreement.

     (b) Without limiting the parties' relative rights, remedies, liabilities and obligations under the Merger Agreement or this Agreement, in the event that, prior to the termination of the Option, Issuer shall enter into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for another class or series of stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents having general voting power of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets (or those of its Subsidiaries taken as a whole) in one transaction or a series of related transactions, to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option; provided, that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 7 and the repurchase rights relating thereto shall be as set forth in Section 9; provided, further, that if a Purchase Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Market/Offer Price (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or at Grantee's election, any person that controls such surviving corporation, (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer's assets (or of the assets of its Subsidiaries taken as a whole).

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          (ii) "Market/Offer Price" shall mean the highest of (v) the highest price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (w) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (x) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), (y) the highest closing price for shares of Issuer Common Stock within the 12-month period immediately preceding the date on which the merger, consolidation, asset sale or other transaction in question is consummated, and (z) in the event of a sale of all or substantially all of Issuer's assets (or those of its Subsidiaries taken as a whole) an amount equal to (I) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized independent investment banking firm selected by Grantee, divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In calculating the Market/Offer Price, in the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

          (iii) "Average Price" shall mean the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if Substitute Common Stock is not quoted on the NYSE, the average closing sales price per share as quoted on the Nasdaq National Market System or, if the shares of Substitute Common Stock are not quoted thereon, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 12-month period immediately preceding the date of consummation of the consolidation, merger or sale in question; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, by the person merging into Issuer or by any company which controls such person, as Grantee may elect.

          (iv) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over
(ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

     (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

     8. Repurchase at the Option of Grantee.

     (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(c)) and prior to the termination of the Option pursuant to Section 3(a), Issuer (or any successor) shall repurchase from Grantee (x) the Option and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Market/Offer Price for each share of Issuer Common Stock over (y) the Purchase Price (as adjusted pursuant to
     Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Market/Offer Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the option has been exercised but the Closing Date has not occurred, payable, as adjusted pursuant to Section 7) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 5 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or
(ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the
                                       B-8
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number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; whereupon, in the case of clause
(ii), Issuer shall promptly (x) deliver to Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided, that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under this Section 8 until the expiration of such period of 30 business days. Grantee shall notify Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

     (c) As used herein, a "Repurchase Event" shall occur if (A) (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) has been consummated and (B) a Purchase Event shall have occurred prior to the termination of the Option.

     9. Repurchase of Substitute Option.

     (a) At the request of Grantee at any time, Substitute Option Issuer (or any successor) shall repurchase from Grantee (x) the Substitute Option and (y) all shares of Substitute Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 9 is referred to as the "Section 9 Request Date". Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

          (i) the aggregate purchase price paid by Grantee for any shares of Substitute Common Stock acquired pursuant to the Option or Substitute Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Substitute Applicable Price (as hereinafter defined) for each share of Substitute Common Stock over (y) the Substitute Option Price (as adjusted pursuant to Section 7) multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

          (iii) the excess, if any, of the Substitute Applicable Price over the purchase price paid (or in the case of shares with respect to which the Option or Substitute Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Substitute Common Stock with respect to which the Option or Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this Section 9, Substitute Option Issuer shall, within 5 business days after the Section 9 Request Date, pay the
Section 9 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing

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

the shares of Substitute Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 9 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Substitute Option as to the number of Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the sum of the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) and the number of shares covered by the portion of the Substitute Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Substitute Option Issuer shall promptly (x) deliver to Grantee that portion of the Section 9 Repurchase Consideration that Substitute Option Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 9 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 9 Repurchase Consideration or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided, that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Grantee shall notify Substitute Option Issuer of its determination under the preceding sentence within ten (10) business days of receipt of notice of disapproval of the repurchase.

     (c) For purposes of this Agreement, the "Substitute Applicable Price" means the highest closing sales price per share of Substitute Common Stock during the six months preceding the Section 9 Request Date.

     (d) Following the conversion of the Option into a Substitute Option, all references to "Issuer", "Issuer Common Stock" and "Section 8" contained herein shall also be deemed to be references to "Substitute Option Issuer", "Substitute Common Stock" and "Section 9", respectively.

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     10. Registration Rights.

     (a) Demand Registration Rights.  Issuer shall, subject to the conditions of
Section 10(c) below, if requested by any Grantee following a Purchase Event that occurs prior to the termination of the Option, including Grantee and any permitted transferee ("Selling Stockholder"), as expeditiously as possible prepare, file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Stockholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Stockholder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of any Selling Stockholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Stockholder), Issuer will cause all such shares for which a Selling Stockholder requests participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if in the reasonable good faith opinion of the underwriters for such offering, the inclusion of all such shares by the Selling Stockholder would materially interfere with the marketing of such offering (in which case Issuer shall register as many shares as possible without materially interfering with the marketing of the offering), or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Stockholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Stockholder bears to the total number of shares requested to be registered by all such Selling Stockholders then desiring to have Issuer Common Stock registered for sale.

     (c) Conditions to Required Registration. Issuer shall use its reasonable best efforts to cause each registration statement referred to in Section 10(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer or would require disclosure of nonpublic information that would materially and adversely affect Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) above:

          (i) prior to the earlier of (a) termination of the Merger Agreement pursuant to Article VII thereof and (b) a Purchase Event;

          (ii) on more than three occasions;

          (iii) within 90 days after the effective date of a registration referred to in Section 10(b) above pursuant to which the Selling Stockholder or Selling Stockholders concerned were afforded the opportunity to register all such shares under the Securities Act and shares were registered to the extent requested; and

          (iv) unless a request therefor is made to register at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of three months from the effective date of such registration statement. Issuer shall use its reasonable best efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 10 from any Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 10, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     Notwithstanding anything else in this Section 10, in lieu of complying with its obligations pursuant to a request made by any Grantee under this Section 10, Issuer may, at its election, repurchase the Option Shares requested to be registered by such Grantee at a purchase price per share equal to the average closing price of such Option Shares during the ten business days preceding the date on which Issuer gives notice to Grantee of its intention to repurchase such Option Shares (which notice shall be given no later than fifteen days after Grantee has given notice to Issuer of its election to exercise its registration rights under Section 10(a) or 10(b)).

     (d) Expenses. Except where applicable state law prohibits such payments and except for underwriting discounts or commissions and brokers' fees, Issuer will pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal fees and expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) above.

     (e) Indemnification. In connection with any registration under Section 10(a) or 10(b) above, Issuer hereby indemnifies the Selling Stockholders, and each underwriter thereof, including each person, if any, who controls such Selling Stockholders or underwriter within the meaning of Section 15 of the Securities Act, and including each director, officer, stockholder, partner, member, employee, representative and agent of any thereof, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each person, if any, who controls Issuer within the meaning of Section 15 of the Securities Act, and each director, officer, stockholder, partner, member, employee, representative and agent of Issuer shall be indemnified by such Selling Stockholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Selling Stockholders or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 10(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless
(i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Stockholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Stockholder to indemnify shall be several and not joint with other Selling Stockholders.

     In connection with any registration pursuant to Section 10(a) or 10(b) above, Issuer and each Selling Stockholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 10(e).

     (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Stockholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. Issuer shall at its expense provide the Selling Stockholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of the NASD or any stock exchange.

     (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Stockholders harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

     11. Quotation or Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, the Nasdaq National Market System or any other securities exchange or securities quotation system, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or any other securities to be acquired upon exercise of the Option on such securities exchange or securities quotation system and will use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Stock Option Agreement and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification to protect Issuer from any loss which it may suffer if this Agreement is replaced, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     13. Limitation of Grantee Profit. (a) Notwithstanding any other provision herein or in the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $1.25 billion (the "Maximum Profit"), and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option (and any Substitute Option),
(ii) deliver to Issuer, or the Substitute Issuer, as the case may be, for cancellation shares of Issuer Common Stock or Substitute Common Stock, as the case may be (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or the Substitute Issuer, as the case may be, (iv) reduce the amount of the Section 8 Repurchase Consideration or Section 9 Repurchase Consideration or (v) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions. Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in this Section 13(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option which at such time complies with this sentence.

     (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount (before taxes) of (A) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged), other than to a wholly-owned subsidiary of Grantee, or a repurchase of Option Shares by Issuer pursuant to Section 8 hereof, after payment of applicable brokerage or sales commissions and discounts, over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) all amounts received by Grantee upon the repurchase of the Option by Issuer pursuant to Section 8 hereof, plus (C) all equivalent net amounts with respect to the Substitute Option and any amounts paid pursuant to Section 7(f) hereof, plus (D) all amounts theretofore received by Grantee pursuant to Section 7.2(c) of the Merger Agreement, minus (ii) all amounts of cash previously paid to Issuer pursuant to Section 13(a) plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 13(a), which value shall be deemed to be the aggregate Purchase Price paid for such Option Shares (or other securities). For purposes of this Agreement, "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 13, transactions by a wholly-owned subsidiary transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

     (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any payment provided for in Section 7.2(c) of the Merger Agreement; provided, that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 13(a) within 15 days of the date on which Grantee has realized cash and/or property representing Total Profit in excess of Maximum Profit.

     14. Miscellaneous.

     (a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

     (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto (or their respective successors and assigns) (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h)) any rights, remedies, obligations or liabilities hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly-owned Subsidiary of Grantee (in which event the term "Grantee" as used herein shall be deemed to refer to such Subsidiary). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. For the avoidance of doubt, nothing in this paragraph (h) shall prohibit Issuer from engaging in a transaction contemplated by Section 7(b) in accordance with the provisions of Section 7(b), provided that the terms of this Agreement and the Merger Agreement shall remain applicable with respect to any such transaction.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or New York State court sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          J.P. MORGAN & CO. INCORPORATED

                                          By:  /s/ DOUGLAS A. WARNER III
                                            ------------------------------------
                                              Name: Douglas A. Warner III
                                              Title: Chairman and CEO

                                          THE CHASE MANHATTAN CORPORATION

                                          By: /s/ WILLIAM B. HARRISON, JR.
                                            ------------------------------------
                                              Name: William B. Harrison, Jr.
                                              Title: Chairman and CEO

                                                                         ANNEX C

              THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN
         RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of September 12, 2000 (this "Agreement"), by and between THE CHASE MANHATTAN CORPORATION, a Delaware corporation ("Issuer"), and J.P. MORGAN & CO. INCORPORATED, a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grantee will be merged with and into Issuer, with Issuer being the surviving corporation (the "Merger"); and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement and the Morgan Stock Option Agreement (as defined in the Merger Agreement), Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined in Section 2).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 260,464,725 shares (as adjusted as set forth herein, the "Option Shares") of common stock, par value $1.00 per share, of Issuer (the "Issuer Common Stock") at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") of $56.25; provided, that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock on the date hereof. Issuer shall make proper provision so that each Option Share issued upon exercise of the Option shall be accompanied by the applicable number of rights or other benefits as may be provided in any Issuer rights agreement or similar agreement that may be adopted after the date hereof.

          3. Exercise of Option.

          (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined in Section 3(b)); provided, that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof so long as, in the case of this clause (B), a Purchase Event has not occurred and could not occur in the future, (C) the date that Grantee's Total Profit equals $1.25 billion, and (D) the date which is 90 days after the occurrence of a Purchase Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and provided, further, that Grantee shall have sent the written notice of such exercise (as provided in Section 3(d)) within 90 days following such Purchase Event. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

          (b) As used herein, a "Purchase Event" means any of the following events:

             (i) prior to the termination of the Merger Agreement, without Grantee's prior written consent, Issuer or any of its Subsidiaries shall have entered into one or more agreements with any person (other than Grantee or any Subsidiary of Grantee) to effect, or effected, in a single transaction or a series of related transactions, any Acquisition Proposal;

             (ii) prior to the termination of the Merger Agreement, any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock or other voting securities representing 20% or more of the voting power of Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC); or

             (iii) the occurrence of an event the result of which is that the aggregate fee or fees required to be paid by Issuer pursuant to Section 7.2(b) of the Merger Agreement equals $1.25 billion.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

          (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, that if the Closing cannot be consummated by reason of any applicable law, rule, regulation or order or the need to obtain any necessary approvals or consents of applicable Governmental Entities, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification or application to, approval of or authorization by any Governmental Entity is required in connection with such purchase, Issuer shall use its reasonable best efforts to cooperate with Grantee in the prompt filing of the required notice or application for approval or authorization, and the Closing shall occur immediately following the date on which such approvals have been obtained and any required notification or waiting periods have expired.

          (e) Notwithstanding Section 3(d), in no event shall any Closing Date be more than six months after the related Notice Date, and if the Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval or consent, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Grantee receives official notice that an approval or consent of any Governmental Entity required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval or consent, Grantee shall be entitled to exercise the Option (whether or not the Option would have otherwise terminated) in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10. The provisions of this Section 3 and Section 4 shall apply with appropriate adjustments to any such exercise.

        4. Payment and Delivery of Certificates.

     (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer (provided that the failure or refusal of Issuer to designate a bank account shall not preclude Grantee from exercising the Option), an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 14(f).

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid, validly issued and non-assessable, free and clear of all liens, claims, charges, security interests or other encumbrances ("Liens") other than those created by the express terms of this Agreement, and subject to no preemptive or other similar rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO
       RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, regardless of whether the stock transfer books of Issuer are then closed or certificates representing such shares of Issuer Common Stock are then actually delivered to Grantee. Issuer shall pay all expenses, and any and all federal, foreign, state, and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Grantee or its assignee, transferee, or designee.

     (e) Issuer agrees (i) that it shall at all times maintain, free from Liens and preemptive or similar rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock then outstanding, (ii) that it will not, by charter amendment or through reorganization, recapitalization, consolidation, merger, dissolution, liquidation, spin-off, sale of assets or similar transaction, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, agreements, stipulations or conditions to be observed or performed hereunder by Issuer and (iii) that it will promptly take all action as may from time to time be required (including
(A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval or authorization of or notice or application to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to such Governmental Entities as may be required) in order to permit Grantee to exercise the Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto on a timely basis.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer and (assuming due authorization, execution and delivery by Grantee) constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance, upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock and other shares and securities which are at any time and from time to time purchasable upon exercise of the Option, and all such shares and other securities, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all Liens (other than those created by the express terms of this Agreement) and not subject to any preemptive or other similar rights.

          (c) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, regulation or order or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, that would in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

          (d) Board Action. The Board of Directors of Issuer has approved this Agreement and the consummation of the transactions contemplated hereby as required under Section 203 of the DGCL and, to its knowledge, any other applicable state takeover laws so that any such state takeover laws do not and will not apply to this Agreement or any of the transactions contemplated hereby (including the purchase of shares of Issuer Common Stock pursuant to the Option).

          (e) No Restrictions. No Delaware law applicable generally to corporations or, to Issuer's knowledge, other takeover statute applicable generally to corporations or similar corporate law and no provision of the certificate of incorporation or by-laws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (A) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (B) would or would purport to entitle any person to acquire securities of Issuer.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

          (a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and, subject to obtaining any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and (assuming due authorization, execution and delivery by Issuer) constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof in violation of any federal or state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and any applicable state securities laws.

     7. Adjustment upon Changes in Issuer Capitalization, Etc.

     (a) In the event of any change from time to time in Issuer Common Stock or any other shares or securities subject to the Option by reason of a stock dividend, subdivision, spinoff, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares, or dividend or distribution, other than regular cash dividends, on or in respect of the Issuer Common Stock, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or upon exercise of the Option), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or
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issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants, agreements, representations or warranties in the Merger Agreement.

     (b) Without limiting the parties' relative rights, remedies, liabilities and obligations under the Merger Agreement or this Agreement, in the event that, prior to the termination of the Option, Issuer shall enter into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for another class or series of stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents having general voting power of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets (or those of its Subsidiaries taken as a whole) in one transaction or a series of related transactions, to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option; provided, that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 7 and the repurchase rights relating thereto shall be as set forth in Section 9; provided, further, that if a Purchase Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Market/Offer Price (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or at Grantee's election, any person that controls such surviving corporation, (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer's assets (or of the assets of its Subsidiaries taken as a whole).

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          (ii) "Market/Offer Price" shall mean the highest of (v) the highest price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (w) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (x) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), (y) the highest closing price for shares of Issuer Common Stock within the 12-month period immediately preceding the date on which the merger, consolidation, asset sale or other transaction in question is consummated, and (z) in the event of a sale of all or substantially all of Issuer's assets (or those of its Subsidiaries taken as a whole) an amount equal to (I) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized independent investment banking firm selected by Grantee, divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In calculating the Market/Offer Price, in the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

          (iii) "Average Price" shall mean the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if Substitute Common Stock is not quoted on the NYSE, the average closing sales price per share as quoted on the Nasdaq National Market System or, if the shares of Substitute Common Stock are not quoted thereon, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 12-month period immediately preceding the date of consummation of the consolidation, merger or sale in question; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, by the person merging into Issuer or by any company which controls such person, as Grantee may elect.

          (iv) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over
(ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

     (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as
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defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

     8. Repurchase at the Option of Grantee.

     (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(c)) and prior to the termination of the Option pursuant to Section 3(a), Issuer (or any successor) shall repurchase from Grantee (x) the Option and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Market/Offer Price for each share of Issuer Common Stock over (y) the Purchase Price (as adjusted pursuant to
     Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Market/Offer Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the option has been exercised but the Closing Date has not occurred, payable, as adjusted pursuant to Section 7) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 5 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or
(ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the
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number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; whereupon, in the case of clause
(ii), Issuer shall promptly (x) deliver to Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided, that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under this Section 8 until the expiration of such period of 30 business days. Grantee shall notify Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

     (c) As used herein, a "Repurchase Event" shall occur if (A) (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) has been consummated and (B) a Purchase Event shall have occurred prior to the termination of the Option.

     9. Repurchase of Substitute Option.

     (a) At the request of Grantee at any time, Substitute Option Issuer (or any successor) shall repurchase from Grantee (x) the Substitute Option and (y) all shares of Substitute Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 9 is referred to as the "Section 9 Request Date". Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

          (i) the aggregate purchase price paid by Grantee for any shares of Substitute Common Stock acquired pursuant to the Option or Substitute Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Substitute Applicable Price (as hereinafter defined) for each share of Substitute Common Stock over (y) the Substitute Option Price (as adjusted pursuant to Section 7) multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

          (iii) the excess, if any, of the Substitute Applicable Price over the purchase price paid (or in the case of shares with respect to which the Option or Substitute Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Substitute Common Stock with respect to which the Option or Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this Section 9, Substitute Option Issuer shall, within 5 business days after the Section 9 Request Date, pay the
Section 9 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing

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the shares of Substitute Common Stock purchased thereunder with respect to which
Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 9 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option
Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Substitute Option as to the number of Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the sum of the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) and the number of shares covered by the portion of the Substitute Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Substitute Option Issuer shall promptly (x) deliver to Grantee that portion of the Section 9 Repurchase Consideration that Substitute Option Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 9 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 9 Repurchase Consideration or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided, that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time be fore the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Grantee shall notify Substitute Option Issuer of its determination under the preceding sentence within ten (10) business days of receipt of notice of disapproval of the repurchase.

     (c) For purposes of this Agreement, the "Substitute Applicable Price" means the highest closing sales price per share of Substitute Common Stock during the six months preceding the Section 9 Request Date.

     (d) Following the conversion of the Option into a Substitute Option, all references to "Issuer", "Issuer Common Stock" and "Section 8" contained herein shall also be deemed to be references to "Substitute Option Issuer", "Substitute Common Stock" and "Section 9", respectively.

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     10. Registration Rights.

     (a) Demand Registration Rights.  Issuer shall, subject to the conditions of
Section 10(c) below, if requested by any Grantee following a Purchase Event that occurs prior to the termination of the Option, including Grantee and any permitted transferee ("Selling Stockholder"), as expeditiously as possible prepare, file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Stockholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Stockholder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of any Selling Stockholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Stockholder), Issuer will cause all such shares for which a Selling Stockholder requests participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if in the reasonable good faith opinion of the underwriters for such offering, the inclusion of all such shares by the Selling Stockholder would materially interfere with the marketing of such offering (in which case Issuer shall register as many shares as possible without materially interfering with the marketing of the offering), or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Stockholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Stockholder bears to the total number of shares requested to be registered by all such Selling Stockholders then desiring to have Issuer Common Stock registered for sale.

     (c) Conditions to Required Registration. Issuer shall use its reasonable best efforts to cause each registration statement referred to in Section 10(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer or would require disclosure of nonpublic information that would materially and adversely affect Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) above:

          (i) prior to the earlier of (a) termination of the Merger Agreement pursuant to Article VII thereof and (b) a Purchase Event;

          (ii) on more than three occasions;

          (iii) within 90 days after the effective date of a registration referred to in Section 10(b) above pursuant to which the Selling Stockholder or Selling Stockholders concerned were afforded the opportunity to register all such shares under the Securities Act and shares were registered to the extent requested; and
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          (iv) unless a request therefor is made to register at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of three months from the effective date of such registration statement. Issuer shall use its reasonable best efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 10 from any Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 10, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     Notwithstanding anything else in this Section 10, in lieu of complying with its obligations pursuant to a request made by any Grantee under this Section 10, Issuer may, at its election, repurchase the Option Shares requested to be registered by such Grantee at a purchase price per share equal to the average closing price of such Option Shares during the ten business days preceding the date on which Issuer gives notice to Grantee of its intention to repurchase such Option Shares (which notice shall be given no later than fifteen days after Grantee has given notice to Issuer of its election to exercise its registration rights under Section 10(a) or 10(b)).

     (d) Expenses. Except where applicable state law prohibits such payments and except for underwriting discounts or commissions and brokers' fees, Issuer will pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal fees and expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) above.

     (e) Indemnification. In connection with any registration under Section 10(a) or 10(b) above, Issuer hereby indemnifies the Selling Stockholders, and each underwriter thereof, including each person, if any, who controls such Selling Stockholders or underwriter within the meaning of Section 15 of the Securities Act, and including each director, officer, stockholder, partner, member, employee, representative and agent of any thereof, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each
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person, if any, who controls Issuer within the meaning of Section 15 of the
Securities Act, and each director, officer, stockholder, partner, member, employee, representative and agent of Issuer shall be indemnified by such Selling Stockholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Selling Stockholders or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 10(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless
(i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Stockholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Stockholder to indemnify shall be several and not joint with other Selling Stockholders.

     In connection with any registration pursuant to Section 10(a) or 10(b) above, Issuer and each Selling Stockholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 10(e).

     (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Stockholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. Issuer shall at its expense provide the Selling Stockholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of the NASD or any stock exchange.

     (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Stockholders harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

     11. Quotation or Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, the Nasdaq National Market System or any other securities exchange or securities quotation system, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or any other securities to be acquired upon exercise of the Option on such securities exchange or securities quotation system and will use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Stock Option Agreement and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification to protect Issuer from any loss which it may suffer if this Agreement is replaced, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     13. Limitation of Grantee Profit. (a) Notwithstanding any other provision herein or in the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $1.25 billion (the "Maximum Profit"), and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option (and any Substitute Option),
(ii) deliver to Issuer, or the Substitute Issuer, as the case may be, for cancellation shares of Issuer Common Stock or Substitute Common Stock, as the case may be (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or the Substitute Issuer, as the case may be, (iv) reduce the amount of the Section 8 Repurchase Consideration or Section 9 Repurchase Consideration or (v) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions. Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in this Section 13(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option which at such time complies with this sentence.

     (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount (before taxes) of (A) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged), other than to a wholly-owned subsidiary of Grantee, or a repurchase of Option Shares by Issuer pursuant to Section 8 hereof, after payment of applicable brokerage or sales commissions and discounts, over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) all amounts received by Grantee upon the repurchase of the Option by Issuer pursuant to Section 8 hereof, plus (C) all equivalent net amounts with respect to the Substitute Option and any amounts paid pursuant to Section 7(f) hereof, plus (D) all amounts theretofore received by Grantee pursuant to Section 7.2(b) of the Merger Agreement, minus (ii) all amounts of cash previously paid to Issuer pursuant to Section 13(a) plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 13(a), which value shall be deemed to be the aggregate Purchase Price paid for such Option Shares (or other securities). For purposes of this Agreement, "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 13, transactions by a wholly-owned subsidiary transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

     (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any payment provided for in Section 7.2(b) of the Merger Agreement; provided, that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 13(a) within 15 days of the date on which Grantee has realized cash and/or property representing Total Profit in excess of Maximum Profit.

     14. Miscellaneous.

     (a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

     (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto (or their respective successors and assigns) (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h)) any rights, remedies, obligations or liabilities hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly-owned Subsidiary of Grantee (in which event the term "Grantee" as used herein shall be deemed to refer to such Subsidiary). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. For the avoidance of doubt, nothing in this paragraph (h) shall prohibit Issuer from engaging in a transaction contemplated by Section 7(b) in accordance with the provisions of Section 7(b), provided that the terms of this Agreement and the Merger Agreement shall remain applicable with respect to any such transaction.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or New York State court sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          THE CHASE MANHATTAN CORPORATION

                                          By: /s/ WILLIAM B. HARRISON, JR.
                                            ------------------------------------
                                              Name: William B. Harrison, Jr.
                                              Title: Chairman and CEO

                                          J.P. MORGAN & CO. INCORPORATED

                                          By:  /s/ DOUGLAS A. WARNER III
                                            ------------------------------------
                                              Name: Douglas A. Warner III
                                              Title: Chairman and CEO

                                                                         ANNEX D


[CHASE MANHATTAN CORPORATION LETTERHEAD]


November 21, 2000



Board of Directors


The Chase Manhattan Corporation


270 Park Avenue


New York, NY 10017



Members of the Board:



     You have informed us that The Chase Manhattan Corporation ("Chase") and J.P. Morgan & Co. Incorporated ("J.P. Morgan") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger of J.P. Morgan with and into Chase (the "Merger"). As set forth more fully in the Merger Agreement, as a result of the Merger, each share of Common Stock, par value $2.50 per share, of J.P. Morgan (the "J.P. Morgan Common Stock"), other than shares owned by J.P. Morgan or by Chase, all of which will be cancelled, will be converted into 3.7 shares (the "Exchange Ratio") of Common Stock, par value $1.00 per share, of Chase (the "Chase Common Stock").



     You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of Chase Common Stock of the Exchange Ratio in the Merger.



     In arriving at the opinion set forth below, we have, among other things:



      (a)reviewed the Merger Agreement;



     (b)reviewed the joint proxy statement-prospectus of Chase and J.P. Morgan relating to the Merger (the "Merger Proxy Statement")



     (c)reviewed certain publicly available business and financial information that we deemed relevant relating to Chase and J.P. Morgan and the respective industries in which they operate;



     (d)reviewed certain internal financial and operating data provided to us by the managements of Chase and J.P. Morgan relating to their respective businesses, including projections as to the amount and timing of the cost savings and the related expenses and synergies expected to result from the Merger (the "Expected Synergies");



     (e)discussed with members of the senior managements of Chase and J.P. Morgan, Chase's and J.P. Morgan's operations, historical financial statements and future prospects, before and after giving effect to the Merger, as well as their views of the business, operational and strategic benefits and other implications of the Merger, including the Expected Synergies, and such other matters as we deemed necessary or appropriate;


                    [CHASE MANHATTAN CORPORATION LETTERHEAD]

The Chase Manhattan Corporation


November 21, 2000


Page  2



     (f)compared the financial and operating performance of Chase and J.P. Morgan with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of the Chase Common Stock, J.P. Morgan Common Stock and certain publicly-traded securities of such other companies;



     (g)reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and



     (h)made such other analyses and examinations as we have deemed necessary or appropriate.



     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion, and have further relied upon the assurances of management of Chase and J.P. Morgan that they are not aware of any facts that would make such information inaccurate or misleading in any material respect. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Chase or J.P. Morgan, nor have we conducted a physical inspection of the properties and facilities of Chase or J.P. Morgan. We have assumed that the financial projection information as to the Expected Synergies provided to or discussed with us by or on behalf of Chase and J.P. Morgan have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Chase and J.P. Morgan as to the Expected Synergies.



     We have not been asked to consider, and this opinion does not in any manner address, the prices at which the Chase Common Stock or J.P. Morgan Common Stock will actually trade following the announcement or consummation of the Merger.



     For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Chase or J.P. Morgan are party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Chase of the Merger. We have further assumed that the Merger will be accounted for as a pooling of interests under U.S. generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.



     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of Chase Common Stock of the Exchange Ratio in the Merger and we express no opinion as to the merits of the underlying decision by Chase to engage in the Merger. This opinion does not constitute a recommendation to any holder of Chase Common Stock as to how such holder should vote with respect to the Merger or any matter related thereto.

The Chase Manhattan Corporation


November 21, 2000


Page  3



     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to Chase in connection with the Merger and will receive a fee for our services, including for rendering this opinion. In addition, Chase has agreed to indemnify us for certain liabilities arising out of our engagement. Chase Securities Inc. is a wholly-owned subsidiary of Chase. Chase Securities Inc. and its affiliates have performed investment banking and other services for Chase in the past and have been compensated for such services. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Chase and J.P. Morgan for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.



     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Chase Common Stock.



                                          Very truly yours,


                                          /s/ CHASE SECURITIES INC.


                                          CHASE SECURITIES INC.

                                                                         ANNEX E


                                                                [JP MORGAN LOGO]


J.P. Morgan Securities Inc.



60 Wall Street


New York NY


10260-0060


                  November 21, 2000


                  The Board of Directors
                  J.P. Morgan & Co. Incorporated

                  Attention: Douglas A. Warner III
                             Chairman of the Board

                  Ladies and Gentlemen:

                       You have requested our opinion as to the fairness, from a
                  financial point of view, to the common stockholders of J.P. Morgan & Co. Incorporated (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with and into The Chase Manhattan Corporation (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of September 12, 2000 (the "Agreement"), between the Company and the Buyer, the Company will merge with and into the Buyer, and (i) the common stockholders of the Company will receive for each share of Common Stock, par value $2.50 per share, of the Company held by them consideration equal to 3.70 shares of the Buyer (the "Exchange Ratio") and (ii) holders of preferred stock of the Company will receive preferred stock of the Buyer having identical terms to the preferred stock now owned by such holders.


                       In arriving at our opinion, we have reviewed (i) the
                  Agreement; (ii) the Proxy Statement-Prospectus of the Company and the Buyer relating to the Merger; (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company and the Buyer; (vi) the audited financial statements of the Company and the Buyer for the fiscal year ended December 31, 1999, and the unaudited financial statements of the Company and the Buyer for the period ended September 30, 2000; (vii) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Buyer; (viii) certain internal financial analyses prepared by the Company and the Buyer and their respective managements; and (ix) the terms of other business combinations that we deemed relevant.


                       In addition, we have held discussions with certain
                  members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and

                                                                [JP MORGAN LOGO]

                  analyses and considered such other information as we deemed appropriate for the purposes of this opinion.


                       In giving our opinion, we have relied upon and assumed,
                  without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Buyer to which such analyses relate. We have also assumed that the Merger will be effected as a tax-free exchange and that the transaction contemplated by the Agreement and the Proxy Statement-Prospectus will be consummated as described in the Agreement and the Proxy Statement-Prospectus. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.


                       Our opinion is necessarily based on economic, market and
                  other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's stock will trade at any future time.

                       On the basis of and subject to the foregoing, it is our
                  opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the common stockholders of the Company.

                       This letter is provided to the Board of Directors of the
                  Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                  Very truly yours,


                  J.P. MORGAN SECURITIES INC.



                  /s/ EDWARD J. KELLY III

                                                                         ANNEX F

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such

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

     constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for

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

notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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